As filed with the Securities and Exchange Commission on April 20, 2004.

--------------------------------------------------------------------------------

                                                             File Nos. 333-_____
                                                                       811-07825

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-6

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     AND/OR

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 3  /x/

                 GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
                           (Exact Name of Registrant)

                         GLENBROOK LIFE AND ANNUITY COMPANY
                               (Name of Depositor)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

                            JOHN E. BUCHANAN, ESQUIRE
                         ALLSTATE LIFE INSURANCE COMPANY
                          3100 SANDERS ROAD, SUITE J5B
                           NORTHBROOK, ILLINOIS 60062


Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

This registrant hereby amends this registration statement on such date or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of Interest in the Glenbrook Life Variable Life Separate Account A under variable life insurance contracts.

AIM LIFETIME PLUS/SM/ VARIABLE LIFE INSURANCE

GLENBROOK LIFE AND ANNUITY COMPANY
544 LAKEVIEW PARKWAY
SUITE 300
VERNON HILLS, IL 60061
TELEPHONE (800) 822-8773                            PROSPECTUS DATED MAY 1, 2004
 -------------------------------------------------------------------------------
This prospectus describes the AIM LIFETIME PLUS/SM /VARIABLE LIFE INSURANCE CONTRACT, a modified single premium variable life insurance contract (the "CONTRACT") offered by Glenbrook Life and Annuity Company ("WE," "US," or the "COMPANY") for prospective insured persons ages 0-85. The Contract lets you, as the Contract Owner, pay a significant single premium and, subject to restrictions, additional premiums. This product is no longer available for new sales. Existing Contract holders rights and obligations will continue as described in the prospectus.

The minimum initial premium payment that the Company will accept is $10,000. Premiums are allocated to Glenbrook Life Variable Life Separate Account A (the "VARIABLE ACCOUNT"). The Variable Account invests in shares of the Funds of the AIM Variable Insurance Funds (the "TRUST"). The Trust currently has eighteen Funds (the "FUNDS") available for investment by the Variable Account. Not all of the Funds may be available for investment under your Contract. You should check with your representative for further information on the availability of the Funds.

There is no guaranteed minimum account value ("Account Value") for a Contract. Your account value in the Contract will vary up or down to reflect the investment experience of the Funds underlying the sub-accounts of the Variable Account (the "VARIABLE SUB-ACCOUNTS") to which you have allocated premiums. You bear the entire investment risk for all amounts so allocated. The Contract continues in effect so long as the cash surrender value ("Cash Surrender Value") is sufficient to pay the monthly charges under the Contract (the "MONTHLY DEDUCTION AMOUNT"). The Contract provides for an Initial Death Benefit shown on the Contract Data page. It may not be to your advantage to purchase variable life insurance either as a replacement for your current life insurance or if you already own a variable life insurance contract.


                    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
                    DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS,
                    NOR HAS IT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A
                    FEDERAL CRIME.
    IMPORTANT
                    THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS
     NOTICES        THAT HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL
                    INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS. HOWEVER, THE
                    CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED
                    BY SUCH INSTITUTIONS OR ANY FEDERAL REGULATORY AGENCY.
                    INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS,
                    INCLUDING POSSIBLE LOSS OF PRINCIPAL. THE CONTRACTS ARE NOT
                    FDIC INSURED.





                                 1  PROSPECTUS

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Glossary                                                                     3
--------------------------------------------------------------------------------
  Summary                                                                      4
--------------------------------------------------------------------------------
  Fee Table                                                                    7
--------------------------------------------------------------------------------
BUYING A CONTRACT                                                              9
--------------------------------------------------------------------------------
  Application                                                                  9
--------------------------------------------------------------------------------
  Premiums                                                                     9
--------------------------------------------------------------------------------
  Allocation of Premiums                                                       9
--------------------------------------------------------------------------------
INVESTMENT CHOICES                                                            11
--------------------------------------------------------------------------------
  Funds                                                                       11
--------------------------------------------------------------------------------
  Transfer of Account Value                                                   12
--------------------------------------------------------------------------------
  Market Timing and Excessive Trading                                         13
--------------------------------------------------------------------------------
  Trading Limitations                                                         13
--------------------------------------------------------------------------------
  Dollar Cost Averaging                                                       13
--------------------------------------------------------------------------------
  Automatic Fund Rebalancing Program                                          13
--------------------------------------------------------------------------------
  Voting Rights                                                               14
--------------------------------------------------------------------------------
ACCOUNT VALUE                                                                 14
--------------------------------------------------------------------------------
  Accumulation Units                                                          15
--------------------------------------------------------------------------------
  Accumulation Unit Values                                                    15
--------------------------------------------------------------------------------
  Account Statements                                                          15
--------------------------------------------------------------------------------
DEDUCTIONS AND CHARGES                                                        15
--------------------------------------------------------------------------------
  Monthly Deductions                                                          15
--------------------------------------------------------------------------------
     Cost of Insurance Charge                                                 15
--------------------------------------------------------------------------------
     Tax Expense Charge                                                       16
--------------------------------------------------------------------------------
     Administrative Expense Charge                                            16
--------------------------------------------------------------------------------
  Other Deductions                                                            16
--------------------------------------------------------------------------------
     Mortality and Expense Risk Charge                                        16
--------------------------------------------------------------------------------
     Annual Maintenance Fee                                                   16
--------------------------------------------------------------------------------
     Taxes Charged Against the Variable Account                               17
--------------------------------------------------------------------------------
     Charges Against the Funds                                                17
--------------------------------------------------------------------------------
     Withdrawal Charge                                                        17
--------------------------------------------------------------------------------
  Confinement Waiver Benefit                                                  17
--------------------------------------------------------------------------------

                                                                            PAGE

--------------------------------------------------------------------------------
  Due and Unpaid Premium Tax Charge                                           18
--------------------------------------------------------------------------------
DEATH BENEFITS                                                                19
--------------------------------------------------------------------------------
  Accelerated Death Benefit                                                   19
--------------------------------------------------------------------------------
  Changes to Specified Amount                                                 19
--------------------------------------------------------------------------------
  Beneficiary                                                                 19
--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY                                                          20
--------------------------------------------------------------------------------
  Contract Loans                                                              20
--------------------------------------------------------------------------------
  Amount Payable on Surrender of the Contract                                 20
--------------------------------------------------------------------------------
  Partial Withdrawals                                                         21
--------------------------------------------------------------------------------
  Payment Options                                                             21
--------------------------------------------------------------------------------
  Suspension of Payments                                                      22
--------------------------------------------------------------------------------
CONTRACT TERMS                                                                22
--------------------------------------------------------------------------------
  Changes to Contract Terms                                                   22
--------------------------------------------------------------------------------
  State Exceptions                                                            22
--------------------------------------------------------------------------------
  Change of Owner or Beneficiary                                              22
--------------------------------------------------------------------------------
  Assignment                                                                  22
--------------------------------------------------------------------------------
  Last Survivor Contracts                                                     22
--------------------------------------------------------------------------------
  Limit on Right to Contest                                                   22
--------------------------------------------------------------------------------
  Misstatement as to Age and Sex                                              22
--------------------------------------------------------------------------------
  Dividends                                                                   22
--------------------------------------------------------------------------------
  Lapse and Reinstatement                                                     23
--------------------------------------------------------------------------------
  Cancellation and Exchange Rights                                            23
--------------------------------------------------------------------------------
FEDERAL TAX MATTERS                                                           24
--------------------------------------------------------------------------------
OTHER INFORMATION                                                             26
--------------------------------------------------------------------------------
  The Company                                                                 26
--------------------------------------------------------------------------------
  The Variable Account                                                        26
--------------------------------------------------------------------------------
  Legal Proceedings                                                           26
--------------------------------------------------------------------------------
  Legal Matters                                                               26
--------------------------------------------------------------------------------
  Financial Statements                                                        26
--------------------------------------------------------------------------------
OBTAINING ADDITIONAL INFORMATION                                              27
--------------------------------------------------------------------------------















                                 2  PROSPECTUS

GLOSSARY
--------------------------------------------------------------------------------

As used in this prospectus, the following terms have the indicated meanings

ACCOUNT VALUE:                                    The aggregate value under a Contract of the
                                                  Variable Sub-Accounts and the Loan Account.
-----------------------------------------------------------------------------------------------------
ACCUMULATION UNIT:                                An accounting unit of measure used to calculate the
                                                  value of a Variable Sub-Account.
-----------------------------------------------------------------------------------------------------
AGE:                                              The Insured's age at the Insured's last birthday.
-----------------------------------------------------------------------------------------------------
CASH SURRENDER VALUE:                             The Cash Value less all Indebtedness and the Annual
                                                  Maintenance Fee, if applicable.
-----------------------------------------------------------------------------------------------------
CASH VALUE:                                       The Account Value less any: (1) applicable
                                                  withdrawal charges, and (2) due and unpaid Premium
                                                  Tax Charges.
-----------------------------------------------------------------------------------------------------
CODE OR INTERNAL REVENUE CODE:                    The Internal Revenue Code of 1986, as amended.
-----------------------------------------------------------------------------------------------------
CONTRACT ANNIVERSARY:                             The same day and month as the Contract Date for
                                                  each subsequent year the Contract remains in force.
-----------------------------------------------------------------------------------------------------
CONTRACT DATE:                                    The date on or as of which coverage under a
                                                  Contract becomes effective and the date from which
                                                  Contract Anniversaries, Contract Years and Contract
                                                  months are determined.
-----------------------------------------------------------------------------------------------------
CONTRACT OWNER:                                   The person having rights to benefits under the
                                                  Contract during the lifetime of the Insured; the
                                                  Contract Owner may or may not be the Insured.
-----------------------------------------------------------------------------------------------------
CONTRACT YEARS:                                   Annual periods computed from the Contract Date.
-----------------------------------------------------------------------------------------------------
DEATH BENEFIT:                                    The greater of: (1) the Specified Amount, or (2)
                                                  the Account Value on the date of death multiplied
                                                  by the death benefit ratio as specified in the
                                                  Contract.
-----------------------------------------------------------------------------------------------------
FREE WITHDRAWAL AMOUNT:                           The amount of a surrender or partial withdrawal
                                                  that is not subject to a Withdrawal Charge. This
                                                  amount in any Contract Year is 10% of total
                                                  premiums paid.
-----------------------------------------------------------------------------------------------------
FUNDS:                                            The registered management investment companies in
                                                  which assets of the Variable Account may be
                                                  invested.
-----------------------------------------------------------------------------------------------------
INDEBTEDNESS:                                     All Contract loans, if any, and accrued loan
                                                  interest.
-----------------------------------------------------------------------------------------------------

                                 3  PROSPECTUS

INITIAL DEATH BENEFIT:                            The Initial Death Benefit under a Contract is shown
                                                  on the Contract Data page.
-----------------------------------------------------------------------------------------------------
INSURED:                                          The person whose life is insured under a Contract.
-----------------------------------------------------------------------------------------------------
LOAN ACCOUNT:                                     An account in the Company's General Account,
                                                  established for any amounts transferred from the
                                                  Variable Sub-Accounts for requested loans. The Loan
                                                  Account credits a fixed rate of interest that is
                                                  not based on and is different from the investment
                                                  experience of the Variable Account.
-----------------------------------------------------------------------------------------------------
MONTHLY ACTIVITY DATE:                            The day of each month on which the Monthly
                                                  Deduction Amount is deducted from the Account Value
                                                  of the Contract. Monthly Activity Dates occur on
                                                  the same day of the month as the Contract Date. If
                                                  there is no date equal to the Monthly Activity Date
                                                  in a particular month, the Monthly Activity Date
                                                  will be the last day of that month.
-----------------------------------------------------------------------------------------------------
MONTHLY DEDUCTION AMOUNT:                         A deduction on each Monthly Activity Date for the
                                                  cost of insurance charge, the tax expense charge
                                                  and the administrative expense charge.
-----------------------------------------------------------------------------------------------------
SPECIFIED AMOUNT:                                 The minimum death benefit under a Contract, equal
                                                  to the Initial Death Benefit on the Contract Date.
                                                  Thereafter it may change in accordance with the
                                                  terms of the partial withdrawal and the subsequent
                                                  premium provisions of the Contract. A withdrawal
                                                  reduces the Specified Amount in the same proportion
                                                  that the withdrawal reduces Account Value. A
                                                  subsequent premium payment increases the Specified
                                                  Amount only to the extent necessary for the
                                                  Contract to remain within the definition of a life
                                                  insurance contract under the Internal Revenue Code.
-----------------------------------------------------------------------------------------------------
VALUATION DATE:                                   Every day the New York Stock Exchange is open for
                                                  trading. The value of the Variable Account is
                                                  determined at the close of regular trading on the
                                                  New York Stock Exchange (currently 4:00 p.m.
                                                  Eastern Time) on each Valuation Day.
-----------------------------------------------------------------------------------------------------
VALUATION PERIOD:                                 The period between the close of regular trading on
                                                  the New York Stock Exchange on successive Valuation
                                                  Dates.
-----------------------------------------------------------------------------------------------------
VARIABLE ACCOUNT:                                 Glenbrook Life Variable Life Separate Account A, an
                                                  account established by the Company to separate the
                                                  assets funding the Contracts from other assets of
                                                  the Company.
-----------------------------------------------------------------------------------------------------
VARIABLE SUB-ACCOUNT:                             The subdivisions of the Variable Account used to
                                                  allocate a Contract Owner's Account Value, less
                                                  Indebtedness, among the Funds of the Trust.
-----------------------------------------------------------------------------------------------------

The following highlights certain features of the Contract. Please read the remainder of this prospectus for more information.


THE CONTRACT
The Contract is a life insurance contract with death benefits, cash values, and other traditional life insurance features. Because the Contract provides for an accumulation of Cash Value as well as a Death Benefit, described below, you can use the Contract for various individual and business financial planning purposes.

The Contract is "variable." Unlike the fixed benefits of ordinary whole life insurance, the Account Value will increase or decrease based on the investment experience of the Funds of the Trust to which you have allocated premiums. Similarly, the Death Benefit may increase or decrease under some circumstances. However, so long as the Contract remains in effect, the Death Benefit will not decrease below the Initial Death Benefit if you make no


                                 4  PROSPECTUS
withdrawals or loans. We credit each Contract with units ("Accumulation Units") to calculate Account Values. You may transfer the Account Value among the Variable Sub-Accounts.

 We issue the Contract on either a single life or a "last survivor" basis. For a discussion of how last survivor Contracts operate differently from single life Contracts, see "Last Survivor Contracts," page 22. In some states, the Contracts may be issued in the form of a group Contract. In those states, we will issue a certificate evidencing your rights under the group Contract. The terms "Contract" and "Contract Owner", as used in this prospectus, refer to and include such a certificate and certificate owner, respectively.


INVESTMENT CHOICES
The Contract currently offers 18 Variable Sub-Accounts to which you may allocate your premiums. Each Variable Sub-Account invests in shares of a corresponding Fund of the Trust. Please refer to the Fund prospectus for more information about the Funds. We have briefly summarized the investment objectives of the Funds below under "Investment Choices," page 11.


PREMIUMS
The Contract requires the Contract Owner to pay an initial premium of at least $10,000. You may make additional premium payments of at least $500 once in each Contract year, subject to certain additional conditions (see "The
Contract-Premiums" at page 9).

We reserve the right to obtain satisfactory evidence of insurability before accepting any additional premium payments requiring an increase in Specified Amount. We also reserve the right to reject an additional premium payment for any reason. Additional premium payments may require an increase in the Specified Amount in order for the Contract to meet the definition of a life insurance contract under the Internal Revenue Code. Additional premiums may also be paid at any time and in any amount necessary to avoid termination of the Contract.


DEATH BENEFIT
The Contract provides for an Initial Death Benefit shown on the Contract data page. The death benefit ("Death Benefit") payable under the Contract may be greater than the Initial Death Benefit. However, so long as the Contract continues in effect and if no withdrawals or loans are made, the Death Benefit will never be less than the Initial Death Benefit. At the death of the Insured while the Contract is in force, we will pay the Death Benefit (less any Indebtedness and certain due and unpaid Monthly Deduction Amounts) to the beneficiary. The Death Benefit, which is determined at the date of the Insured's death is the greater of (1) the Specified Amount, which is the then current value of the guaranteed death benefit under the Contract, or (2) the Account Value multiplied by the death benefit ratio set forth in the Contract. See "Death Benefits," page 19.


ACCOUNT VALUE
The Account Value of the Contract will increase or decrease to reflect (1) the investment experience of the Funds underlying the Variable Sub-Accounts to which you have allocated Account Value; (2) interest credited to the Loan Account; and
(3) deductions for the mortality and expense risk charge, the Monthly Deduction Amount, and the annual maintenance fee. There is no minimum guaranteed Account Value. You bear the risk of investment in the Variable Sub-Accounts. See "Account Value," pages 14-15.


CONTRACT LOANS
You may obtain one or both of two types of cash loans from the Company. Both types of loans are secured by your Contract. The maximum amount available for such loans is 90% of the Contract's Cash Value, less the sum of: the amount of all loans existing on the date of the loan request (including loan interest to the next Contract Anniversary), plus any annual maintenance fee due on or before the next Contract Anniversary, plus any due and unpaid Monthly Deduction Amounts. See "Access to Your Money-Contract Loans," page 20. Amounts received as a loan are subject to current taxation to the extent of accumulated earnings in the Contract and may be subject to a 10% penalty tax. See "Federal Tax Matters," page 24.


WITHDRAWALS
You may make partial withdrawals from your Contract. See "Access to Your Money--Partial Withdrawals," on page 21. Withdrawals may be subject to a withdrawal charge and unpaid premium tax charge. Partial withdrawals may reduce your Death Benefit. Earnings withdrawn will be subject to current taxation and may be subject to a 10% penalty tax.


LAPSE
Your Contract may terminate if its Cash Surrender Value on any Monthly Activity Date is less than the required Monthly Deduction Amount. We will give you written notice of the circumstance and 61 day grace period during which additional amounts may be paid to continue the Contract. See "Access to Your Money-Contract Loans," page 20 and "Lapse and Reinstatement," page 23.


CANCELLATION AND EXCHANGE RIGHTS
You have a limited period of time in which you may return your Contract for cancellation after you purchase it. We call this period of time the "cancellation period." The cancellation period (which varies by state) is specified in your Contract. If you choose to exercise this right, we may require that you return your Contract to us within the cancellation period following delivery of the Contract to you. We will then return to you, within 7 days thereafter, any premiums paid for the Contract adjusted, if applicable law permits, to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation. In those states where We are required to return the


                                 5  PROSPECTUS
premiums paid without such adjustment we reserve the right, if state law so permits, to allocate all premium payments made prior to the expiration of the cancellation period to the Money Market Variable Sub-Account of the Variable Account.

In addition, once the Contract is in effect, you may be able to exchange it during the first 24 months after its issuance for a permanent life insurance contract on the life of the Insured without submitting proof of insurability. We reserve the right to make available such a contract that is offered by us or any Company affiliated with us without evidence of insurability. See "Cancellation and Exchange Rights," page 23.


TAX CONSEQUENCES
Current federal tax law generally excludes all Death Benefit payments from the gross income of the Contract beneficiary. The Contracts generally will be treated as modified endowment contracts. This status does not affect the Contracts' classification as life insurance, nor does it affect the exclusion of Death Benefit payments from gross income. However, loans, distributions or other amounts received under a modified endowment contract are taxed to the extent of gain in the Contract (generally, the excess of Account Value over premiums paid) and may be subject to a 10% federal tax penalty. See "Federal Tax Matters," page 24.


CERTAIN RISKS OF INVESTING IN THE CONTRACT
Purchasing the Contract entails certain risks. For example, the Account Value of your Contract will rise or fall depending on the investment performance of the Variable Sub-Accounts (and their corresponding Funds) that you have selected. If the investment performance of Variable Sub-Accounts is poorer than expected or if sufficient premiums are not paid, the Contract may lapse, that is, terminate without value. Even if it does not lapse, it may not accumulate sufficient Account Value to fund the purpose for which you purchased the Contract.

Withdrawals and Contract loans may significantly affect current and future Account Value, Cash Surrender Value, or Death Benefit proceeds. Depending upon Variable Sub-Account investment performance and the amount of a withdrawal or Contract loan, the withdrawal (and the charges imposed thereon) or loan may cause a Contract to lapse. Withdrawals and Contract loans may have tax consequences. See "Contract Loans" and "Partial Withdrawals" under "Access to Your Money" on pages 20-21.

Because the Contract is designed to provide benefits on a long-term basis, before purchasing a Contract for a particular purpose you should consider whether the long-term nature of the Contract is consistent with the purpose for which you are considering it. The Contract is not suitable as a short-term savings vehicle. Using a Contract for a particular purpose may have tax consequences. (See "Federal Tax Matters," page 24.)

Please refer to the Trust prospectus for a comprehensive discussion of the risks of each Fund.










                                 6  PROSPECTUS

FEE TABLE
--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, making a withdrawal, or surrendering the Contract. The first table describes the fees and expenses that you will pay when you make a withdrawal, surrender the Contract, or transfer Account Value among the Variable Sub-Accounts.

                            Transaction Expenses
-------------------------------------------------------------------------------
        CHARGE             WHEN CHARGE IS DEDUCTED         AMOUNT DEDUCTED
-------------------------------------------------------------------------------
Withdrawal Charge (% of    Upon each withdrawal or          Maximum 7.75%*
initial withdrawal)               surrender
-------------------------------------------------------------------------------
Due and Unpaid Premium
Tax Charge (% of           Upon each withdrawal or
initial premium                   surrender                Maximum 2.25%**
withdrawn)
-------------------------------------------------------------------------------
Transfer Charges              Upon each transfer              $10.00***
-------------------------------------------------------------------------------
Accelerated Death
Benefit Administrative     Upon payment of benefit      Maximum of $250.00****
Fee
-------------------------------------------------------------------------------


   * Declines to 0.0% after 9 Contract Years. The applicable withdrawal charge depends on the Contract Year in which the withdrawal is made. See "Withdrawal Charge," for more details. Each Contract Year, you may withdraw up to 10% of the total amount of your premiums paid as of the date of withdrawal without incurring a Withdrawal Charge.

   **  Declines to 0.0% after 9 Contract Years. See "Due and Unpaid Premium Tax
    Charge" for more details. The applicable due and unpaid premium tax charge depends on the Contract Year in which the withdrawal is made. Each Contract Year, you may withdraw up to 15% of the total amount of your premiums paid as of the date of withdrawal without incurring a Due and Unpaid Premium Tax Charge.

   *** Applies solely to the thirteenth and subsequent transfers within a Contract Year excluding transfers due to dollar cost averaging or automatic fund rebalancing. Currently, we are waiving the transfer fee.

   ****Actual amount of benefit payment will be the amount you requested, reduced by the sum of (1) a 12-month interest discount to reflect the early payment; (2) the administrative fee; and (3) a pro-rata amount of any outstanding contract loan amount, and accrued loan interest.

The next table describes the fees and expenses that you will pay periodically during the time you own the Policy, not including Portfolio fees and expenses.

                    PERIODIC CHARGES, OTHER THAN PORTFOLIO ANNUAL EXPENSES
------------------------------------------------------------------------------------------------
        CHARGE              WHEN CHARGE IS          CURRENT AMOUNT      MAXIMUM AMOUNT DEDUCTED
                               DEDUCTED         DEDUCTED (ANNUAL RATE)
------------------------------------------------------------------------------------------------
Mortality and Expense
Risk Charge                     Daily           0.90% of average daily net   Same as current.
                                                assets
------------------------------------------------------------------------------------------------

Administrative Expense                          0.25% of Account Value on
Charge                         Monthly          the Monthly Activity        Same as current.
                                                Date
------------------------------------------------------------------------------------------------

                          Monthly (Contract     0.40% of Account Value on
Tax Expense Charge        Years 1 -10 only)     the Monthly Activity        Same as current.
                                                Date
------------------------------------------------------------------------------------------------

Cost of Insurance                               1.00% of Account Value on
/(1)/                                           the Monthly Activity
                                                Date/(//3//)/
                                                                             Ranges from $0.11 to
Special* -  Single             Monthly                                        $82.92 per $1,000 of net
Life Contract/(2)/                              0.90% of Account Value on    amount at
                                                the Monthly Activity         risk/(//4//,5)/
                                                Date/(3)/
------------------------------------------------------------------------------------------------

                                                1.00% of Account Value on
                                                the Monthly Activity
Representative Owner                            Date/(//3//)/
Age 53
                               Monthly
Special* - Single Life                          0.90% of Account Value on     $1.52 per $1,000 of
Contract                                        the Monthly Activity           net amount at risk/(//4//)/
                                                Date/(3)/
------------------------------------------------------------------------------------------------
Contract Maintenance        Each Contract              $35/(6)/          Same as current.
Fee                          Anniversary
------------------------------------------------------------------------------------------------
Policy Loan Interest           Annually                 8.00%           8.00%
------------------------------------------------------------------------------------------------




                                 7  PROSPECTUS

*   In some states, this underwriting classification is called "Rated."

(1) Cost of insurance charges vary based on the Insured's age, sex, underwriting class, Contract Year net amount at risk, and face amount. The maximum cost of insurance varies based on the Insured age, sex and underwriting class. The cost of insurance charges shown in the table may not be typical of the charges you will pay. Your Contract data page will indicate the guaranteed cost of insurance charge applicable to your Contract, and more detailed information concerning your cost of insurance charges is available on request by calling us at 1-800-822-8773.

(2) The Cost of Insurance Charge on the table assumes a special rating class single-life Contract. Contracts with the standard rating class and/or joint-life Contracts would have lower expenses as follows:

                                                                               CURRENT               MAXIMUM
                                                                                AMOUNT                AMOUNT
                                                                               DEDUCTED              DEDUCTED
                                        WHEN CHARGE      (ANNUAL RATE)        MAXIMUM AMOUNT       ANNUALLY FOR
                         CHARGE         IS DEDUCTED        (AS A % OF            DEDUCTED         REPRESENTATIVE
                                                         ACCOUNT VALUE     ANNUALLY (PER $1,000     OWNER (PER
                                                             ON THE            OF NET AMOUNT          $1,000
                                                       |MONTHLY ACTIVITY      AT RISK)/(2B)/          OF NET
                                                          DATE/(2A)/)                                 AMOUNT
                                                                                                  AT RISK)/(2B)/

-----------------------------------------------------------------------------------------------------------------
Standard -                                             Contract Years       Ranges from           $0.76 for male,
Single Life                                            1 -10: 0.65%         $0.06 to              age 53
Contract                                               Contract Years       $ 82.50 /(//2c//)/
                                                       11+: 0.55%

---------------------------------------                ----------------------------------------------------------
Standard -                                              Contract Years       Ranges from           $0.06 for
Joint Life                                             1 -10: 0.30%         $0.000145 to          attained
Contract                                               Contract Years       $79.16/(//2//d//)/    joint equal
                                                       11+: 0.20%                                 age 53

                                          Monthly

---------------------------------------                ----------------------------------------------------------
Special* -                                              Contract Years      Ranges from            $0.11 for
Joint Life                                             1 -10: 0.65%         $0.00061 to           attained
Contract                                               Contract Years       $82.92 /(2//e//)/     joint equal
                                                       11+: 0.55%                                 age 53

-----------------------------------------------------------------------------------------------------------------



   *   In some states, this underwriting classification is called "Rated."

   (2a) The current cost of insurance charge under the Contracts will never exceed the guaranteed maximum cost of insurance charge shown in your Contract.

   (2b) The net amount at risk is equal to the death benefit on the Monthly Activity Date minus the Account Value on that same date prior to assessing the Monthly Deduction Amount.

   (2c) Charge of $0.06 assumes a female insured age 10. Charge of $82.50 assumes a male insured age 99 or higher.

   (2d) Charge of $0.000145 assumes an attained joint equal age 18. Charge of $79.16 assumes an attained joint equal age 99 or higher.

   (2e) Charge of $0.00061 assumes an attained joint equal age 18. Charge of $82.92 assumes an attained joint equal attained age 99 or higher.

(3) The current cost of insurance charge under the Contracts will never exceed the guaranteed maximum cost of insurance charge shown in your Contract.

(4) The net amount at risk is equal to the death benefit on the Monthly Activity Date minus the Account Value on that same date prior to assessing the Monthly Deduction Amount.

(5) Charge of $0.11 assumes a female insured age 10. Charge of $82.92 assumes a male insured age 99 or higher.

(6) We will waive this charge if total premiums paid to date are $50,000 or more.



We assess a tax expense charge as described above. However, we do not currently assess a charge for federal income taxes that may be attributable to the operations of the Variable Account, although we may do so in the future. See "Deductions and Charges - Other Deductions - Taxes Charged Against the Variable Account," page 17.

The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. Advisors and/or other service providers of certain Funds may have agreed to waive their fees and/or reimburse Fund expenses in order to keep the Funds' expenses below specified

                                 8  PROSPECTUS
limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Fund's fees and expenses appears in the prospectus for each Fund.

 ANNUAL FUND EXPENSES
--------------------------------------------------------------------------------
                                 Minimum                      Maximum
--------------------------------------------------------------------------------
Total Annual Fund
Operating Expenses*
(expenses that are
deducted from Fund
assets, including
management fees,
distribution and/ or
service 12b-1 fees,                 0.66%                        1.30%
and other expenses)
--------------------------------------------------------------------------------



*Expenses are shown as a percentage of Fund average daily net assets (before any waiver or reimbursement) as of December 31, 2003.


BUYING A CONTRACT
--------------------------------------------------------------------------------


APPLICATION
To purchase a Contract, you must submit an application to Us. We will issue a Contract only on the lives of Insureds age 0-85 who supply evidence of insurability satisfactory to us. Acceptance is subject to our underwriting rules, and we reserve the right to reject an application for any lawful reason. If we do not issue a Contract, we will return the premium to the applicant. You must submit your application and obtain our approval before you pay your initial premium. The Contract Date also determines Monthly Activity Dates, Contract months, and Contract Years.

Once we have received the initial premium and approved the underwriting, we will issue the Contract on the date we have received the final requirement for issue. In the case of simplified underwriting, we will issue the Contract or deny coverage within 3 business days of receipt of premium. The Insured will be covered under the Contract, however, as of the Contract Date. Since the Contract Date will generally be the date the Company receives the initial premium, coverage under a Contract may begin before the Contract is actually issued (unless we receive the premium under a "conditional receipt," as discussed in the following paragraph). If the initial premium is over the limits we establish from time to time (currently $2,000,000), we will not accept the initial payment with the application without prior approval. In other cases, where we receive the initial payment with the application, we will provide fixed conditional insurance during underwriting according to the terms of a conditional receipt. The fixed conditional insurance will be the insurance applied for, up to a maximum that varies by age.


PREMIUMS
The Contract is designed to require a substantial initial premium payment and, subject to the conditions described below, additional premium payments.

The initial premium payment purchases a Death Benefit initially equal to the Contract's Specified Amount. The minimum initial payment is $10,000.

Under our current underwriting rules, which are subject to change, proposed Insureds are eligible for simplified underwriting without a medical examination if their application responses and anticipated initial premium payment meet simplified underwriting standards. Customary underwriting standards will apply to all other proposed Insureds.

The maximum initial premium currently permitted on a simplified underwriting basis varies with the issue age of the Insured according to the following table:


        SIMPLIFIED UNDERWRITING
                 Issue Age                     Maximum initial Premium*

------------------------------------------------------------------------
                   0-34                                   Not available
------------------------------------------------------------------------
                   35-44                      $                  15,000
------------------------------------------------------------------------
                   45-54
                                              $                  30,000
------------------------------------------------------------------------
                   55-64                      $                  50,000
------------------------------------------------------------------------
                   65-80                      $                 100,000
------------------------------------------------------------------------
                Over age 80                               Not available
------------------------------------------------------------------------


*These limits may vary by state.

Additional premium payments may be made at any time, subject to the following conditions:

.. only one additional premium payment may be made in any Contract Year;

.. each additional premium payment must be at least $500;

.. the attained age of the Insured must be less than 86 at the time that we receive any additional premium payments; and

.. absent submission of new evidence of insurability of the Insured, the maximum additional payment permitted in a Contract Year is the "Guaranteed Additional Payment." The Guaranteed Additional Payment is the lesser of (1) $5,000, or
  (2) a percentage of initial payment (5% for attained ages 40-70, and 0% for attained ages 20-39 and 71-90).

We reserve the right to obtain satisfactory evidence of insurability upon any additional premium payments requiring an increase in Specified Amount. We also reserve the right to reject any additional premium payment for any reason.

Additional premium payments may require an increase in Specified Amount in order for the Contract to remain

                                 9  PROSPECTUS
within the definition of a life insurance contract under Section 7702 of the Code.

Unless you request otherwise in writing, we will apply any additional premium payment received while a Contract loan is outstanding: first, as a repayment of Indebtedness, and second, as an additional premium payment, subject to the conditions described above. You may pay additional premiums at any time and in any amount necessary to avoid termination of the Contract without evidence of insurability.


ALLOCATION OF PREMIUMS
Upon completion of underwriting, We will either issue a Contract, or deny coverage and return all premiums. If we issue a Contract, we will allocate the initial premium payment on the date the Contract is issued according to the initial premium allocation instructions you specified in your application. Your premium payments are allocated to the Sub-Account(s) in the proportions that you have selected. We do not accept premium payments prior to the completion of underwriting. We reserve the right to allocate the initial premium to the Money Market Variable Sub-Account during the cancellation period in those states where state law requires premiums to be returned upon exercise of the cancellation right.

We will allocate any subsequent premium that we receive in the same manner as the initial premium, unless we have received different allocation instructions from the Contract owner. You may change your premium allocation upon written request to us at the address on the first page of this prospectus.




                                 10  PROSPECTUS

INVESTMENT CHOICES
--------------------------------------------------------------------------------

You may allocate your premium payments to up to 18 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Fund, listed below. Each Fund has its own investment objective(s) and policies. We briefly describe the Funds below. For more complete information about each Fund, including investment objectives, policies, expenses, charges and risks associated with the Fund, please refer to the prospectuses for the Funds. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts. You may obtain Fund prospectuses by calling us at 1-800-822-8773.


SERIES I SHARES:        FUND OBJECTIVE:*                 INVESTMENT ADVISOR
-------------------------------------------------------------------------------
AIM V.I. Aggressive     Long-term growth of capital.
 Growth Fund**
---------------------------------------------------------
AIM V.I. Balanced Fund  As high a total return as
                         possible, consistent with
                         preservation of capital.
---------------------------------------------------------
AIM V.I. Basic Value    Long-term growth of capital.
 Fund
---------------------------------------------------------
AIM V.I. Blue Chip      Long-term growth of capital
 Fund                    with a secondary objective of
                         current income.
---------------------------------------------------------
AIM V.I. Capital        Growth of capital.
 Appreciation Fund
---------------------------------------------------------
AIM V.I. Capital        Long-term growth of capital.
 Development Fund
---------------------------------------------------------
AIM V.I. Core Equity     Growth of capital.               A I M ADVISORS, INC.
 Fund
---------------------------------------------------------
AIM V.I. Dent           Long-term growth of capital.
 Demographic Trends
 Fund***
---------------------------------------------------------
AIM V.I. Diversified    High level of current income.
 Income Fund
---------------------------------------------------------
AIM V.I. Government     High level of current income
 Securities Fund         consistent with reasonable
                         concern for safety of
                         principal.
---------------------------------------------------------
AIM V.I. Growth Fund    Growth of capital.
---------------------------------------------------------
AIM V.I. High Yield     High level of current income.
 Fund
---------------------------------------------------------
AIM V.I. International  Long-term growth of capital.
 Growth Fund
---------------------------------------------------------
AIM V.I. Mid Cap Core   Long-term growth of capital.
 Equity
---------------------------------------------------------
AIM V.I. Money Market   As high level of current
 Fund                    income as is consistent with
                         the preservation of capital
                         and liquidity.
---------------------------------------------------------
AIM V.I. Premier        Long-term growth of capital
 Equity Fund             and income as a secondary
                         objective.
---------------------------------------------------------
INVESCO VIF-Technology  Seeks capital growth
 Fund****
---------------------------------------------------------
INVESCO VIF-Utilities   Seeks capital growth and
 Fund****                current income
-------------------------------------------------------------------------------

                          AIM VARIABLE INSURANCE FUNDS
*The investment objective(s) of each Fund may be changed by the Board of Trustees without shareholder approval.

**Due to the sometime limited availability of common stocks of small-cap companies that meet the investment criteria for AIM V.I. Aggressive Growth Fund, the Fund may periodically suspend or limit the offering of its shares. The Fund will be closed to new participants when Fund assets reach $200 million. During closed periods, the Fund will accept additional investments from existing participants.

***The AIM V.I. Dent Demographic Trends Fund is sub-advised by H.S. Dent Advisors, Inc.

****The INVESCO VIF-Technology Fund and the INVESCO VIF-Utilities Fund are sub-advised by INVESCO Institutional (N.A.), Inc.

AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE FUNDS IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE FUNDS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE FUNDS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

FUNDS MAY NOT BE MANAGED BY THE SAME FUND MANAGERS WHO MANAGE RETAIL MUTUAL FUNDS WITH SIMILAR NAMES. THESE FUNDS ARE LIKELY TO DIFFER FROM RETAIL FUNDS IN ASSETS, CASH FLOW, AND TAX MATTERS. ACCORDINGLY, THE HOLDINGS AND INVESTMENT RESULTS OF A FUND CAN BE EXPECTED TO BE HIGHER OR LOWER THAN THE INVESTMENT RESULTS OF RETAIL MUTUAL FUNDS.


                                 11  PROSPECTUS

INVESTMENT ADVISOR FOR THE FUNDS
A I M Advisors, Inc. ("AIM") serves as the investment advisor to each Fund. AIM was organized in 1976, and together with its domestic subsidiaries, manages or advises over 150 investment company Funds (including the Funds) encompassing a broad range of investment objectives. AIM is a wholly owned subsidiary of AIM Management Group, Inc. ("AIM Management"). AIM Management is a holding company engaged in the financial services business and is an indirect wholly owned subsidiary of AMVESCAP PLC. AMVESCAP PLC and its subsidiaries are an independent investment management group engaged in institutional investment management and retail mutual fund business in the United States, Europe, and the Pacific Region.

Certain of the Funds may sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Fund. The boards of directors or trustees of these Funds monitor for possible conflicts among separate accounts buying shares of the Funds. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, a Fund's board of directors or trustees may require a separate account to withdraw its participation in a Fund. A Fund's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.

We reinvest all investment income of and other distributions to each Variable Sub-Account arising from the corresponding Fund in additional shares of that Fund at net asset value. The income and both realized and unrealized gains or losses on the assets of each Variable Sub-Account are therefore separate and are credited to or charged against the Variable Sub-Account without regard to income, gains or losses from any other Variable Sub-Account or from any other business of Allstate. Allstate will purchase shares in the Funds in connection with premiums allocated to the corresponding Variable Sub-Account in accordance with Contract Owners' directions and will redeem shares in the Fund to meet Contract obligations or make adjustments in reserves, if any.

We reserve the right, subject to compliance with the law as then in effect, to make additions to, deletions from, or substitutions for the Fund shares underlying the Variable Sub-Accounts. If shares of a Fund should no longer be available for investment, or if, in the judgment of the Company's management, further investment in shares of a Fund should become inappropriate in view of the purposes of the Contracts, we may substitute shares of another Fund for shares already purchased, or to be purchased in the future, under the Contracts. We will not make any such substitution without notice to Contract Owners. We will also obtain prior approval of the Securities and Exchange Commission to the extent required by the 1940 Act. We reserve the right to establish additional Variable Sub-Accounts of the Variable Account, each of which would invest in shares of another Fund or Fund. Subject to Contract Owner approval, we also reserve the right to end the registration under the 1940 Act of the Variable Account or any other separate accounts of which it is the depositor or to operate the Variable Account as an investment management company under the 1940 Act.

The Funds may be subject to certain investment restrictions and policies which may not be changed without the approval of the majority of the shareholders of the Fund. See the prospectus for the Funds for further information.


TRANSFER OF ACCOUNT VALUE
While the Contract remains in force, and subject to our transfer rules then in effect, you may request that part or all of the Account Value of a particular Variable Sub-Account be transferred to other Variable Sub-Accounts. We reserve the right to impose a $10 charge on each such transfer in excess of 12 per Contract Year. However, there are no charges on transfers at the present time. The minimum dollar amount that you may transfer is shown on the Contract data page (currently there is no minimum) or the total amount in the Variable Sub-Account, whichever is less.

On days when the New York Stock Exchange ("NYSE") is open for trading, we will accept transfer requests if we receive them at (800) 822-8773 before the close of regular trading (currently 4:00 p.m., Eastern Time). We effect such telephone transfer requests at the next computed value. In the event that the NYSE closes early, i.e., before 4:00 p.m. Eastern Time, or in the event that the NYSE closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the NYSE on that particular day. We will not accept telephone requests received at any telephone number other than the number that appears in this paragraph or received after the close of trading on the NYSE.

Transfers by telephone may be made by the Contract Owner's agent of record or attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. The policy of the Company and its agents and affiliates is that they will not be responsible for losses resulting from acting upon telephone requests they reasonably believe to be genuine. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine; otherwise, we may be liable for any losses due to unauthorized or fraudulent instructions. The procedures we follow for transactions initiated by telephone include requirements that callers on behalf of a Contract Owner identify themselves and the Contract Owner by name and social security number or other identifying information. All transfer instructions by telephone are tape recorded.


                                 12  PROSPECTUS

Otherwise, you must submit transfer requests in writing, on a form we provide.

We may suspend, modify or terminate the telephone transfer privilege, as well as any other electronic or automated means we previously approved, at any time without notice.

As a result of a transfer, we will reduce the number of Accumulation Units credited to the Variable Sub-Account from which the transfer is made. The reduction is equal to the amount transferred divided by the Accumulation Unit Value of that Variable Sub-Account on the Valuation Date we receive the transfer request. Similarly, we will increase the number of Accumulation Units credited to the Variable Sub-Account to which the transfer is made. The increase is equal to the amount transferred divided by the Accumulation Unit Value of that Sub-Account on the Valuation Day we receive the transfer request.


MARKET TIMING & EXCESSIVE TRADING
The Contracts are intended for long-term investment. Market timing and excessive trading can potentially dilute the value of Variable Sub-Accounts and can disrupt management of a Portfolio and raise its expenses, which can impair Portfolio performance. Our policy is not to accept knowingly any money intended for the purpose of market timing or excessive trading. Accordingly, you should not invest in the Contract if your purpose is to engage in market timing or excessive trading, and you should refrain from such practices if you currently own a Contract.

We seek to detect market timing or excessive trading activity by reviewing trading activities. Portfolios also may report suspected market-timing or excessive trading activity to us. If we identify a pattern of market-timing or excessive trading activity, we will make further inquiry and may, depending on the circumstances, impose trading limitations as described below under "Trading Limitations" consistent with applicable law and the Contract. We will apply these limitations on a uniform basis to all Contract Owners we determine have engaged in market timing or excessive trading. Because there is no universally accepted definition of what constitutes market timing or excessive trading, we will use our reasonable judgment based on all of the circumstances.

While we seek to deter market timing and excessive trading in Variable Sub-Accounts, not all market timing or excessive trading is identifiable or preventable. Therefore, we cannot guarantee that we can prevent such trading activity in all cases or before it occurs.


TRADING LIMITATIONS
We reserve the right to limit transfers among the investment alternatives in any Contract year, or to refuse any transfer request, if:

.. we believe, in our sole discretion, that certain trading practices, such as excessive trading or market timing ("Prohibited Trading Practices"), by, or on behalf of, one or more Contract Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or on the share prices of the corresponding Portfolio or otherwise would be to the disadvantage of other Contract Owners; or

.. we are informed by one or more of the Portfolios that they intend to restrict the purchase, exchange, or redemption of Portfolio shares because of Prohibited Trading Practices or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract Owners.


DOLLAR COST AVERAGING
You may make transfers automatically through Dollar Cost Averaging while the Contract is in force. Dollar Cost Averaging permits you to transfer a specified amount every month (or some other frequency as may be determined by us) from any one Variable Sub-Account to any other Variable Sub-Accounts. The minimum amount that can be transferred is shown on the Contract data page (currently there is no minimum) or the total amount in the Variable Sub-Account whichever is less. The theory of Dollar Cost Averaging is that, if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in the Dollar Cost Averaging program does not assure you of a greater profit from your purchases under the program; nor will it prevent or alleviate losses in a declining market. We impose no additional charges upon participants in the Dollar Cost Averaging program. We do not count transfers under Dollar Cost Averaging toward the 12 free transfers per Contract Year currently permitted.


AUTOMATIC FUND REBALANCING PROGRAM
Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our Automatic Fund Rebalancing Program, we will automatically rebalance the Account Value in each Variable Sub-Account and return it to the desired percentage allocations. We will rebalance your account each quarter (or other intervals we may offer) according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing. The new allocation will be effective with the first rebalancing that occurs after we receive your written request. We are not responsible for rebalancing that occurs prior to receipt of your request.

                                 13  PROSPECTUS

  Example:

  Assume that you want your initial premium payment split among 2 Variable Sub-Accounts. You want 40% to be in the AIM V.I. High Yield Variable Sub-Account and 60% to be in the AIM V.I. Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the AIM V.I. High Yield Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings rebalanced quarterly, on the first day of the next quarter, we would sell some of your units in the AIM V.I. High Yield Variable Sub-Account and use the money to buy more units in the AIM V.I. Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

Transfers made under the Automatic Fund Rebalancing Program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee. Fund rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.


VOTING RIGHTS
In accordance with our view of presently applicable law, we will vote the shares of the Funds at regular and special meetings of its shareholders in accordance with instructions from Contract Owners (or their assignees, as the case may be) having a voting interest in the Variable Account. The number of shares of a Fund held in a Variable Sub-Account which are attributable to each Contract Owner is determined by dividing the Contract Owner's interest in that Variable Sub-Account by the per share net asset value of the corresponding Fund. We will vote shares for which we have not received instructions and shares that are not attributable to Contract Owners (i.e., shares we own) in the same proportion as we vote shares for which we have received instructions. If the 1940 Act or any rule promulgated to hereunder should be amended, however, or if our present interpretation should change and, as a result, we determine we are permitted to vote the shares of the Funds in our own right, we may elect to do so.

We determine the voting interests of the Contract Owner (or the assignee) in the Funds as follows: Contract Owners are entitled to give voting instructions to Allstate with respect to Fund shares attributable to them as described above, determined on the record date for the shareholder meeting for the Fund. Therefore, if a Contract Owner has taken a loan secured by the Contract, amounts transferred from the Sub-Account(s) to the Loan Account in connection with the loan (see "Access to Your Money--Contract Loans," page 20) will not be considered in determining the voting interests of the Contract Owner. Contract Owners should review the current prospectuses for the Funds to determine matters on which Fund shareholders may vote.

We may, when required by state insurance regulatory authorities, disregard voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of a Fund or to approve or disapprove an investment advisory contract for a Fund.

In addition, we may disregard voting instructions in favor of changes initiated by Contract Owners in the investment objectives or the investment adviser of a Fund if we reasonably disapprove of such changes. We will disapprove a change only if the proposed change is contrary to state law or prohibited by state regulatory authorities. If we do disregard voting instructions, we will include a summary of that action and the reasons therefore in the next periodic report to Contract Owners.


ACCOUNT VALUE
--------------------------------------------------------------------------------

We will compute the Account Value of a Contract on each Valuation Day. On the Contract Date, the Account Value is equal to the initial premium less the Monthly Deduction Amount for the first month. Thereafter, the Account Value will vary to reflect the investment experience of the Fund, the value of the Loan Account, any premium payments and withdrawals that you make, and all charges that we deduct. There is no minimum guaranteed Account Value, which means you could lose some or all of your investment.

The Account Value of a particular Contract is related to the Accumulation Unit Value of the Variable Sub-Accounts to which you have allocated premiums on the Contract. We calculate the Account Value on any Valuation Date by (1) multiplying the number of Accumulation Units credited to the Contract in each Variable Sub-Account as of the Valuation Date by the then Accumulation Unit Value of that Sub-Account, and then (2) adding the results for all the Sub-Accounts credited to the Contract to the value of the Loan Account. See "Account Value - Accumulation Unit Values," page 15.

ACCUMULATION UNITS
Amounts that you allocate to a Variable Sub-Account are used to purchase Accumulation Units. Each Variable Sub-Account has a separate value for its Accumulation Units that we call the "Accumulation Unit Value." Accumulation Unit Value is similar to, but not the same as, the share price of a mutual fund. To determine the number of Accumulation Units of each Variable Sub-

                                 14  PROSPECTUS

Account to allocate to your Contract, we divide (i) the amount of the premium payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your premium payment or transfer. For example, if we receive a $10,000 premium payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract. Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUES
The Accumulation Unit Value for each Variable Sub-Account will vary to reflect the investment experience of the corresponding Fund. We determine the Accumulation Unit Value on each Valuation Date by multiplying the Accumulation Unit Value for the particular Variable Sub-Account on the preceding Valuation Date by a "Net Investment Factor". We determine the Net Investment Factor for each Variable Sub-Account during a Valuation Period by first dividing (A) the net asset value per share of the corresponding Fund at the end of the current Valuation Period (plus the per share dividends or capital gains by that Fund if the ex-dividend date occurs in the Valuation Period then ended), by (B) the net asset value per share of that Fund at the end of the immediately preceding Valuation Period. We then subtract (C) the mortality and expense risk charge annual rate divided by 365 and multiplied by the number of calendar days in the current Valuation Period. You should refer to the prospectuses for the Funds for a description of how the shares of the Funds are valued.

All valuations in connection with a Contract (e.g., with respect to determining Account Value or with respect to determining the number of Accumulation Units to be credited to a Contract with each premium), other than determinations with respect to the initial premium and additional premiums requiring underwriting, will be made on the date we receive the corresponding request or payment in good order, at our service center (mailing address: P.O. Box 94039, Palatine, Illinois, 60094-4039; overnight address: 544 Lakeview Parkway, Suite 300, Vernon Hills, Illinois, 60061). However, if such date is not a Valuation Day, we will make such determination on the next succeeding Valuation Day.

We will suspend all procedures requiring valuation of the Variable Account, such as transfers, surrenders, payments, withdrawals and loans, on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the SEC, or on any day the SEC has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.


ACCOUNT STATEMENTS
At least once each Contract Year, we will send to each Contract Owner a statement showing the coverage amount and the Account Value of his or her Contract (indicating the number of Accumulation Units credited to the Contract in each Variable Sub-Account and the corresponding Accumulation Unit Value), and any outstanding loan secured by the Contract as of the date of the statement. The statement will also show premiums paid, Monthly Deduction Amounts under the Contract since the last statement, and any other information required by any applicable law or regulation.


DEDUCTIONS AND CHARGES
--------------------------------------------------------------------------------


MONTHLY DEDUCTIONS
On each Monthly Activity Date including the Contract Date, we will deduct from your Account Value attributable to the Variable Account a Monthly Deduction Amount to cover charges and expenses incurred in connection with your Contract. We deduct this amount from each Variable Sub-Account in proportion to your Account Value attributable to each Variable Sub-Account. We take all monthly deductions by canceling Accumulation Units of the Variable Account under your Contract. The Monthly Deduction Amount will vary from month to month. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. See "Contract Terms--Lapse and Reinstatement," page 23. The following is a summary of the monthly deductions and charges which constitute the Monthly Deduction Amount.

COST OF INSURANCE CHARGE. The cost of insurance charge primarily covers Allstate's anticipated mortality costs for standard and special risks. The current cost of insurance charge is deducted from your Account Value on each Monthly Activity Date. The monthly charge is equal to an annual percentage of your Account Value on the Monthly Activity Date, divided by 12. The current cost of insurance charge annual percentage depends on your rating class, type of Contract, and the Contract Year as follows:

     CURRENT COST OF INSURANCE CHARGE (ANNUAL RATE)
----------------------------------------------------------
Standard-Single Life Contract   Contract Years 1-10:0.65%
                                Contract Years 11+:0.55%
----------------------------------------------------------
Standard-Joint Life Contract    Contract Years 1-10:0.30%
                                Contract Years 11+:0.20%
----------------------------------------------------------
Special-Single Life Contract    Contract Years 1-10:1.00%
                                Contract Years 11+:0.90%
----------------------------------------------------------
Special-Joint Life Contract     Contract Years 1-10:0.65%
                                Contract Years 11+:0.55%
----------------------------------------------------------

                                 15  PROSPECTUS

However, the current cost of insurance charge will not exceed the guaranteed cost of insurance charge.The monthly guaranteed charge is equal to the maximum annual cost of insurance per $1,000 as indicated in the Contract (1) multiplied by the difference between the Death Benefit and the Account Value (both as determined on the Monthly Activity Date); (2) divided by $1,000; and (3) divided by 12. For standard risks, the guaranteed cost of insurance rate is based on the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. (Unisex rates may be required in some states). A table of guaranteed cost of insurance charges per $1,000 is included in each Contract.

However, We reserve the right to use rates less than those shown in the table. Special risks will be charged at a higher cost of insurance rate that will not exceed rates based on a multiple of the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday. The multiple will be based on the Insured's special rating class. In some states this underwriting classification is called "Rated." The guaranteed cost of insurance charge rates are applied to the difference between the Death Benefit determined on the Monthly Activity Date and the Account Value on that same date prior to assessing the Monthly Deduction Amount, because the difference is the amount for which the Company is at risk should the Death Benefit be then payable. The Death Benefit as computed on a given date is the greater of (1) the Specified Amount on that date, or (2) the Account Value on that date multiplied by the applicable Death Benefit ratio. (For an explanation of the Death Benefit, together with Examples, see "Death Benefits" on page 19.)

Because the Account Value (and, as a result, the amount for which the Company is at risk under a Contract) may vary from month to month, the cost of insurance charge may also vary on each Monthly Activity Date. Account Value may vary based upon the investment performance of the Sub-Accounts selected, additions of interest credited, deduction of charges or any other policy transactions. However, once we have assigned a risk rating class to an Insured when the Contract is issued, we will not change that rating class if additional premium payments or partial withdrawals increase or decrease the Specified Amount. The level of Specified Amount that an initial premium will purchase will vary based on age and sex. For example, a $10,000 initial premium paid by a male at age 45 would result in a Specified Amount of $39,998. If a female age 65 paid a $10,000 premium, the Specified Amount would be equal to $22,749.

TAX EXPENSE CHARGE. We will deduct monthly from the Account Value a tax expense charge equal to an annual rate of 0.40% of the Account Value on the Monthly Activity Date for the first ten Contract Years. This charge compensates Us primarily for premium taxes and similar assessments imposed by various states and local jurisdictions and for federal taxes related to our receipt of premiums under the Contract. The charge includes a premium tax charge of 0.25% and a federal tax charge of 0.15%. The 0.25% premium tax charge over ten Contract Years approximates Our average expenses for state and local premium taxes and similar assessments (2.5%). Premium taxes vary, ranging from zero to 3.5%. We will impose the premium tax charge regardless of a Contract owner's place of residence. Therefore, we take this charge whether or not any premium tax or similar assessment applies to your Contract. The charge may be higher or lower than any premium tax or assessment imposed. The 0.15% federal tax charge helps reimburse the Company for approximate expenses we incur for federal taxes under
Section 848 of the Code.

ADMINISTRATIVE EXPENSE CHARGE. We will deduct monthly from your Account Value an administrative expense charge equivalent to an annual rate of 0.25% of the Account Value on the Monthly Activity Date. This charge primarily compensates us for administrative expenses we incur in administering the Variable Account and the Contracts.


OTHER DEDUCTIONS
MORTALITY AND EXPENSE RISK CHARGE. We deduct from the assets of the Variable Account a daily charge equivalent to an annual rate of 0.90% (of average daily net assets) primarily to compensate us for the mortality risks and expense risks we assume in relation to the Contracts. The mortality risk assumed includes the risk that the cost of insurance charges specified in the Contract will be insufficient to meet claims. We also assume a risk that the Death Benefit will exceed the amount on which the cost of insurance charges were based, because we made that computation on the Monthly Activity Date preceding the death of the Insured. The expense risk we assume is that expenses we incur in issuing and administering the Contracts will exceed the administrative charges set by the Contract.

ANNUAL MAINTENANCE FEE. On each Contract Anniversary we will deduct a $35 annual maintenance fee from your Account Value. The fee will be deducted proportionately from each Variable Sub-Account in which you are invested. A full annual maintenance fee will be deducted if the Contract is terminated on any day other than the Contract Anniversary. This fee is primarily to help reimburse us for administrative and maintenance costs of the Contracts. Currently, we waive this charge for Contracts that have an aggregate premium which equals or exceeds the dollar amount indicated on your Contract data page (currently $50,000).

TAXES CHARGED AGAINST THE VARIABLE ACCOUNT. Currently, no charge is made to the Variable Account for federal income taxes that may be attributable to the operations of the Variable Account (as opposed to the federal tax related to our receipt of premiums under the Contract). We may, however, impose such a charge in the future. We may also assess charges for other taxes, if any, attributable to the Variable Account or this class of Contracts.

                                 16  PROSPECTUS

CHARGES AGAINST THE FUNDS. The Variable Account purchases shares of the Funds at net asset value. The net asset value of the Fund shares reflect Fund investment management fees and other operating expenses already deducted from the assets of the Funds. The Fund investment management fees and other operating expenses are a percentage of the average daily value of the net assets of the Funds. These fees and expenses are described in the prospectuses for the Funds. For a summary of the minimum and maximum Portfolio annual expenses see Fee Table page 7. We may receive compensation from the investment advisors or administrators of the Portfolios in connection with the administrative or other services we provide to the Portfolios.

WITHDRAWAL CHARGE. We may assess a withdrawal amount upon (1) surrender of the Contract, and (2) partial withdrawals in excess of the Free Withdrawal Amount. The Free Withdrawal Amount in any Contract Year is 10% of total premiums paid. Any Free Withdrawal Amount not taken in a Contract Year may not be carried forward to increase the Free Withdrawal Amount in any subsequent year.

Withdrawals in excess of the Free Withdrawal Amount will be subject to a withdrawal charge as set forth in the table below:

                                                   PERCENTAGE OF INITIAL
                 CONTRACT YEAR                       PREMIUM WITHDRAWN
-------------------------------------------------------------------------
                             1 - 3                         7.75%
-------------------------------------------------------------------------
                               4                           7.25%
-------------------------------------------------------------------------
                               5                           6.25%
-------------------------------------------------------------------------
                               6                           5.25%
-------------------------------------------------------------------------
                               7                           4.25%
-------------------------------------------------------------------------
                               8                           3.25%
-------------------------------------------------------------------------
                               9                           2.25%
-------------------------------------------------------------------------
                              10                           0.00%
-------------------------------------------------------------------------


We deduct any withdrawal charge from the amount withdrawn. We will not impose a withdrawal charge after the ninth Contract Year. In addition, we will not impose a withdrawal charge on any withdrawal to the extent that aggregate withdrawal charges and the federal tax portion of the tax expense charge imposed would otherwise exceed 9% of total premiums paid prior to the withdrawal. For purposes of assessing the withdrawal charge, we will treat withdrawals as coming from the initial premium payment first. However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay federal income taxes on the earnings portion of your withdrawal. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty. We may waive the withdrawal charge under certain circumstances if the Insured is confined to a qualified long-term care facility or hospital. See "Confinement Waiver Benefit," below.

We impose the withdrawal charge to cover a portion of the expense we incur in distributing the Contracts. This expense includes agents' commissions, underwriting and the costs associated with establishing policies.

CONFINEMENT WAIVER BENEFIT. Under the terms of an endorsement to the Contract, we will waive any withdrawal charges on partial withdrawals and surrenders of the Contract requested while the Insured is confined to a qualified long-term care facility or hospital for a period of more than 90 consecutive days. The period of confinement must begin 30 days or more after the issue date. The request must be made either during such confinement or within 90 days after the Insured is discharged from such confinement. The confinement must have been prescribed by a licensed medical doctor or a licensed doctor of osteopathy, operating within the scope of his or her license, and must be medically necessary. The prescribing doctor may not be the Insured, the Contract Owner, or any spouse, child, parent, grandchild, grandparent, sibling or in-law of the Contract Owner. "Medically necessary" means appropriate and consistent with the diagnosis and which could not have been omitted without adversely affecting the Insured's condition. The confinement waiver benefit may not be available in all states. In addition, its features may differ from those discussed above as required by state law. Please refer to the endorsement for further information. We reserve the right to discontinue the offering of the confinement waiver benefit endorsement upon the purchase of a new contract.

                                 17  PROSPECTUS

DUE AND UNPAID PREMIUM TAX CHARGE. During the first nine Contract Years, we impose a charge for due and unpaid premium tax on full or partial withdrawals in excess of the Free Withdrawal Amount. This charge is shown below, as a percent of the initial premium withdrawn:

           Contract               Percentage of Initial Premium
               Year                         Withdrawn
-----------------------------------------------------------------
                  1                           2.25%
-----------------------------------------------------------------
                  2                           2.00%
-----------------------------------------------------------------
                  3                           1.75%
-----------------------------------------------------------------
                  4                           1.50%
-----------------------------------------------------------------
                  5                           1.25%
-----------------------------------------------------------------
                  6                           1.00%
-----------------------------------------------------------------
                  7                           0.75%
-----------------------------------------------------------------
                  8                           0.50%
-----------------------------------------------------------------
                  9                           0.25%
-----------------------------------------------------------------
                 10                           0.00%
-----------------------------------------------------------------

After the ninth Contract Year, no due and unpaid premium tax charge will be imposed. The percentages indicated above are guaranteed not to increase. We deduct any due and unpaid premium tax charge from the amount withdrawn. For purposes of assessing the due and unpaid premium tax charge, we will treat withdrawals as coming from the initial premium payment first. However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay federal income taxes on the earnings portion of your withdrawal.


                                 18  PROSPECTUS

DEATH BENEFITS
--------------------------------------------------------------------------------

The Contracts provide for the payment of Death Benefit proceeds to the named beneficiary when the Insured under the Contract dies. We must receive written due proof of death of the Insured at 544 Lakeview Parkway, Suite 300, Vernon Hills, IL 60061 before paying a Death Benefit. The proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a grace period (if applicable). The Death Benefit determined on the date of the Insured's death equals the greater of (1) the Specified Amount or (2) the Account Value multiplied by the Death Benefit ratio. The ratios vary according to the attained age of the Insured and are specified in the Contract. Therefore, an increase in Account Value due to favorable investment experience may increase the Death Benefit above the Specified Amount; and a decrease in Account Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Amount).

                                    A          B
-----------------------------------------------------
Specified Amount                 $100,000   $100,000
-----------------------------------------------------
Insureds Age                           45         45
-----------------------------------------------------
Account Value on Date of Death   $ 48,000   $ 34,000
-----------------------------------------------------
Death Benefit Ratio                  2.15       2.15
-----------------------------------------------------


In Example A, the Death Benefit equals $103,200, i.e., the greater of (1) $100,000 (the Specified Amount); and (2) $103,200 (the Account Value at the Date of Death of $48,000 multiplied by the Death Benefit ratio of 2.15). This amount, less any Indebtedness and due and unpaid Monthly Deduction Amounts, constitutes the proceeds which we would pay to the beneficiary.

In Example B, the Death Benefit is $100,000, i.e., the greater of $100,000 (the Specified Amount) or $73,100 (the Account Value of $34,000 multiplied by the Death Benefit ratio of 2.15).

All or part of the proceeds may be paid in cash or applied under an income plan. See "Payment Options," page 21.


ACCELERATED DEATH BENEFIT
If the Insured becomes terminally ill, you may request an Accelerated Death Benefit in an amount up to the lesser of (1) 50% of the Specified Amount on the day we receive the request; or (2) $250,000 for all policies issued by the Company which cover the Insured. "Terminally ill" means an illness or physical condition of the Insured that, notwithstanding appropriate medical care, results in a life expectancy of 12 months or less. If the Insured is terminally ill as the result of an illness, the Accelerated Death Benefit is not available unless the illness occurred at least 30 days after the issue date. If the Insured is terminally ill as the result of an accident, the Accelerated Death Benefit is available if the accident occurred after the issue date. The minimum amount of death benefit we will accelerate is $10,000.

We will pay benefits due under the Accelerated Death Benefit provision upon our receipt of a written request from the Contract Owner and due proof that the Insured has been diagnosed as terminally ill. We also reserve the right to require supporting documentation of the diagnosis and to require (at our expense) an examination of the Insured by a physician of our choice to confirm the diagnosis. The amount of the payment will be the amount you requested, reduced by the sum of (1) a 12 month interest discount to reflect the early payment; (2) an administrative fee (not to exceed $250); and (3) a pro rata amount of any outstanding Contract loan and accrued loan interest.

After the payment has been made, we will reduce the Specified Amount, the Account Value and any outstanding Contract loan will be reduced on a pro rata basis.

We allow only one request for an Accelerated Death Benefit per Insured. The Accelerated Death Benefit may not be available in all states. Its features may differ from those discussed above as required by state law. Please refer to the Contract for further information.


CHANGES TO SPECIFIED AMOUNT
The Specified Amount equals the initial Death Benefit on the Contract Date. This Contract does not permit the Owner to change the Specified Amount at the Owner's discretion. However, certain actions taken by the Owner may cause the Specified Amount to increase or decrease. Partial withdrawals will reduce the Specified Amount in proportion to the reduction in Account Value. Additional purchase payments may increase the Specified Amount, but only to the minimum Specified Amount necessary in order to meet the definition of a life insurance contract under section 7702 of the Internal Revenue Code.

You should be aware that an increase in the Specified Amount may affect the cost of insurance charges. As explained above, we may deduct a larger amount of cost of insurance charges, because an increase in the Specified Amount also increases the net amount of risk under your Contract. An increase in the net amount of risk increases the maximum cost of insurance.


BENEFICIARY
When we receive due proof of the Insured's death, we will pay the Death Benefit proceeds to the beneficiary or beneficiaries who are named in the application for the Contract, unless you subsequently change the beneficiary. See "Change of Owner or Beneficiary," page 22. In that event, we will pay the Death Benefit proceeds to the beneficiary named in your last change of beneficiary request as provided for in the Contract. If a primary or contingent beneficiary dies before the Insured, that


                                 19  PROSPECTUS
beneficiary's interest in the Contract ends with that beneficiary's death. Only those beneficiaries who survive the Insured will be eligible to share in the Death Benefit proceeds. If no beneficiary survives the Insured, we will pay the Death Benefit proceeds of the Contract to you, if living, otherwise to your estate.


ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------


CONTRACT LOANS
While the Contract is in force, you may obtain, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), one or both of two types of cash loans from Us. These types include preferred loans and non-preferred loans (both described below). Both types of loans are secured by your Contract. The maximum amount available for a loan is 90% of the Contract's Cash Value, less the sum of:

.. the amount of all Contract loans existing on the date of the loan (including loan interest to the next Contract Anniversary),

.. any due and unpaid Monthly Deduction Amounts, and

.. any annual maintenance fee due on or before the next Contract Anniversary.

We will transfer the loan amount pro rata from each Variable Sub-Account attributable to your Contract (unless you specify otherwise) to the Loan Account. We will credit the amounts allocated to the Loan Account with interest at the "loan credited rate" set forth in the Contract. Loans will bear interest at rates we determine from time to time, but which will not exceed the maximum rate indicated in the Contract currently 8%, per year.

The amount of the Loan Account that equals the excess of the Account Value over the total of all premiums paid under the Contract net of (1) any premiums returned due to partial withdrawals, and (2) any prior loan balance, as determined on each Contract Anniversary, is considered a "preferred loan."

Preferred loans bear interest at a rate not to exceed the preferred loan rate set forth in the Contract. Loan interest payments are due on the Contract Anniversary. If unpaid, loan interest is added to the amount of the loan and will bear interest at the rates described in this paragraph. The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro rata basis from the Variable Sub-Accounts to the Loan Account on each Contract Anniversary.

If the aggregate outstanding loan(s) and loan interest secured by the Contract exceeds the Cash Value of the Contract, we will give you written notice that unless we receive an additional payment within 61 days to reduce the aggregate outstanding loan(s) secured by the Contract, the Contract may lapse. You may repay all or any part of any loan secured by a Contract while the Contract is still in effect. When you make loan repayments or interest payments, we will allocate the payment among the Variable Sub-Accounts in the same percentages as for subsequent premium payments (unless you request a different allocation), and we will deduct an amount equal to the payment from the Loan Account. Loan repayments and interest are credited on the Valuation Date that we receive them, or the next Valuation Date if we receive them after the close of regular trading on the New York Stock Exchange, currently 4:00 p.m., Eastern time. You must repay any outstanding loan at the end of a grace period before we will reinstate the Contract. See "Lapse and Reinstatement," page 23.

A loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of each Variable Sub-Account will apply only to the amount remaining in that Sub-Account. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the Variable Sub-Accounts earn more than the annual interest rate for amounts held in the Loan Account, a Contract Owner's Account Value will not increase as rapidly as it would have had no loan been made. If the Variable Sub-Accounts earn less than that rate, the Contract Owner's Account Value will be greater than it would have been had no loan been made. Also, if not repaid, the aggregate outstanding loan(s) plus unpaid accrued interest, will reduce the Death Benefit proceeds and Cash Surrender Value otherwise payable. For a discussion of the tax consequences of loans, see "Federal Tax Matters", on page 24.


AMOUNT PAYABLE ON SURRENDER OF THE CONTRACT
While the Contract is in force, you may elect, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), to fully surrender the Contract. Upon surrender, we will pay you or another person designated by you the Cash Surrender Value determined as of the day we receive your written request or the date you request, whichever is later. The Cash Surrender Value equals the Cash Value less the annual maintenance fee and any Indebtedness. We will pay the Cash Surrender Value of the Contract within 7 days of our receipt of the written request or on the effective surrender date you request, whichever is later, subject to postponement in certain circumstances.

The Contract will terminate on the date of our receipt of your written request, or the date you request the surrender to be effective, whichever is later. For a discussion of the tax consequences of surrendering the Contract, see "Federal Tax Matters," page 24. You may elect to apply the surrender proceeds to an Income Plan (see "Access to Your Money-Payment Options," page 21).


                                 20  PROSPECTUS

PARTIAL WITHDRAWALS
While the Contract is in force, you may elect by written request to make partial withdrawals from the Cash Surrender Value of at least $50, or the total amount in the Variable Sub-Account, whichever is less. We will pay the partial withdrawal within 7 days of our receipt of receiving the written request, subject to postponement in certain circumstances. The amount we pay upon a partial withdrawal will be reduced by any applicable withdrawal charge, due and unpaid premium tax charge, and taxes. The Cash Surrender Value, after the partial withdrawal, must at least equal $2,000; otherwise, we may treat your request as a request for full surrender. Your Contract will terminate if you withdraw all of your Cash Surrender Value. We will however, ask you to confirm your withdrawal request before terminating your Contract. Before terminating any Contract whose value has been reduced by withdrawals to less than $2,000, we would inform you in writing of our intention to terminate your Contact and give you at least 30 days in which to make an additional premium payment to restore your Cash Surrender Value to the contractual minimum of $2,000. If we terminate your Contract, we will distribute to you its Cash Surrender Value, less applicable taxes.

Partial withdrawals will be deducted pro rata from each Variable Sub-Account, unless the Contract Owner instructs otherwise. The Specified Amount after the partial withdrawal will be the greater of:

.. the   Specified   Amount   prior   to the   partial   withdrawal reduced
  proportionately to the reduction in Account Value; or

.. the minimum Specified Amount necessary in order to meet the definition of a life insurance contract under section 7702 of the Code.

Partial withdrawals in excess of the Free Withdrawal Amount may be subject to a withdrawal charge and any due and unpaid premium tax charges. See "Deductions and Charges-Other Deductions-Withdrawal Charge" and "Due and Unpaid Premium Tax Charge," page 17. For a discussion of the tax consequences of partial withdrawals, see "Federal Tax Matters," page 24.


PAYMENT OPTIONS
The surrender proceeds or Death Benefit proceeds under the Contracts will be paid in a lump sum unless instructed otherwise by you or your beneficiary. You may also apply the proceeds to one of our Income Plans.

Before the proceeds are paid, you may choose or change an Income Plan selection by writing to us. Once we accept the selection, it takes effect as of the date you signed the request. This change is subject to any action we take before we accept it. After the proceeds are due, the payee may choose an Income Plan if:

.. you have not made a prior choice which is still in effect; and

.. the proceeds are due in a single sum and have not been paid.

No surrender or partial withdrawals are permitted after payments under an Income Plan have started.

If the amount to be applied to an Income Plan is less than $3,000 or if it would result in an initial income payment of less than $20, we may require that the frequency of income payments be decreased such that the income payments are greater than $20 each, or we may elect to pay the amount in a lump sum. No surrender or partial withdrawals are permitted after payments under an Income Plan commence.

If the proceeds under the Contract are not paid within 30 days after we receive due proof of death of the Insured, we will pay interest on the proceeds from the date of the Insured's death to the date payment is made or a payment option is elected. At such times, the proceeds are not subject to the investment experience of the Variable Account.

The Income Plans are fixed annuities payable from our general account. They do not reflect the investment experience of the Variable Account.

Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by us which is no less than the rate specified in the fixed payment annuity tables in the Contract. The annuity payment will remain level for the duration of the annuity. We may require proof of age and gender of the payee (and joint payee, if applicable) before payments begin. We may also require proof that such person(s) are living before it makes each payment.

The following options are available under the Contracts (We may offer other payment options):

INCOME PLAN 1 - LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as either the payee or joint payee, named at the time of Income Plan selection, is living. If both the payee and the joint payee die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. Taxable payments taken prior to age 59 1/2, may be subject to an additional 10% federal tax penalty.

We will make any other arrangements for income payments as may be agreed on.


                                 21  PROSPECTUS

SUSPENSION OF PAYMENTS
We will suspend all procedures requiring valuation of the Variable Account, such as surrender payments, withdrawals, and loans, on any day the New

York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the SEC, or on any day the SEC has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.


CONTRACT TERMS
--------------------------------------------------------------------------------

The terms of the Contract govern the rights and benefits available to you under the Contract. Set out below is a summary of certain Contract terms. Please refer to the Contract for more details.


CHANGES TO CONTRACT TERMS
We will not change the terms or conditions of a Contract without the consent of the Contract Owner except where necessary to comply with tax law or to maintain the status of the Contract under the applicable law.


STATE EXCEPTIONS
Where required by state law, certain features of your Contract may differ in certain respects from those described above. Please refer to your Contract for specific information regarding the benefits available to you.


CHANGE OF OWNER OR BENEFICIARY
If you have reserved the right to change the Contract owner or Beneficiary, you can file a written request with us to make such a change. If you have not reserved the right to change the Beneficiary, the written consent of the irrevocable Beneficiary (ies) will be required. Your written request will not be effective until it is recorded in our Home Office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the Insured dies before the request has been recorded, the request will not effect those Proceeds we may have paid before your request was recorded in our Home Office records.


ASSIGNMENT
Unless required by state law, no Contract owner has a right to assign any interest in a Contract as collateral for a loan or other obligation.


LAST SURVIVOR CONTRACTS
We offer the Contracts on either a single life or a "last survivor" basis. Contracts sold on a last survivor basis operate in a manner almost identical to the single life version. The most important difference is that the last survivor version involves two Insureds and the proceeds are paid only on the death of the last surviving Insured. The other significant differences between the last survivor and single life versions are listed below:

.. Last survivor Contracts are offered for prospective Insureds age 18-85.

.. The cost of insurance charges under the last survivor Contracts reflect the anticipated mortality of the two Insureds and the fact that the Death Benefit is not payable until the death of the second Insured.

.. To qualify for simplified underwriting under a last survivor Contract, both
  Insureds must meet the simplified underwriting standards.

.. For a last survivor Contract to be reinstated, both Insureds must be alive on the date of reinstatement.

.. The Contract provisions regarding misstatement of age or sex, suicide and incontestability apply to either Insured.

.. Additional tax disclosures applicable to last survivor Contracts are provided in "Federal Tax Matters," page 24.

.. The Accelerated Death Benefit provision is only available upon terminal illness of the last survivor.

.. The Confinement Waiver Benefit is available upon confinement of either
  Insured.


LIMIT ON RIGHT TO CONTEST
We may not contest the validity of the Contract after it has been in effect during the Insured's lifetime for two years from the Contract Date. If the Contract is reinstated, the two-year period is measured from the date of reinstatement. Any increase in the Specified Amount for which evidence of insurability was obtained is contestable for two years from its effective date.

In addition, if the Insured dies by suicide while sane or self destruction while insane in the two-year period after the Contract Date, or such period as specified in state law, the benefit payable will be limited to the premiums paid less any Indebtedness and partial withdrawals. If the Insured dies by suicide while sane or self-destruction while insane in the two-year period following an increase in the Specified Amount, the benefit payable with respect to the increase will be limited to the additional premium paid for such increase, less any Indebtedness and partial withdrawals.


MISSTATEMENT AS TO AGE AND SEX
If the age or sex of the Insured is incorrectly stated, the Death Benefit will be appropriately adjusted as specified in the Contract.


DIVIDENDS
No dividends will be paid under the Contracts.


                                 22  PROSPECTUS

LAPSE AND REINSTATEMENT
The Contract will remain in force unless and until the Cash Surrender Value is insufficient to cover a Monthly Deduction Amount due on a Monthly Activity Date. We will notify you in writing that if the amount shown in the notice (which will be sufficient to cover the Monthly Deduction Amount(s) due) is not paid within 61 days ("Grace Period"), there is a danger of lapse.

The Contract will continue through the Grace Period. However, if sufficient payment is not forthcoming, the Contract will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the proceeds payable under the Contract will be reduced by the Monthly Deduction Amount(s) due and unpaid. See "Death Benefits," page 19.

If the Contract lapses, you may apply for its reinstatement by payment of the reinstatement premium (and any applicable charges) required under the Contract. You must make a request for reinstatement within 5 years of the date the Contract entered a Grace Period. If a loan was outstanding at the time of lapse, we will require repayment of the loan before permitting reinstatement. In addition, we reserve the right to require evidence of insurability satisfactory to us. The reinstatement premium is equal to an amount sufficient to:

1. pay all Monthly Deduction Amounts and annual maintenance fees due and unpaid during the Grace Period, and

2. to keep the Contract in force for three months after the date of reinstatement.

The Specified Amount upon reinstatement cannot exceed the Specified Amount of the Contract at its lapse. The Account Value on the reinstatement date will reflect the Account Value at the time of termination of the Contract plus the premiums paid at the time of reinstatement. Withdrawal charges and due and unpaid premium tax charges, cost of insurance, and tax expense charges will continue to be based on the original Contract Date.


CANCELLATION AND EXCHANGE RIGHTS
You have a limited right to return a Contract for cancellation. This right to return exists during the cancellation period. The cancellation period is a number of days which varies by state as specified in your Contract. If you choose to exercise this right, we may require that you return the Contract for
cancellation by mail or personal   delivery to us within the cancellation period
following delivery of the Contract to you. We will then return to you, within 7 days thereafter, any premiums paid for the Contract adjusted, if applicable law permits, to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation. In those states where we are required to return the premiums paid without such adjustment we reserve the right, if state law so permits, to allocate all premium payments made prior to the expiration of the cancellation period to the Money Market Variable Sub-Account.

Once the Contract is in effect, you may exchange it during the first 24 months after its issuance for a non-variable permanent life insurance contract offered by us on the life of the Insured. The amount at risk to us (i.e., the difference between the Specified Amount and the Account Value) under the new contract will be equal to or less than the amount at risk to us under the exchanged Contract on the date of exchange. Premiums and charges under the new Contract will be based on the same risk classification as the exchanged Contract. We will not require evidence of insurability. We will not charge you to perform this exchange. The exchange is subject to adjustments in premiums and Account Value to reflect any variance between the exchanged Contract and the new contract. We reserve the right to make such a contract available that is offered by any of our affiliates.


                                 23  PROSPECTUS

FEDERAL TAX MATTERS
--------------------------------------------------------------------------------

The following discussion is general and is not intended as tax advice. The Company makes no guarantee regarding the tax treatment of any Policy or Transaction involving a Policy. Federal, state, local and other tax consequences of ownership or purchase of a life insurance policy depend upon your circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a qualified tax advisor.


TAXATION OF GLENBROOK LIFE AND THE SEPARATE ACCOUNT
The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code (THE "CODE"). The Separate Account is not an entity separate from the Company and its operations form a part of the Company. As a consequence, the Separate Account will not be taxed separately as a "Regulated Investment Company" under Subchapter M of the Code. Investment income and realized capital gains are automatically applied to increase reserves under the Policies. Under current federal tax law, the Company believes that the Separate Account investment income and realized net capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Policies. Generally, reserves are amounts that the Company is legally required to accumulate and maintain in order to meet future obligations under the Policies. The Company does not anticipate that it will incur any federal income tax liability attributable to the Separate Account.

Therefore, we do not intend to make provisions for any such taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account in order to make provisions for any such taxes.


TAXATION OF POLICY BENEFITS
In order to qualify as a life insurance policy for federal income tax purposes, the Policy must meet the definition of a life insurance policy set forth in
Section 7702 of the Code. Section 7702 limits the amount of premiums that may be invested in a Policy that qualifies as life insurance. The Policy is structured to meet the Section 7702 definition of a life insurance policy. This means that the Death Benefit is excluded from the beneficiary's gross income under Section 101(a) of the Code and you are generally not taxed on any increases in the Policy value until a distribution occurs.

If a Policy fails to qualify as life insurance under Section 7702, the Policy will not provide most of the tax advantages normally provided by life insurance. The Company has the right to amend the Policies to comply with any future changes in the Code, any regulations or rulings under the Code and any other requirements imposed by the Internal Revenue Service. If you surrender the Policy, you are subject to income tax on the portion of the distribution that exceeds the investment in the policy. The investment in the Policy is the gross premium paid for the Policy minus any amounts (including Policy loans) previously received from the Policy if such amounts were properly excluded from your gross income.

We expect that most Policies will be "modified endowment contracts," as discussed below under "Modified Endowment Contracts." If the Policy is not treated as a modified endowment contract, then Policy loans are not generally treated as taxable distributions, and you are generally taxed on partial withdrawals to the extent the amount distributed exceeds the investment in the policy. In certain situations, partial withdrawals or reduction in benefits during the first fifteen years of the Policy may result in a taxable distribution before the investment in the policy is recovered. Interest paid on a Policy loan is generally not deductible. Withdrawals and loans from modified endowment contracts are subject to less favorable tax treatment. (See "Modified Endowment Contracts," below.)

If you are the Owner and Insured under the Policy, the Death Benefit will be included in your gross estate for federal estate tax purposes. Even if the Insured is not the Owner but retains incidents of ownership in the Policy, the Death Benefit will also be included in the Insured's gross estate. Examples of incidents of ownership include the right to:

.. change beneficiaries,

.. assign the Policy,

.. revoke an assignment,

.. pledge the Policy, or

.. obtain a Policy loan.

If you are the Owner and Insured under the Policy, and you transfer all incidents of ownership in the Policy, the Death Benefit will be included in your gross estate if you die within three years from the date of the ownership transfer. State and local estate and inheritance taxes may also apply. In addition, certain transfers of the Policy or Death Benefit, either during life or at death, to individuals two or more generations below the transferor may be subject to the federal generation skipping transfer tax. This rule also applies if the transfer is to a trust for the benefit of individuals two or more generations below the transferor.

The Policy may be used in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. If you are contemplating the use of a Policy in any of these arrangements, you should consult a


                                 24  PROSPECTUS
qualified tax advisor regarding the tax attributes of the particular arrangement.


MODIFIED ENDOWMENT CONTRACTS
A life insurance policy is treated as a "modified endowment contract" under
Section 7702A of the Code if it meets the definition of life insurance in
Section 7702, but fails the "seven-pay" test of Section 7702A. The seven-pay test provides that premiums cannot be paid at a rate more rapidly than that allowed by the payment of seven annual premiums using specified computational rules provided in Section 7702A. The large single premium permitted under the Policy (which is equal to 100% of the "Guideline Single Premium" as defined in Section 7702 of the Code) does not meet the specific computational rules for the seven pay test provided in Section 7702A. Therefore, the Policy will generally be treated as a modified endowment contract. An exchange under Section 1035 of the Tax Code of a life insurance policy that is not a modified endowment contract will not cause the new policy to be a modified endowment contract if no additional premiums are paid. An exchange under Section 1035 of the Code of a life insurance policy that is a modified endowment contract for a new life insurance policy will always cause the new policy to be a modified endowment contract.

If a policy is classified as a modified endowment contract, the death benefit may still qualify for the exclusion from gross income, and any increases in the policy value are not subject to current taxation unless withdrawn or otherwise accessed. If you receive any amount as a Policy loan (including unpaid loan interest that is added to the loan balance) from a modified endowment contract, or assign or pledge any part of the value of the Policy, such amount is treated as a distribution. Withdrawals and distributions from a modified endowment contract made before the Insured's death, are treated as taxable income first, then as recovery of investment in the policy. The taxable portion of any distribution from a modified endowment contract is subject to an additional 10% penalty tax, except as follows:

.. distributions made on or after the date on which the taxpayer attains age 59
  1/2;

.. distributions attributable to the taxpayer's becoming disabled (within the meaning of Section 72(m)(7) of the Code); or

.. any distribution that is part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and his or her beneficiary.

All modified endowment contracts that are issued within any calendar year to the same owner by one company or its affiliates shall be treated as one modified endowment contract in determining the taxable portion of any distributions.


INCOME TAX WITHHOLDING
Generally, the Company is required to withhold federal income tax at a rate of 10% from distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.


DIVERSIFICATION REQUIREMENTS
For a Policy to be treated as a variable life insurance policy for federal tax purposes, the investments in the Separate Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Separate Account are not adequately diversified, the Policy will not be treated as a variable life insurance policy for federal income tax purposes. As a result, you will be taxed on the excess of the policy value over the investment in the Policy. Although the Company does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT
The IRS has stated that you will be considered the owner of Separate Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the Separate Account investments may cause an investor to be treated as the owner of the Separate Account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct subaccount investments without being treated as owners of the underlying assets of the Separate Account.

Your rights under this Policy are different than those described by the IRS in rulings in which it found that policy owners were not owners of Separate Account assets. For example, you have the choice to allocate premiums and policy values among investment options more frequently than in such rulings. These differences could result in you being treated as the owner of the Separate Account. If this occurs, income and gain from the Separate Account assets would be includible in your gross income. The Company does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your policy. We reserve the right to modify the Policy as necessary to attempt to prevent you from being


                                 25  PROSPECTUS
considered the federal tax owner of the assets of the Separate Account. However,

we make no guarantee that such modification to the Policy will be successful.


OTHER INFORMATION
--------------------------------------------------------------------------------


THE COMPANY
The Company is the issuer of the Contract. It is a stock life insurance company organized in 1998 under the laws of the State of Arizona. Previously, Glenbrook was organized under the laws of the State of Illinois in 1992. The Company was originally organized under the laws of Indiana in 1965. The Company is licensed to operate in the District of Columbia and all states except New York. The Company intends to market the Contract in those jurisdictions in which it is licensed to operate. The Company's administrative offices are located at 3100 Sanders Road, Northbrook, Illinois 60062.

The Company is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of the State of Illinois. All of the outstanding capital stock of Allstate is owned by The Allstate Corporation (the "Corporation").

The Company and Allstate Life entered into a reinsurance agreement effective June 5, 1992. Under the reinsurance agreement, Allstate Life reinsures substantially all of the Company's liabilities under its life insurance and annuity contracts. The reinsurance agreement provides us with financial backing from Allstate Life. However, it does not create a direct contractual relationship between Allstate Life and you. In other words, the obligations of Allstate Life under the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contract to you.


THE VARIABLE  ACCOUNT
The company established the Glenbook Life Variable Life Separate Account A on January 15, 1996. The Contracts were previously issued through the Glenbrook Life AIM Variable Life Separate Account A. Effective May 1, 2004, the Glenbrook Life AIM Variable Life Separate Account A combined with Glenbrook Life Variable Life Separate Account A and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The accumulation unit values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation.

We hold the assets of the Variable Account and keep those assets physically segregated and held separate and apart from the general account of the Company. We maintain records of all purchases and redemptions of shares of the Fund.

The Variable Account is organized as a unit investment trust and is registered as such with the SEC under the 1940 Act. The Variable Account meets the definition of "separate account" under federal securities law. Under Arizona law, we hold the assets of the Variable Account that are attributable to Contracts exclusively for the benefit of Contract Owners and persons entitled to payments under the Contracts. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to the income, gains, losses or any investment experience of the Company's other assets. To the extent that these assets are attributable to the Contract Value of the Contracts offered by this prospectus, these assets may not be used to pay any liabilities of the Company other than those arising from the Contracts. The Company is obligated to pay all amounts promised to Contract owners under the Contracts.


LEGAL PROCEEDINGS
There are no pending material legal proceedings to which the Variable Account is a party. Glenbrook Life and its affiliates and subsidiaries are engaged in routine lawsuits, which, in our management's judgment, are not of material importance to their respective total assets or material with respect to the Variable Account.


LEGAL MATTERS
All matters of state insurance law pertaining to the Contracts, including the validity of the Contracts and the Company right to issue such Contracts under state insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate.


FINANCIAL STATEMENTS
The financial statements of the Variable Account and of the Company appear in the Statement of Additional Information. To obtain a copy of the Statement of Additional Information, please call us at 1-800-776-6978 or write to us at the address given on the first page of this prospectus.


                                 26  PROSPECTUS

OBTAINING ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

To ask us questions, or to request a personalized illustration of Death Benefits, Account Values or Surrender Values or additional information about the Contracts, you can call us at 1-800-822-8773 or write to us at the address on the first page of this prospectus.

We have filed a Statement of Additional Information with the SEC. The current Statement of Additional information is dated May 1, 2004. The Statement of Additional Information contains additional information about the Contracts and is incorporated by reference in this prospectus, which means it is legally part of this prospectus. You can obtain a free copy of the SAI or a personalized illustration upon request, by calling at the number given above or by writing to us at the address on the first page of this prospectus. You should read the Statement of Additional Information because you are bound by the terms contained in it.

The Contracts are the subject of a registration statement on file with the SEC. The registration statement contains additional information, including exhibits, relating to the Variable Account, the Funds, the Company, and the Contracts. In addition, we file reports and other information with the SEC. You may read and copy any document we file with the SEC, including the Statement of Additional Information, at the SEC's public reference room in Washington, DC 20549-0102. Please call the SEC at 1-800-942-8090 for information on the operation of the public reference room.

Our SEC reports and other information about us are also available to the public at the SEC's web site at http:// www.sec.gov. Copies of any of the information filed with the SEC may be obtained upon payment of a duplicating fee by writing the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549-0102.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A, SEC 1940 ACT FILE NUMBER:
811-07825.




                                 27  PROSPECTUS

                       STATEMENT OF ADDITIONAL INFORMATION
                         AIM LIFETIME PLUS VARIABLE LIFE
        MODIFIED VARIABLE SINGLE PREMIUM VARIABLE LIFE INSURANCE CONTRACT

               GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

                  DEPOSITOR: GLENBROOK LIFE AND ANNUITY COMPANY


      This Statement of Additional Information is not a prospectus. Please review the prospectus, which contains information concerning the above referenced Contracts. You may obtain a copy of the prospectus without charge by calling us at 1-800-822-8773 or writing to us at the address immediately below. The defined terms used in this Statement of Additional Information are as defined in the prospectus.


                       Glenbrook Life and Annuity Company
                              544 Lakeview Parkway
                                    Suite 300
                             Vernon Hills, IL 60061

              The Date of this Statement of Additional Information
                  and of the related prospectus is May 1, 2004


                                TABLE OF CONTENTS

DISTRIBUTION OF THE CONTRACTS
EXPERTS
ADDITIONAL INFORMATION CONCERNING THE OPERATION OF YOUR POLICY
   Replacement of Modified Endowment Contracts
FINANCIAL STATEMENTS




                      DISTRIBUTION OF THE CONTRACTS

ALFS, Inc., ("ALFS") 3100 Sanders Road, Northbrook Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act") and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by registered representatives of unaffiliated broker-dealers who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency and who have entered into a selling agreement with ALFS and the Company to sell the Contracts.

The maximum sales commission payable to Company agents, independent registered insurance brokers, and other registered broker-dealers is 8.50% of initial and subsequent premiums. From time to time, we may pay or permit other promotional incentives, in cash or credit or other compensation. In addition, under certain circumstances, certain sellers of Contracts may be paid persistency bonuses which will take into account, among other things, the length of time premium payments have been held under a Contract, and contract values. A persistency bonus is not expected to exceed 0.50% on an annual basis, of the contract value considered in connection with the bonus.

Our underwriting agreement with ALFS provides for indemnification of ALFS by the Company for liability to Contract Owners arising out of services rendered or Contracts issued.

The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts but reserve the right to do so at any time. Glenbrook Life does not currently pay ALFS a commission for distribution of the Contracts.




                                     EXPERTS

The financial statements of Glenbrook Life and Annuity Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


The financial statements of the sub-accounts comprising Glenbrook Life Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life Aim Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.




         ADDITIONAL INFORMATION CONCERNING THE OPERATION OF YOUR POLICY

                  Replacement of Modified Endowment Contracts.

If you replace a modified endowment contract issued by another insurer with a Policy, your Policy will also be deemed a modified endowment contract. Our ability to determine whether a replaced Policy issued by another insurer is a modified endowment contract is based solely on the sufficiency of the Policy data we receive from the other insurer. We do not consider ourselves liable to you if that data is insufficient to accurately determine whether the replaced Policy is a modified endowment contract. You should discuss this issue with your tax adviser if it pertains to your situation. Based on the information provided to us, we will notify you as to whether you can contribute more Premiums to your Policy without causing it to become a modified endowment contract.


                              FINANCIAL STATEMENTS

The following financial statements (and accompanying Independent Auditors' Reports) appear in the pages that follow:

o financial statements of the Glenbrook Life as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and related financial statement schedules, and

o the financial statements of Glenbrook Life Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two years then ended, and

o the financial statements of Glenbrook Life AIM Variable Life Separate Account A as of December 31, 2003 and for each of the periods in the two years ended.

The financial statements and schedule of Glenbrook Life included herein should be considered only as bearing upon the ability of Glenbrook Life to meet its obligations under the Contracts.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF GLENBROOK LIFE AND ANNUITY COMPANY:

We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company", an affiliate of The Allstate Corporation) as of December 31, 2003 and 2002, and the related Statements of Operations and Comprehensive Income, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included Schedule I - Summary of Investments - Other Than Investments In Related Parties and Schedule IV - Reinsurance. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Schedule I - Summary of Investments - Other Than Investments In Related Parties and Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 4, 2004

                       GLENBROOK LIFE AND ANNUITY COMPANY
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME



                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)
                                                                 2003         2002         2001
REVENUES
Net investment income                                         $   10,150   $   10,335    $   10,715
Realized capital gains and losses                                     79       (1,984)          435
                                                              ----------   ----------    ----------

INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE                  10,229        8,351        11,150
Income tax expense                                                 3,283        2,839         3,896
                                                              ----------   ----------    ----------

NET INCOME                                                         6,946        5,512         7,254
                                                              ----------   ----------    ----------

OTHER COMPREHENSIVE (LOSS) INCOME, AFTER-TAX
Change in unrealized net capital gains and losses                 (2,027)       5,088         1,633
                                                              ----------   ----------    ----------

COMPREHENSIVE INCOME                                          $    4,919   $   10,600    $    8,887
                                                              ==========   ==========    ==========


                       See notes to financial statements.


                                       2





                       GLENBROOK LIFE AND ANNUITY COMPANY
                        STATEMENTS OF FINANCIAL POSITION



                                                                                             DECEMBER 31,
                                                                                   -------------------------------
                                                                                       2003             2002
                                                                                   --------------   --------------
(IN THOUSANDS, EXCEPT PAR VALUE DATA)

ASSETS
Investments
   Fixed income securities, at fair value (amortized cost $162,771 and $158,963)   $      174,301   $      173,611
   Short-term                                                                               3,230            2,778
                                                                                   --------------   --------------
      Total investments                                                                   177,531          176,389

Cash                                                                                        3,895            1,235
Reinsurance recoverable from Allstate Life Insurance Company, net                       7,418,603        6,203,516
Other assets                                                                                3,559            3,388
Current income taxes receivable                                                               689               20
Receivable from affiliates, net                                                                 -            5,680
Separate accounts                                                                       1,228,327        1,155,112
                                                                                   --------------   --------------
        TOTAL ASSETS                                                               $    8,832,604   $    7,545,340
                                                                                   ==============   ==============

LIABILITIES
Contractholder funds                                                               $    7,409,386   $    6,195,649
Reserve for life-contingent contract benefits                                               9,217            7,867
Deferred income taxes                                                                       3,940            4,629
Other liabilities and accrued expenses                                                      2,226            9,165
Payable to affiliates, net                                                                  1,671                -
Separate accounts                                                                       1,228,327        1,155,112
                                                                                   --------------   --------------
        TOTAL LIABILITIES                                                               8,654,767        7,372,422
                                                                                   --------------   --------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 7)

SHAREHOLDER'S EQUITY
Common stock, $500 par value, 10 thousand shares authorized, 5 thousand shares
   issued and outstanding                                                                   2,500            2,500
Additional capital paid-in                                                                119,241          119,241
Retained income                                                                            48,602           41,656
Accumulated other comprehensive income:
   Unrealized net capital gains and losses                                                  7,494            9,521
                                                                                   --------------   --------------
        Total accumulated other comprehensive income                                        7,494            9,521
                                                                                   --------------   --------------
        TOTAL SHAREHOLDER'S EQUITY                                                        177,837          172,918
                                                                                   --------------   --------------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                 $    8,832,604   $    7,545,340
                                                                                   ==============   ==============


                       See notes to financial statements.


                                       3





                       GLENBROOK LIFE AND ANNUITY COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                      YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)
                                                                 2003         2002          2001
                                                              ----------   ----------    ----------

COMMON STOCK                                                  $    2,500   $    2,500    $    2,500
                                                              ----------   ----------    ----------

ADDITIONAL CAPITAL PAID-IN                                       119,241      119,241       119,241
                                                              ----------   ----------    ----------

RETAINED INCOME
Balance, beginning of year                                        41,656       36,144        28,890
Net income                                                         6,946        5,512         7,254
                                                              ----------   ----------    ----------
Balance, end of year                                              48,602       41,656        36,144
                                                              ----------   ----------    ----------

ACCUMULATED OTHER COMPREHENSIVE INCOME

Balance, beginning of year                                         9,521        4,433         2,800
Change in unrealized net capital gains and losses                 (2,027)       5,088         1,633
                                                              ----------   ----------    ----------
Balance, end of year                                               7,494        9,521         4,433
                                                              ----------   ----------    ----------

TOTAL SHAREHOLDER'S EQUITY                                    $  177,837   $  172,918    $  162,318
                                                              ==========   ==========    ==========


                       See notes to financial statements.

                                       4





                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS



                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)                                                   2003         2002          2001
                                                              ----------   ----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $    6,946   $    5,512    $    7,254
Adjustments to reconcile net income to net cash provided by
      operating activities:
          Amortization and other non-cash items                       97           (6)          (77)
          Realized capital gains and losses                          (79)       1,984          (435)
          Changes in:
             Income taxes                                           (267)      (4,585)            4
             Receivable/payable to affiliates, net                 7,351       (7,878)       (2,903)
             Other operating assets and liabilities               (7,110)       9,181        (1,491)
                                                              ----------   ----------    ----------
                Net cash provided by operating activities          6,938        4,208         2,352
                                                              ----------   ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
          Proceeds from sales                                     23,670        4,885        14,535
          Investment collections                                  16,280       18,720         9,553
          Investments purchases                                  (43,776)     (30,392)      (36,433)
Change in short-term investments                                    (452)       3,814        (3,507)
                                                              ----------   ----------    ----------
                Net cash used in investing activities             (4,278)      (2,973)      (15,852)
                                                              ----------   ----------    ----------

NET INCREASE (DECREASE) IN CASH                                    2,660        1,235       (13,500)
CASH AT BEGINNING OF YEAR                                          1,235            -        13,500
                                                              ----------   ----------    ----------
CASH AT END OF YEAR                                           $    3,895   $    1,235    $        -
                                                              ==========   ==========    ==========

                       See notes to financial statements.

                                       5





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1. GENERAL

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Glenbrook
Life and Annuity Company ("Glenbrook Life" or the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate
Corporation (the "Corporation"). These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management has identified the Company as a single segment entity.

     To conform to the 2003 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NATURE OF OPERATIONS

     The mission of Glenbrook Life is to assist financial services professionals in meeting their clients' financial protection, savings and retirement needs by providing top-tier products delivered with reliable and efficient service. The
Company's product line includes a wide variety of financial protection, savings and retirement products aimed at serving the financial needs of the Company's customers. Products currently sold include variable and fixed annuities.
Products are sold through a variety of distribution channels including financial institutions and broker/dealers. Although the Company currently benefits from agreements with financial services entities that market and distribute its products, change in control or other factors affecting these non-affiliated entities with which the Company has distribution agreements could negatively impact the Company's sales.

     The Company is authorized to sell life insurance and investment products in all states except New York, as well as in the District of Columbia and Puerto
Rico. For 2003, the top geographic locations for statutory premiums and annuity considerations for the Company were Pennsylvania, California, Texas, Florida,
Illinois, Michigan, and New Jersey. No other jurisdiction accounted for more than 5% of statutory premiums and annuity considerations. All statutory premiums and annuity considerations are ceded to ALIC under reinsurance agreements.

     The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, state and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. Congress and various state legislatures have considered proposals that, if enacted, could impose a greater tax burden on the Company or could have an adverse impact on the tax treatment of some insurance products offered by the Company, including favorable policyholder tax treatment currently applicable to life insurance and annuities. Recent legislation that reduced the federal income tax rates applicable to certain dividends and capital gains realized by individuals, or other proposals, if adopted, that reduce the taxation, or permit the establishment, of certain products or investments that may compete with life insurance or annuities could have an adverse effect on the Company's financial position or ability to sell such products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed income securities include bonds, mortgage-backed and asset-backed securities. Fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of publicly traded fixed income securities is based upon independent market quotations. The fair value of non-publicly traded securities is based on either widely accepted pricing valuation models which utilize internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on


                                       6





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

historical analysis and broker surveys. Periodic changes in fair values, net of deferred income taxes, are reflected as a component of other comprehensive income. Short-term investments are carried at cost or amortized cost, which approximates fair value.

     Investment income consists of interest and is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt.

     Realized capital gains and losses include gains and losses on investment dispositions, and write-downs in value due to other than temporary declines in fair value. Realized capital gains and losses on investment dispositions are determined on a specific identification basis.

     The Company writes down, to fair value, any fixed income security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired.

RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES, AND RELATED BENEFITS AND
INTEREST CREDITED

     The Company has reinsurance agreements whereby substantially all contract charges, contract benefits, interest credited to contractholder funds and certain expenses are ceded to ALIC (see Note 3). These amounts are reflected net of such reinsurance in the Statements of Operations and Comprehensive Income.

     Immediate annuities with life contingencies provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and recognized over the contract period.
Contract benefits are recognized in relation to such revenues so as to result in the recognition of profits over the life of the contract.

     Interest-sensitive life contracts are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and any amounts assessed against the contractholder account balance. Premiums from these contracts are reported as contractholder funds deposits. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance. Contract benefits include life-contingent benefit payments in excess of the contractholder account balance.

     Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, market value adjusted annuities, equity-indexed annuities and immediate annuities without life contingencies are considered investment contracts.
Deposits received for such contracts are reported as contractholder funds deposits. Contract charges for investment contracts consist of fees assessed against the contractholder account balance for contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance.

     Interest credited to contractholder funds represents interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for fixed annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates. Crediting rates for indexed annuities are based on a specified interest rate index, such as LIBOR or an equity index, such as the S&P 500.

     Separate accounts products include variable annuities and variable life insurance contracts. The assets supporting these products are legally segregated and available only to settle separate accounts contract obligations. Deposits received are reported as separate accounts liabilities. Contract charges for these products consist of fees assessed against the contractholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred include guaranteed minimum death benefits paid on variable annuity contracts.

REINSURANCE RECOVERABLE

     Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the Statements of Financial Position. The Company continues to have primary liability as the direct insurer for risks reinsured.


                                       7





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     Investment income earned on the assets that support contractholder funds and the reserve for life-contingent contract benefits is not included in the Company's financial statements as those assets are owned and managed by ALIC under terms of reinsurance agreements.

GOODWILL

     Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142,
"Goodwill and other Intangible Assets", effective January 1, 2002. The statement eliminates the requirement to amortize goodwill, and requires that goodwill and separately identified intangible assets with indefinite lives be evaluated for impairment on an annual basis (or more frequently if impairment indicators arise) on a fair value basis. The Company analyzed the unamortized goodwill balance of December 31, 2003 for impairment using the fair value impairment approach prescribed by SFAS No. 142 and has determined that the balance is not impaired. The goodwill balance was $1.2 million at December 31, 2003 and 2002 and is reported in other assets on the Statements of Financial Position.

INCOME TAXES

     The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments and differences in the tax bases of investments. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized.

SEPARATE ACCOUNTS

     The Company issues variable annuities and variable life insurance contracts, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the separate accounts. The assets of the separate accounts are carried at fair value. Separate accounts liabilities represent the contractholders' claims to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the separate accounts accrue directly to the contractholders and therefore, are not included in the Company's Statements of Operations and Comprehensive Income. Revenues to the Company from the separate accounts consist of contract charges for maintenance and administration services, mortality, early surrender and expenses, which are ceded to ALIC. Deposits to the separate accounts are not included in the Statements of Cash Flows.

     Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life insurance contractholders bear the investment risk that the separate accounts' funds may not meet their stated investment objectives. The risk and associated cost of these contract guarantees are ceded to ALIC in accordance with the reinsurance agreements.

RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS

     The reserve for life-contingent contract benefits, which relates to immediate annuities with life contingencies, is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 6.

CONTRACTHOLDER FUNDS

     Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses.
Detailed information on crediting rates and surrender and withdrawal provisions on contractholder funds are outlined in Note 6.


                                       8





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

PENDING ACCOUNTING STANDARDS

STATEMENT OF POSITION 03-01, "ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES
FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS"
("SOP NO. 03-01")

     In July 2003, the American Institute of Certified Public Accountants issued
SOP 03-01 which applies to several of the Company's insurance products and product features. The effective date of the SOP is for fiscal years beginning after December 15, 2003. A provision of the SOP requires the establishment of reserves in addition to the account balance for contracts containing certain features that provide guaranteed death or other insurance benefits and guaranteed income benefits. These reserves are not currently established by the Company. When established, these reserves will be ceded to ALIC under the terms of the reinsurance agreements.

PROPOSED ACCOUNTING STANDARDS

EMERGING ISSUES TASK FORCE TOPIC NO. 03-01, "THE MEANING OF OTHER-THAN-TEMPORARY
IMPAIRMENT AND ITS APPLICATION TO CERTAIN Investments" ("EITF NO. 03-01")

     The Emerging Issues Task Force ("EITF") is currently deliberating EITF No.
03-01, which attempts to define other-than-temporary impairment and highlight its application to investment securities accounted for under both SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No.
115") and Accounting Principles Board Opinion No. 18, "The Equity Method of
Accounting for Investments in Common Stocks"("APB No. 18"). The current issue summary, which has yet to be finalized, proposes that if, at the evaluation date, the fair value of an investment security is less than its carrying value then an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. If it is determined that an impairment is other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value at the reporting date. In recent deliberations, the EITF discussed different models to assess whether impairment is other-than-temporary for different types of investments (e.g. SFAS No. 115 marketable equity securities, SFAS No. 115 debt securities, and equity and cost method investments subject to APB No. 18) and subsequently decided to use a unified model. Due to the uncertainty of the final model (or models) that may be adopted, the estimated impact to the Company's
Statements of Operations and Comprehensive Income and Financial Position is presently not determinable. In November 2003, the EITF reached a consensus with respect to certain disclosures effective for fiscal years ending after December
15, 2003. Quantitative and qualitative disclosures are required for fixed income and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115. The Company has included those disclosures at December 31, 2003 (see Note 4).

3. RELATED PARTY TRANSACTIONS

BUSINESS OPERATIONS

     The Company utilizes services performed by its affiliates, AIC, ALIC and Allstate Investments, LLC, and business facilities owned or leased and operated by AIC in conducting its business activities. In addition, the Company shares the services of employees with AIC. The Company reimburses its affiliates for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $39.1 million, $38.8 million and $48.6 million in 2003, 2002 and 2001, respectively. Of these costs, the Company retains investment related expenses on the invested assets of the Company. All other costs are ceded to ALIC under reinsurance agreements.

BROKER/DEALER SERVICES

     During 2003, the Company entered into a service agreement with Allstate
Distributors, LLC ("ADLLC"), a broker/dealer affiliate of the Company, whereby
ADLLC promotes and markets the fixed and variable annuities sold by the Company to unaffiliated financial services firms. In addition, ADLLC also acts as the underwriter of variable annuities sold by the Company. In return for these services, the Company recorded commission expense of $9.3 million for the year ended December 31, 2003 that was ceded to ALIC under the terms of the reinsurance agreements.


                                       9





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

REINSURANCE

     The following table summarizes amounts that were ceded to ALIC under reinsurance agreements:



                                                                                    YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------
(IN THOUSANDS)                                                              2003            2002            2001
                                                                         -----------     -----------     -----------

Contract charges                                                         $    28,057     $    30,368     $    31,771
Interest credited to contractholder funds, contract benefits and
     certain expenses                                                        423,587         364,379         384,825


INCOME TAXES

     The Company is a party to a federal income tax allocation agreement with the Corporation (Note 8).

DEBT

     The Company has entered into an intercompany loan agreement with the Corporation. The amount of funds available to the Company at a given point in time is dependent upon the debt position of the Corporation. No amounts were outstanding for the Company under the intercompany loan agreement during the three years ended December 31, 2003.

4. INVESTMENTS

FAIR VALUES

     The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:



                                                                           GROSS UNREALIZED
                                                   AMORTIZED       -------------------------------        FAIR
(IN THOUSANDS)                                       COST             GAINS             LOSSES            VALUE
                                                 ------------     --------------    --------------    --------------

AT DECEMBER 31, 2003
U.S. government and agencies                     $     48,718     $        4,832    $         (127)   $       53,423
Municipal                                                 409                 46                 -               455
Corporate                                              69,034              5,582              (174)           74,442
Asset-backed securities                                10,070                946                 -            11,016
Mortgage-backed securities                             34,540                805              (380)           34,965
                                                 ------------     --------------    --------------    --------------
  Total fixed income securities                  $    162,771     $       12,211    $         (681)   $      174,301
                                                 ============     ==============    ==============    ==============




                                                                           GROSS UNREALIZED
                                                   AMORTIZED       -------------------------------        FAIR
(IN THOUSANDS)                                       COST             GAINS             LOSSES            VALUE
                                                 -------------    --------------    --------------    --------------

AT DECEMBER 31, 2002
U.S. government and agencies                     $      49,529    $        6,661    $            -    $       56,190
Municipal                                                  412                45                 -               457
Corporate                                               67,717             6,105              (991)           72,831
Asset-backed securities                                 10,079             1,025                 -            11,104
Mortgage-backed securities                              31,226             1,809                (6)           33,029
                                                 -------------    --------------    --------------    --------------
  Total fixed income securities                  $     158,963    $       15,645    $         (997)   $      173,611
                                                 =============    ==============    ==============    ==============



                                       10





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

SCHEDULED MATURITIES

     The scheduled maturities for fixed income securities are as follows at December 31, 2003:



                                                                     AMORTIZED          FAIR
(IN THOUSANDS)                                                         COST             VALUE
                                                                  --------------    --------------

Due in one year or less                                           $       11,464    $       11,799
Due after one year through five years                                     37,645            41,040
Due after five years through ten years                                    51,926            55,142
Due after ten years                                                       17,126            20,339
                                                                  --------------    --------------
                                                                         118,161           128,320
Mortgage and asset-backed securities                                      44,610            45,981
                                                                  --------------    --------------
        Total                                                     $      162,771    $      174,301
                                                                  ==============    ==============


     Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage and asset-backed securities, they are not categorized by contractual maturity.

NET INVESTMENT INCOME

     Net investment income for the years ended December 31 is as follows:



(IN THOUSANDS)                                                         2003              2002              2001
                                                                  --------------    --------------    --------------

Fixed income securities                                           $       10,223    $       10,381    $       10,566
Short-term investments                                                        99               135               409
                                                                  --------------    --------------    --------------
         Investment income, before expense                                10,322            10,516            10,975
         Investment expense                                                  172               181               260
                                                                  --------------    --------------    --------------
         Net investment income                                    $       10,150    $       10,335    $       10,715
                                                                  ==============    ==============    ==============


REALIZED CAPITAL GAINS AND LOSSES, AFTER-TAX

     Realized capital gains and losses by security type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                         2003              2002             2001
                                                                  --------------    --------------    --------------

Fixed income securities                                           $           79    $       (1,984)   $          435
Income tax (expense) benefit                                                 (28)              694              (152)
                                                                  --------------    --------------    --------------
Realized capital gains and losses, after-tax                      $           51    $       (1,290)   $          283
                                                                  ==============    ==============    ==============


     Realized capital gains and losses by transaction type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                         2003              2002              2001
                                                                  --------------    --------------    --------------

Write-downs in value                                              $            -    $       (1,904)   $            -
Sales - Fixed income securities                                               79               (80)              435
                                                                  --------------    --------------    --------------
    Realized capital gains and losses                                         79            (1,984)              435
    Income tax (expense) benefit                                             (28)              694              (152)
                                                                  --------------    --------------    --------------
    Realized capital gains and losses, after-tax                  $           51    $       (1,290)   $          283
                                                                  ==============    ==============    ==============


     Excluding the effects of calls and prepayments, gross gains of $806 thousand, $54 thousand and $636 thousand and gross losses of $727 thousand, $134 thousand, and $201 thousand were realized on sales of fixed income securities during 2003, 2002 and 2001, respectively.


                                       11





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

UNREALIZED NET CAPITAL GAINS AND LOSSES

     Unrealized net capital gains and losses on fixed income securities included in accumulated other comprehensive income at December 31, 2003 are as follows:



                                                                 GROSS UNREALIZED
                                                  FAIR       -------------------------      UNREALIZED
(IN THOUSANDS)                                   VALUE          GAINS        LOSSES         NET GAINS
                                              ------------   -----------   -----------    -------------

Fixed income securities                       $    174,301   $    12,211   $      (681)   $      11,530
Deferred income taxes                                                                            (4,036)
                                                                                          -------------
Unrealized net capital gains and losses                                                   $       7,494
                                                                                          =============


CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

     The change in unrealized net capital gains and losses for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                          2003              2002             2001
                                                                    -------------     ------------     -------------

Fixed income securities                                             $      (3,118)    $      7,828     $       2,512
Deferred income taxes                                                       1,091           (2,740)             (879)
                                                                    -------------     ------------     -------------
(Decrease) increase in unrealized net capital gains and losses      $      (2,027)    $      5,088     $       1,633
                                                                    =============     ============     =============


PORTFOLIO MONITORING

     Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the recoverability of principal and interest;
3) the duration and extent to which the fair value has been less than amortized cost; 4) the financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and 5) the specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect access to liquidity.

     At December 31, 2003, the Company has unrealized losses of $681 thousand which relate to 14 holdings of fixed income securities with a fair value of $30.8 million, all of which are investment grade and which have been in an unrealized loss position for a period less than 12 months. Investment grade is defined as a security having a rating from the National Association of Insurance
Commissioners ("NAIC") of 1 or 2; a Moody's rating of Aaa, Aa, A or Baa; a
Standard & Poor's ("S&P") rating of AAA, AA, A or BBB; or a comparable internal rating. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer and sector related credit spreads since the securities were acquired. As of December 31, 2003, the Company has the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

SECURITIES ON DEPOSIT

     At December 31, 2003, fixed income securities with a carrying value of $10.1 million were on deposit with regulatory authorities as required by law.

5. FINANCIAL INSTRUMENTS

     In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions.
Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets
(including reinsurance recoverable, net) and liabilities (including reserve for life-contingent contract benefits and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial


                                       12





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

instruments such as accrued investment income and cash are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

FINANCIAL ASSETS



                                                         DECEMBER 31, 2003                   DECEMBER 31, 2002
                                                  -------------------------------     ------------------------------
                                                    CARRYING            FAIR            CARRYING            FAIR
(IN THOUSANDS)                                        VALUE             VALUE             VALUE             VALUE
                                                  -------------     -------------     -------------    -------------

Fixed income securities                           $     174,301     $     174,301     $     173,611    $     173,611
Short-term investments                                    3,230             3,230             2,778            2,778
Separate accounts                                     1,228,327         1,228,327         1,155,112        1,155,112


     Fair values of publicly traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models, which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs, or independent third party pricing sources.
Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value.
Separate accounts assets are carried in the Statements of Financial Position at fair value based on quoted market prices.

FINANCIAL LIABILITIES



                                                         DECEMBER 31, 2003                   DECEMBER 31, 2002
                                                  -------------------------------     ------------------------------
                                                    CARRYING            FAIR            CARRYING            FAIR
(IN THOUSANDS)                                        VALUE             VALUE             VALUE             VALUE
                                                  -------------     -------------     -------------    -------------

Contractholder funds on investment contracts      $   7,223,165     $   6,962,714     $   6,105,536    $   5,863,243
Separate accounts                                     1,228,327         1,228,327         1,155,112        1,155,112


     Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest-sensitive life insurance contracts are not considered financial instruments subject to fair value disclosure requirements.
The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities are valued at the account balance less surrender charges and immediate annuities without life contingencies are valued at the present value of future benefits at current interest rates. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value. Equity-indexed annuity contracts' fair value approximates carrying value since the embedded equity options are carried at market value in the financial statements. Separate accounts liabilities are carried at the fair value of the underlying assets.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     There were no off-balance-sheet financial instruments at December 31, 2003 or 2002.

6. RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS AND CONTRACTHOLDER FUNDS

     The reserve for life-contingent contract benefits consists of immediate annuities with life contingencies. The reserve calculation equals the present value of contractually fixed future benefits based on mortality and interest assumptions. The assumptions utilized for mortality generally include industry standard tables, such as the 1983 group annuity mortality table, and tables based on historical company experience. Interest rate assumptions range from 1.9% to 7.7%.


                                       13





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     At December 31, contractholder funds consists of the following:



(IN THOUSANDS)                                          2003                2002
                                                  ----------------    ----------------

Interest-sensitive life                           $        216,593    $        121,760
Investment contracts:
   Immediate annuities                                      30,834              27,565
   Fixed annuities                                       7,161,959           6,046,324
                                                  ----------------    ----------------
   Total contractholder funds                     $      7,409,386    $      6,195,649
                                                  ================    ================


     The following table highlights the key contract provisions relating to contractholder funds:



           PRODUCT                           INTEREST RATE                      WITHDRAWAL/SURRENDER CHARGES
------------------------------   ---------------------------------------   ---------------------------------------

Interest-sensitive life          Interest rates credited range from        Either a percentage of account
                                 2.7% - 5.2%                               balance or dollar amount grading off
                                                                           generally over 20 years

Investment contracts             Interest rates credited range from        Either a declining or a level
                                 1.3% to 7.3% for immediate annuities      percentage charge generally over nine
                                 and 0.0% to 10.0% for fixed annuities     years or less.  Additionally,
                                 (which include equity-indexed             approximately 5.0% of fixed annuities
                                 annuities whose returns are indexed       are subject to market value
                                 to the S&P 500)                           adjustment for discretionary
                                                                           withdrawals.


     Contractholder funds activity for the years ended December 31 is as follows:



(IN THOUSANDS)                                          2003                2002
                                                  ----------------    ----------------

Balance, beginning of year                        $      6,195,649    $      5,370,475
Deposits                                                 1,688,005           1,143,977
Benefits and withdrawals                                  (753,787)           (573,478)
Interest credited to contractholder funds                  284,068             289,746
Transfers (to) from separate accounts                       (5,825)            (29,602)
Other adjustments                                            1,276              (5,469)
                                                  ----------------    ----------------
Balance, end of year                              $      7,409,386    $      6,195,649
                                                  ================    ================


7. COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

GUARANTEES

     In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits.
The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

     In addition, the Company indemnifies its directors, officers and other individuals serving at the request of the Company as a director or officer to the extent provided in its charter and by-laws. Since these indemnifications


                                       14





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under these indemnifications.

     The aggregate liability balance related to all guarantees was not material as of December 31, 2003.

REGULATION

     The Company is subject to changing social, economic and regulatory conditions. Recent state and federal regulatory initiatives and proceedings have included efforts to remove barriers preventing banks from engaging in the securities and insurance businesses, change tax laws affecting the taxation of insurance companies and the tax treatment of insurance products or competing non-insurance products that may impact the relative desirability of various personal investment products and otherwise expand overall regulation of insurance products and the insurance industry. The ultimate changes and eventual effects of these initiatives on the Company's business, if any, are uncertain.

LEGAL PROCEEDINGS

     Various legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of lawsuits, some of which involve claims for substantial or indeterminate amounts.
This litigation is based on a variety of issues including insurance and claim settlement practices. The outcome of these disputes is currently unpredictable.
However, at this time, based on their present status and the existence of the reinsurance agreement with ALIC, it is the opinion of management that the ultimate liability, if any, in one or more of these actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

8. INCOME TAXES

     The Company joins the Corporation and its other eligible domestic subsidiaries (the "Allstate Group") in the filing of a consolidated federal income tax return and is party to a federal income tax allocation agreement (the
"Allstate Tax Sharing Agreement"). Under the Allstate Tax Sharing Agreement, the
Company pays to or receives from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability is affected by virtue of inclusion of the Company in the consolidated federal income tax return. The
Company has also entered into a supplemental tax sharing agreement with respect to reinsurance ceded to ALIC to allocate the tax benefits and detriments related to such reinsurance. Effectively, these agreements result in the Company's annual income tax provision being computed as if the Company filed a separate return, adjusted for the reinsurance ceded to ALIC.

     The Internal Revenue Service ("IRS") has completed its review of the Allstate Group's federal income tax returns through the 1996 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

     The components of the deferred income tax assets and liabilities at December 31 are as follows:

     (IN THOUSANDS)



                                                             2003            2002
                                                         ------------    ------------

     DEFERRED ASSETS
     Other assets                                        $        281    $          -
     Difference in tax bases of investments                         -             501
                                                         ------------    ------------
         Total deferred assets                                    281             501

     DEFERRED LIABILITIES
     Unrealized net capital gains                              (4,036)         (5,127)
     Difference in tax bases of investments                      (185)              -
     Other liabilities                                              -              (3)
                                                         ------------    ------------
         Total deferred liabilities                            (4,221)         (5,130)
                                                         ------------    ------------
             Net deferred liabilities                    $     (3,940)   $     (4,629)
                                                         ============    ============



                                       15





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized based on the assumption that certain levels of income will be achieved.

     The components of income tax expense for the years ended December 31 are as follows:



     (IN THOUSANDS)                                       2003           2002            2001
                                                     -------------   ------------    ------------

     Current                                         $       1,107   $      3,560    $      4,008
     Deferred                                                2,176           (721)           (112)
                                                     -------------   ------------    ------------
       Total income tax expense                      $       3,283   $      2,839    $      3,896
                                                     =============   ============    ============


     The Company paid income taxes of $1.8 million, $7.4 million and $3.9 million in 2003, 2002 and 2001, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the years ended December 31 is as follows:



                                                          2003           2002            2001
                                                     -------------   ------------    ------------

     Statutory federal income tax rate                        35.0%          35.0%           35.0%
     Adjustment to prior year tax liabilities                 (2.8)          (0.9)              -
     Other                                                    (0.1)          (0.1)           (0.1)
                                                     -------------   ------------    ------------
     Effective income tax rate                                32.1%          34.0%           34.9%
                                                     =============   ============    ============


9. STATUTORY FINANCIAL INFORMATION

     The following table reconciles net income for the years ended December 31, and shareholder's equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of the Company, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:



                                                                 NET INCOME                   SHAREHOLDER'S EQUITY
                                                     -----------------------------------    -------------------------
(IN THOUSANDS)                                         2003         2002         2001          2003          2002
                                                     ---------    ---------    ---------    ----------    -----------

Balance per GAAP                                     $   6,946    $   5,512    $   7,254    $  177,837    $   172,918
Unrealized gain on fixed income securities                   -            -            -       (11,530)       (14,648)
Deferred income taxes                                    2,176         (721)        (112)        3,755          3,524
Reserves and non-admitted assets                         1,816          155         (150)       (2,293)        (1,000)
Other                                                   (2,355)          12           (8)          281           (393)
                                                     ---------    ---------    ---------    ----------    -----------
Balance per statutory accounting practices           $   8,583    $   4,958    $   6,984    $  168,050    $   160,401
                                                     =========    =========    =========    ==========    ===========


     The Company prepares its statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the State of Arizona. The
State of Arizona requires its domestic insurance companies to prepare statutory-basis financial statements in conformity with the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual
("Codification"), subject to any deviations prescribed or permitted by the State of Arizona insurance commissioner.

DIVIDENDS

     The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors.
The payment of shareholder dividends by the Company without prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in conformity with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

     In the twelve-month period beginning January 1, 2003, the Company did not pay any dividends. Based on 2003 statutory net income, the maximum amount of dividends the Company will be able to pay without prior Arizona Insurance
Department approval at a given point in time during 2004 is $8.0 million.


                                       16





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

RISK-BASED CAPITAL

     The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December
31, 2003, RBC for the Company was above a level that would require regulatory action.

10. OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income on a pretax and after-tax basis for the years ended December 31 are as follows:



(IN THOUSANDS)                                                               2003
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding (losses) gains arising during the
    period                                                    $  (3,016)   $   1,056     $  (1,960)
  Less: reclassification adjustments                                102          (35)           67
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                        (3,118)       1,091        (2,027)
                                                              ---------    ---------     ---------
  Other comprehensive (loss) income                           $  (3,118)   $   1,091     $  (2,027)
                                                              =========    =========     =========


                                                                             2002
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding gains arising during the period          $   5,844    $  (2,046)    $   3,798
  Less: reclassification adjustments                             (1,984)         694        (1,290)
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                         7,828       (2,740)        5,088
                                                              ---------    ---------     ---------
  Other comprehensive income                                  $   7,828    $  (2,740)    $   5,088
                                                              =========    =========     =========


                                                                             2001
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding gains arising during the period          $   2,948    $  (1,032)    $   1,916
  Less: reclassification adjustments                                436         (153)          283
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                         2,512         (879)        1,633
                                                              ---------    ---------     ---------
  Other comprehensive income                                  $   2,512    $    (879)    $   1,633
                                                              =========    =========     =========



                                       17

                         -------------------------------------------------------
                         GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                         AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                         AND DECEMBER 31, 2002, AND INDEPENDENT
                         AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life Variable Life Separate Account A (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life Variable Life Separate Account A as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 31, 2004

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   AIM V. I.
                                  Aggressive           AIM V. I.       AIM V. I. Capital       AIM V. I.         AIM V. I. Dent
                                    Growth             Balanced           Appreciation        Core Equity         Demographics
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          40,246   $         917,628   $         285,616   $         514,473   $          19,127
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        3,800              91,855              13,422              24,569               3,671
                               =================   =================   =================   =================   =================
   Cost of investments         $          37,335   $         899,563   $         436,639   $         631,072   $          16,657
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            9.64   $            7.91   $            9.79   $            9.68   $           10.08
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   AIM V. I.                               AIM V. I.                               AIM V. I.
                                  Diversified      AIM V. I. Global       Government                             International
                                    Income             Utilities          Securities       AIM V. I. Growth         Growth
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         567,826   $         109,506   $       1,008,342   $         332,219   $         565,451
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       64,379               9,812              82,448              22,402              35,253
                               =================   =================   =================   =================   =================
   Cost of investments         $         597,406   $         204,862   $         972,955   $         591,047   $         830,701
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.74   $            8.29   $           12.63   $            6.81   $            8.45
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Dreyfus Socially
                                 AIM Variable                                                 Responsible        Dreyfus Stock
                                Insurance Funds          American Century Variable         Growth Fund, Inc.       Index Fund
                                 Sub-Accounts          Portfolios, Inc. Sub-Accounts          Sub-Account         Sub-Account
                               -----------------   -------------------------------------   -----------------   -----------------
                                                       American            American         Dreyfus Socially
                                    AIM V. I.           Century             Century            Responsible       Dreyfus Stock
                                 Premier Equity       VP Balanced       VP International       Growth Fund         Index Fund
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS

Investments at fair value      $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         607,971   $         288,567   $         282,015   $         311,609   $       1,767,828
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       30,053              42,814              43,859              13,098              62,204
                               =================   =================   =================   =================   =================
   Cost of investments         $         786,190   $         303,491   $         441,589   $         443,637   $       2,011,402
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            8.80   $           12.50   $           10.51   $            9.03   $            9.89
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                Fidelity Variable Insurance
                                     Dreyfus Variable Investment Funds Sub-Accounts              Products Fund Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                     VIF                                      VIF
                                   Growth &            VIF Money         Small Company         VIP Asset
                                    Income               Market              Stock           Manager Growth     VIP Contrafund
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         352,822   $       2,944,269   $         189,595   $         209,969   $       1,437,716
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       17,501           2,944,269               9,321              17,029              62,158
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Cost of investments         $         397,039   $       2,944,269   $         152,237   $         187,328   $       1,394,134
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.09   $           11.97   $           13.00   $           10.81   $           15.51
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                                                           Franklin Templeton Variable Insurance
                                 Fidelity Variable Insurance Products Fund Sub-Accounts        Products Trust Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                  VIP Equity-                              VIP High            Franklin          Mutual Shares
                                    Income            VIP Growth            Income             Small Cap          Securities
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         926,400   $         872,863   $         408,128   $         394,839   $         793,264
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       39,965              28,121              58,723              22,653              53,275
                               =================   =================   =================   =================   =================
   Cost of investments         $         872,022   $       1,127,565   $         408,876   $         341,315   $         740,070
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.45   $           13.00   $            9.41   $            6.33   $           12.07
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                              Franklin Templeton Variable                          Goldman Sachs Variable
                                         Insurance Products Trust Sub-Accounts                  Insurance Trust Sub-Accounts
                               ---------------------------------------------------------   -------------------------------------
                                   Templeton           Templeton           Templeton                               VIT CORE
                               Developing Markets       Foreign             Growth            VIT Capital          Small Cap
                                  Securities          Securities          Securities            Growth              Equity
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $           6,183   $         236,679   $          77,267   $          23,807   $         123,189
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          872              19,337               6,905               2,483               9,483
                               =================   =================   =================   =================   =================
   Cost of investments         $           5,991   $         251,011   $          83,167   $          27,177   $         100,410
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           11.34   $            8.49   $           10.47   $            6.78   $           11.96
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                       Goldman Sachs Variable
                                    Insurance Trust Sub-Accounts                LSA Variable Series Trust Sub-Accounts
                               -------------------------------------   ---------------------------------------------------------
                                                          VIT
                                   VIT CORE          International        LSA Capital       LSA Diversified       LSA Equity
                                  U.S. Equity           Equity              Growth              Mid Cap             Growth
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          62,202   $           3,482   $          31,259   $          25,944   $          15,296
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        5,696                 368               3,669               2,413               2,048
                               =================   =================   =================   =================   =================
   Cost of investments         $          54,721   $           3,497   $          26,345   $          21,100   $          13,032
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            7.53   $            7.60   $           10.04   $           10.28   $            9.47
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                           MFS Variable Insurance Trust Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                 MFS Emerging        MFS Investors          MFS New
                                    Growth               Trust             Discovery         MFS Research        MFS Utilities
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         981,942   $         103,673   $         126,302   $         163,549   $         122,516
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       63,310               6,345               9,047              12,251               7,681
                               =================   =================   =================   =================   =================
   Cost of investments         $       1,806,946   $         100,298   $         132,100   $         158,117   $         100,410
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.79   $            7.52   $            7.61   $            6.03   $           11.33
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                        Oppenheimer Variable Account Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                  Oppenheimer         Oppenheimer         Oppenheimer
                                  Aggressive            Capital             Global            Oppenheimer         Oppenheimer
                                    Growth           Appreciation         Securities          Main Street       Strategic Bond
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $          95,461   $         520,218   $         424,875   $         739,482   $         921,641
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        2,600              14,992              16,941              38,515             182,503
                               =================   =================   =================   =================   =================
   Cost of investments         $          99,297   $         493,813   $         355,735   $         697,384   $         837,891
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            4.00   $            7.10   $            8.79   $            7.67   $           12.82
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                              Putnam Variable Trust Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   VT Growth           VT Growth           VT Health       VT International
                                  and Income         Opportunities         Sciences             Equity           VT New Value
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         131,901   $         101,058   $          65,219   $          38,861   $          53,556
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        5,671              22,017               5,945               3,024               3,753
                               =================   =================   =================   =================   =================
   Cost of investments         $         114,727   $          92,624   $          61,019   $          32,702   $          41,157
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.32   $            9.77   $            9.73   $           10.35   $           10.97
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                Putnam Variable
                                    Trust
                                 Sub-Accounts                  The Universal Institutional Funds, Inc. Sub-Accounts
                               -----------------   -----------------------------------------------------------------------------
                                                          Van                 Van             Van Kampen          Van Kampen
                                                      Kampen UIF          Kampen UIF          UIF Global          UIF Mid Cap
                                  VT Research        Equity Growth       Fixed Income        Value Equity            Value
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $           9,669   $          17,605   $         884,977   $          53,027   $         187,481
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          914               1,378              76,688               4,179              12,642
                               =================   =================   =================   =================   =================
   Cost of investments         $           8,928   $          17,520   $         864,986   $          47,440   $         159,368
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.13   $            5.86   $           12.53   $           10.26   $            9.39
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------

                                    The Universal Institutional
                                     Funds, Inc. Sub-Accounts
                               -------------------------------------
                                   Van Kampen             Van
                                 UIF U.S. Real        Kampen UIF
                                     Estate              Value
                               -----------------   -----------------
ASSETS
Investments at fair value      $          49,561   $         265,065
                               -----------------   -----------------

   Total assets                $          49,561   $         265,065
                               =================   =================

NET ASSETS
Accumulation units             $          49,561   $         265,065
                               -----------------   -----------------
   Total net assets            $          49,561   $         265,065
                               =================   =================

FUND SHARE INFORMATION
   Number of shares                        3,181              20,111
                               =================   =================

   Cost of investments         $          46,774   $         225,239
                               =================   =================

ACCUMULATION UNIT FAIR VALUE   $           12.36   $           12.28
                               =================   =================

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                     AIM V. I.                       AIM V. I.                       AIM V. I.
                                                    Aggressive       AIM V. I.        Capital        AIM V. I.         Dent
                                                    Growth (a)       Balanced      Appreciation     Core Equity    Demographics
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $      15,892   $           -   $       4,670   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk
                                                             (90)         (5,009)         (2,092)         (3,757)            (73)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                           (90)         10,883          (2,092)            913             (73)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                       232          15,418          32,053          36,692             197
   Cost of investments sold                                  224          16,373          64,360          55,594             175
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   8            (955)        (32,307)        (18,902)             22

Realized gain distributions                                    -               -               -               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              8            (955)        (32,307)        (18,902)             22

Change in unrealized gains (losses)                        2,911          76,412          93,393         109,052           2,282
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                           2,919          75,457          61,086          90,150           2,304
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $       2,829   $      86,340   $      58,994   $      91,063   $       2,231
                                                   =============   =============   =============   =============   =============

(a) For period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                     AIM V. I.       AIM V. I.       AIM V. I.                       AIM V. I.
                                                    Diversified       Global        Government       AIM V. I.     International
                                                      Income         Utilities      Securities        Growth          Growth
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $      32,479   $       3,829   $      23,977        $      -   $       2,701
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (3,785)           (890)         (9,986)         (2,433)         (4,261)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                        28,694           2,939          13,991          (2,433)         (1,560)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,716          10,401         194,641          19,837          31,753
   Cost of investments sold                               30,565          22,641         184,855          45,367          60,482
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares              (1,849)        (12,240)          9,786         (25,530)        (28,729)

Realized gain distributions                                    -               -             362               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                         (1,849)        (12,240)         10,148         (25,530)        (28,729)

Change in unrealized gains (losses)                        7,524          25,967         (23,460)        100,203         152,047
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                           5,675          13,727         (13,312)         74,673         123,318
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                                $      34,369   $      16,666   $         679   $      72,240   $     121,758
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Dreyfus Socially
                                                    AIM Variable                                     Responsible     Dreyfus Stock
                                                  Insurance Funds    American Century Variable    Growth Fund, Inc.   Index Fund
                                                    Sub-Accounts   Portfolios, Inc. Sub-Accounts    Sub-Account       Sub-Account
                                                  ---------------  -----------------------------  --------------------------------
                                                                                                       Dreyfus
                                                     AIM V. I.       American        American         Socially          Dreyfus
                                                      Premier         Century       Century VP       Responsible      Stock Index
                                                      Equity        VP Balanced    International     Growth Fund         Fund
                                                   -------------   -------------   -------------    -------------    -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $       1,680   $       6,295   $       1,842    $         305    $      22,285
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (4,607)         (2,306)         (2,206)          (2,412)         (13,253)
                                                   -------------   -------------   -------------    -------------    -------------

      Net investment income (loss)                        (2,927)          3,989            (364)          (2,107)           9,032
                                                   -------------   -------------   -------------    -------------    -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    37,926          31,192          16,002           35,670           94,488
   Cost of investments sold                               58,097          37,874          30,036           62,796          126,479
                                                   -------------   -------------   -------------    -------------    -------------

      Realized gains (losses) on fund shares             (20,171)         (6,682)        (14,034)         (27,126)         (31,991)

Realized gain distributions                                    -               -               -                -                -
                                                   -------------   -------------   -------------    -------------    -------------

      Net realized gains (losses)                        (20,171)         (6,682)        (14,034)         (27,126)         (31,991)

Change in unrealized gains (losses)                      136,371          46,177          68,336           89,975          388,183
                                                   -------------   -------------   -------------    -------------    -------------
      Net realized and unrealized gains
         (losses) on investments                         116,200          39,495          54,302           62,849          356,192
                                                   -------------   -------------   -------------    -------------    -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $     113,273   $      43,484   $      53,938    $      60,742    $     365,224
                                                   =============   =============   =============    =============    =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Fidelity Variable Insurance
                                                   Dreyfus Variable Investment Fund Sub-Accounts     Products Fund Sub-Accounts
                                                   ---------------------------------------------   ------------------------------
                                                    VIF Growth       VIF Money       VIF Small       VIP Asset
                                                     & Income         Market       Company Stock   Manager Growth  VIP Contrafund
                                                   -------------   -------------   -------------   --------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $       2,581   $      19,756   $         138   $        2,217  $        4,800
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (2,793)        (25,649)         (1,257)            (937)         (9,813)
                                                   -------------   -------------   -------------   --------------  --------------

      Net investment income (loss)                          (212)         (5,893)         (1,119)           1,280          (5,013)
                                                   -------------   -------------   -------------   --------------  --------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,168         876,748           8,031            2,353          91,537
   Cost of investments sold                               39,908         876,748           8,517            2,213         113,268
                                                   -------------   -------------   -------------   --------------  --------------

      Realized gains (losses) on fund shares             (11,740)              -            (486)             140         (21,731)

Realized gain distributions                                    -               -               -                -               -
                                                   -------------   -------------   -------------   --------------  --------------

      Net realized gains (losses)                        (11,740)              -            (486)             140         (21,731)

Change in unrealized gains (losses)                       82,634               -          54,283           21,605         298,894
                                                   -------------   -------------   -------------   --------------  --------------
      Net realized and unrealized gains
         (losses) on investments                          70,894               -          53,797           21,745         277,163
                                                   -------------   -------------   -------------   --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      70,682   $      (5,893)  $      52,678   $       23,025  $      272,150
                                                   =============   =============   =============   ==============  ==============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Franklin
                                                                    Fidelity Variable                Templeton Variable Insurance
                                                         Insurance Products Fund Sub-Accounts         Products Trust Sub-Accounts
                                                   -----------------------------------------------   -----------------------------
                                                        VIP                                            Franklin      Mutual Shares
                                                   Equity-Income    VIP Growth     VIP High Income     Small Cap      Securities
                                                   -------------   -------------   ---------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $      10,877   $       1,638   $        15,282   $           -   $       3,848
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (5,709)         (6,141)           (2,407)         (2,046)         (3,830)
                                                   -------------   -------------   ---------------   -------------   -------------

      Net investment income (loss)                         5,168          (4,503)           12,875          (2,046)             18
                                                   -------------   -------------   ---------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    28,642          29,434             8,840          21,196          44,872
   Cost of investments sold                               33,939          48,760             9,825          19,756          46,614
                                                   -------------   -------------   ---------------   -------------   -------------

      Realized gains (losses) on fund shares              (5,297)        (19,326)             (985)          1,440          (1,742)

Realized gain distributions                                    -               -                 -               -               -
                                                   -------------   -------------   ---------------   -------------   -------------

      Net realized gains (losses)                         (5,297)        (19,326)             (985)          1,440          (1,742)

Change in unrealized gains (losses)                      177,126         217,748            47,661          73,761         106,062
                                                   -------------   -------------   ---------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                         171,829         198,422            46,676          75,201         104,320
                                                   -------------   -------------   ---------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
    FROM OPERATIONS                                $     176,997   $     193,919   $        59,551   $      73,155   $     104,338
                                                   =============   =============   ===============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                          Franklin Templeton Variable                  Goldman Sachs Variable
                                                       Insurance Products Trust Sub-Accounts        Insurance Trust Sub-Accounts
                                                   ---------------------------------------------   -----------------------------
                                                     Templeton
                                                    Developing       Templeton       Templeton                       VIT CORE
                                                      Markets         Foreign         Growth        VIT Capital      Small Cap
                                                    Securities      Securities      Securities        Growth          Equity
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $       1,952   $       1,023   $          58   $         234
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                 (2)         (1,131)           (586)           (175)           (729)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                            (2)            821             437            (117)           (495)
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                         2           3,085           1,787             444           7,752
   Cost of investments sold                                    2           4,184           2,282             586           6,510
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   -          (1,099)           (495)           (142)          1,242

Realized gain distributions                                    -               -               -               -           3,444
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              -          (1,099)           (495)           (142)          4,686

Change in unrealized gains (losses)                          192          39,536          18,443           4,317          27,226
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                             192          38,437          17,948           4,175          31,912
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $         190   $      39,258   $      18,385   $       4,058   $      31,417
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                          Goldman Sachs Variable
                                                       Insurance Trust Sub-Accounts        LSA Variable Series Trust Sub-Accounts
                                                   ----------------------------------    ------------------------------------------
                                                     VIT CORE       VIT International    LSA Capital   LSA Diversified   LSA Equity
                                                    U.S. Equity          Equity          Growth (b)        Mid Cap         Growth
                                                   -------------    -----------------    -----------   ---------------   ----------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $         395    $             119    $        62   $            20   $        -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (409)                 (39)          (236)             (162)         (81)
                                                   -------------    -----------------    -----------   ---------------   ----------

      Net investment income (loss)                           (14)                  80           (174)             (142)         (81)
                                                   -------------    -----------------    -----------   ---------------   ----------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    15,478                3,161          8,317             2,952          187
   Cost of investments sold                               18,486                3,651          7,242             2,545          169
                                                   -------------    -----------------    -----------   ---------------   ----------

      Realized gains (losses) on fund shares              (3,008)                (490)         1,075               407           18

Realized gain distributions                                    -                    -              -                 -            -
                                                   -------------    -----------------    -----------   ---------------   ----------

      Net realized gains (losses)                         (3,008)                (490)         1,075               407           18

Change in unrealized gains (losses)                       13,190                1,603          5,119             4,894        2,264
                                                   -------------    -----------------    -----------   ---------------   ----------
      Net realized and unrealized gains
         (losses) on investments                          10,182                1,113          6,194             5,301        2,282
                                                   -------------    -----------------    -----------   ---------------   ----------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      10,168    $           1,193    $     6,020   $         5,159   $    2,201
                                                   =============    =================    ===========   ===============   ==========

(b) Previously known as LSA Growth Equity

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                     MFS Variable Insurance Trust Sub-Accounts
                                                   -----------------------------------------------------------------------------
                                                   MFS Emerging    MFS Investors      MFS New
                                                      Growth           Trust         Discovery     MFS Research    MFS Utilities
                                                   -------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $         362   $           -   $         900   $       1,382
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                             (7,876)           (541)           (659)         (1,244)           (620)
                                                   -------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                        (7,876)           (179)           (659)           (344)            762
                                                   -------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    55,114           4,248           3,874          13,538           4,915
   Cost of investments sold                              122,783           4,643           4,468          17,433           4,378
                                                   -------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares             (67,669)           (395)           (594)         (3,895)            537

Realized gain distributions                                    -               -               -               -               -
                                                   -------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                        (67,669)           (395)           (594)         (3,895)            537

Change in unrealized gains (losses)                      298,943          13,975          20,785          34,255          21,937
                                                   -------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                         231,274          13,580          20,191          30,360          22,474
                                                   -------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $     223,398   $      13,401   $      19,532   $      30,016   $      23,236
                                                   =============   =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  Oppenheimer Variable Account Funds Sub-Accounts
                                                   -------------------------------------------------------------------------------
                                                    Oppenheimer     Oppenheimer     Oppenheimer
                                                    Aggressive        Capital         Global        Oppenheimer      Oppenheimer
                                                      Growth       Appreciation     Securities     Main Street (c)  Strategic Bond
                                                   -------------   -------------   -------------   ---------------  --------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $         994   $       1,399   $         4,484  $       28,574
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (570)         (3,041)         (2,297)           (4,871)         (5,410)
                                                   -------------   -------------   -------------   ---------------  --------------

      Net investment income (loss)                          (570)         (2,047)           (898)             (387)         23,164
                                                   -------------   -------------   -------------   ---------------  --------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     1,424           8,675          12,221            27,152          28,139
   Cost of investments sold                                1,663           9,898          11,922            29,166          26,588
                                                   -------------   -------------   -------------   ---------------  --------------

      Realized gains (losses) on fund shares                (239)         (1,223)            299            (2,014)          1,551

Realized gain distributions                                    -               -               -                 -               -
                                                   -------------   -------------   -------------   ---------------  --------------

      Net realized gains (losses)                           (239)         (1,223)            299            (2,014)          1,551

Change in unrealized gains (losses)                       13,954          99,351         108,130           135,422          73,635
                                                   -------------   -------------   -------------   ---------------  --------------

      Net realized and unrealized gains
         (losses) on investments                          13,715          98,128         108,429           133,408          75,186
                                                   -------------   -------------   -------------   ---------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      13,145   $      96,081   $     107,531   $       133,021  $       98,350
                                                   =============   =============   =============   ===============  ==============

(c) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         Putnam Variable Trust Sub-Accounts
                                                   --------------------------------------------------------------------------------
                                                     VT Growth       VT Growth       VT Health     VT International      VT New
                                                    and Income     Opportunities   Sciences (a)       Equity (d)          Value
                                                   -------------   -------------   -------------   ----------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $         664   $           -   $           -   $             77   $         451
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (524)           (491)           (148)              (158)           (355)
                                                   -------------   -------------   -------------   ----------------   -------------

      Net investment income (loss)                           140            (491)           (148)               (81)             96
                                                   -------------   -------------   -------------   ----------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     9,346           1,265             364                401           5,112
   Cost of investments sold                                8,649           1,256             357                374           4,270
                                                   -------------   -------------   -------------   ----------------   -------------

      Realized gains (losses) on fund shares                 697               9               7                 27             842

Realized gain distributions                                    -               -               -                  -               -
                                                   -------------   -------------   -------------   ----------------   -------------

      Net realized gains (losses)                            697               9               7                 27             842

Change in unrealized gains (losses)                       16,186          12,199           4,200              5,940          10,747
                                                   -------------   -------------   -------------   ----------------   -------------

      Net realized and unrealized gains
         (losses) on investments                          16,883          12,208           4,207              5,967          11,589
                                                   -------------   -------------   -------------   ----------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $      17,023   $      11,717   $       4,059   $          5,886   $      11,685
                                                   =============   =============   =============   ================   =============

(a) For period beginning May 1, 2003 and ended December 31, 2003

(d) Previously known as VT International Growth

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                      Putnam
                                                  Variable Trust
                                                   Sub-Accounts         The Universal Institutional Funds, Inc. Sub-Accounts
                                                  --------------   -------------------------------------------------------------
                                                                    Van Kampen      Van Kampen      Van Kampen      Van Kampen
                                                                    UIF Equity       UIF Fixed      UIF Global      UIF Mid Cap
                                                    VT Research       Growth          Income       Value Equity      Value (e)
                                                  --------------   -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                         $            -   $           -   $         437   $           -   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                (23)           (141)         (6,625)           (358)           (874)
                                                  --------------   -------------   -------------   -------------   -------------

      Net investment income (loss)                           (23)           (141)         (6,188)           (358)           (874)
                                                  --------------   -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                        60             396          41,786           8,893           7,929
   Cost of investments sold                                   59             446          41,518           8,736           7,118
                                                  --------------   -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                   1             (50)            268             157             811

Realized gain distributions                                    -               -           5,535               -               -
                                                  --------------   -------------   -------------   -------------   -------------

      Net realized gains (losses)                              1             (50)          5,803             157             811

Change in unrealized gains (losses)                          741           3,599          27,578          10,561          36,058
                                                  --------------   -------------   -------------   -------------   -------------
      Net realized and unrealized gains
         (losses) on investments                             742           3,549          33,381          10,718          36,869
                                                  --------------   -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                $          719   $       3,408   $      27,193   $      10,360   $      35,995
                                                  ==============   =============   =============   =============   =============

(e) Previously known as Van Kampen UIF Mid Cap Core

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

                                                    The Universal Institutional
                                                     Funds, Inc. Sub-Accounts
                                                   -----------------------------
                                                    Van Kampen
                                                     UIF U.S.       Van Kampen
                                                    Real Estate      UIF Value
                                                   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $           -   $           -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                (86)         (1,420)
                                                   -------------   -------------

      Net investment income (loss)                           (86)         (1,420)
                                                   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                     2,226           8,685
   Cost of investments sold                                2,019           8,003
                                                   -------------   -------------

      Realized gains (losses) on fund shares                 207             682

Realized gain distributions                                    -               -
                                                   -------------   -------------

      Net realized gains (losses)                            207             682

Change in unrealized gains (losses)                        2,988          52,920
                                                   -------------   -------------

      Net realized and unrealized gains
         (losses) on investments                           3,195          53,602
                                                   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $       3,109   $      52,182
                                                   =============   =============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                            --------------------------------------------------------------------------------------
                                               AIM V. I.
                                              Aggressive
                                                Growth               AIM V. I. Balanced            AIM V. I. Capital Appreciation
                                            --------------    --------------------------------    --------------------------------
                                               2003 (a)            2003              2002              2003              2002
                                            --------------    --------------    --------------    --------------    --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $          (90)   $       10,883    $        7,893    $       (2,092)   $       (2,541)
Net realized gains (losses)                              8              (955)           (3,286)          (32,307)          (44,011)
Change in unrealized gains (losses)                  2,911            76,412           (59,958)           93,393           (39,223)
                                            --------------    --------------    --------------    --------------    --------------

Increase (decrease) in net assets
  from operations                                    2,829            86,340           (55,351)           58,994           (85,775)
                                            --------------    --------------    --------------    --------------    --------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                                 -                 -                 -                 -                 -
Benefit payments                                         -                 -                 -            (3,374)          (14,274)
Payments on termination                                  -            (4,301)           (5,462)           (7,677)                -
Policy administration charges                         (178)           (8,323)           (4,550)           (3,598)           (4,230)
Transfers among the sub-accounts
  and with the Fixed Account - net                  37,595           439,015           244,668            16,260            (5,930)
                                            --------------    --------------    --------------    --------------    --------------

Increase (decrease) in net assets
  from policy transactions                          37,417           426,391           234,656             1,611           (24,434)
                                            --------------    --------------    --------------    --------------    --------------

INCREASE (DECREASE) IN NET ASSETS                   40,246           512,731           179,305            60,605          (110,209)

NET ASSETS AT BEGINNING OF PERIOD                        -           404,897           225,592           225,011           335,220
                                            --------------    --------------    --------------    --------------    --------------

NET ASSETS AT END OF PERIOD                 $       40,246    $      917,628    $      404,897    $      285,616    $      225,011
                                            ==============    ==============    ==============    ==============    ==============

UNITS OUTSTANDING
  Units outstanding at beginning of period               -            59,005            27,009            29,489            32,934
    Units issued                                     4,194            60,624            45,155             3,515             3,182
    Units redeemed                                     (20)           (3,669)          (13,159)           (3,843)           (6,627)
                                            --------------    --------------    --------------    --------------    --------------
  Units outstanding at end of period                 4,174           115,960            59,005            29,161            29,489
                                            ==============    ==============    ==============    ==============    ==============

(a) For period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                               AIM V. I. Core Equity      AIM V. I. Dent Demographics  AIM V. I. Diversified Income
                                            ---------------------------   ---------------------------  ----------------------------
                                                2003           2002           2003         2002 (f)         2003           2002
                                            ------------   ------------   ------------   ------------  -------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $        913   $     (2,345)  $        (73)  $         (9) $      28,694   $     22,898
Net realized gains (losses)                      (18,902)       (19,141)            22              2         (1,849)        (6,038)
Change in unrealized gains (losses)              109,052        (53,226)         2,282            188          7,524        (13,064)
                                            ------------   ------------   ------------   ------------  -------------   ------------

Increase (decrease) in net assets
  from operations                                 91,063        (74,712)         2,231            181         34,369          3,796
                                            ------------   ------------   ------------   ------------  -------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (11,733)        (1,510)             -              -         (9,914)       (20,914)
Payments on termination                           (5,456)             -              -              -         (1,289)       (33,147)
Policy administration charges                     (6,128)        (5,731)          (127)           (20)        (6,865)        (6,072)
Transfers among the sub-accounts
  and with the Fixed Account - net                53,209         23,537         13,462          3,400        218,734         92,804
                                            ------------   ------------   ------------   ------------  -------------   ------------

Increase (decrease) in net assets
  from policy transactions                        29,892         16,296         13,335          3,380        200,666         32,671
                                            ------------   ------------   ------------   ------------  -------------   ------------

INCREASE (DECREASE) IN NET ASSETS                120,955        (58,416)        15,566          3,561        235,035         36,467

NET ASSETS AT BEGINNING OF PERIOD                393,518        451,934          3,561              -        332,791        296,324
                                            ------------   ------------   ------------   ------------  -------------   ------------

NET ASSETS AT END OF PERIOD                 $    514,473   $    393,518   $     19,127   $      3,561  $     567,826   $    332,791
                                            ============   ============   ============   ============  =============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period        50,116         48,151            481              -         33,535         30,273
    Units issued                                   7,210          8,830          1,773            484         22,790         18,805
    Units redeemed                                (4,190)        (6,865)          (357)            (3)        (3,473)       (15,543)
                                            ------------   ------------   ------------   ------------  -------------   ------------
  Units outstanding at end of period              53,136         50,116          1,897            481         52,852         33,535
                                            ============   ============   ============   ============  =============   ============

(f) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                           ----------------------------------------------------------------------------------------
                                           AIM V. I. Global Utilities   AIM V. I. Government Securities       AIM V. I. Growth
                                           ---------------------------  -------------------------------  --------------------------
                                               2003           2002            2003           2002           2003           2002
                                           ------------   ------------  --------------  ---------------  -----------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                      $      2,939   $      2,540  $       13,991  $        13,650  $    (2,433)  $     (2,772)
Net realized gains (losses)                     (12,240)        (4,622)         10,148              104      (25,530)       (41,793)
Change in unrealized gains (losses)              25,967        (33,857)        (23,460)          58,703      100,203        (76,636)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

Increase (decrease) in net assets
  from operations                                16,666        (35,939)            679           72,457       72,240       (121,201)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                              -              -               -                -            -              -
Benefit payments                                 (3,421)        (1,217)              -          (23,770)           -         (2,742)
Payments on termination                          (1,324)             -         (34,737)         (22,798)      (7,268)        (3,635)
Policy administration charges                    (1,476)        (1,573)        (16,406)         (12,134)      (4,069)        (4,194)
Transfers among the sub-accounts
  and with the Fixed Account - net               (2,171)         1,313        (104,542)         559,597       24,855          8,884
                                           ------------   ------------  --------------  ---------------  -----------   ------------

Increase (decrease) in net assets
  from policy transactions                       (8,392)        (1,477)       (155,685)         500,895       13,518         (1,687)
                                           ------------   ------------  --------------  ---------------  -----------   ------------

INCREASE (DECREASE) IN NET ASSETS                 8,274        (37,416)       (155,006)         573,352       85,758       (122,888)

NET ASSETS AT BEGINNING OF PERIOD               101,232        138,648       1,163,348          589,996      246,461        369,349
                                           ------------   ------------  --------------  ---------------  -----------   ------------

NET ASSETS AT END OF PERIOD                $    109,506   $    101,232  $    1,008,342   $    1,163,348  $   332,219   $    246,461
                                           ============   ============  ==============  ===============  ===========   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period       14,410         14,565          92,252           50,815       47,072         48,257
    Units issued                                    159            417           2,540           56,107        4,876         12,902
    Units redeemed                               (1,355)          (572)        (14,963)         (14,670)      (3,164)       (14,087)
                                           ------------   ------------  --------------  ---------------  -----------   ------------
  Units outstanding at end of period             13,214         14,410          79,829           92,252       48,784         47,072
                                           ============   ============  ==============  ===============  ===========   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        American Century Variable
                                                  AIM Variable Insurance Funds Sub-Accounts           Portfolios, Inc. Sub-Accounts
                                         -----------------------------------------------------------  -----------------------------
                                         AIM V. I. International Growth    AIM V. I. Premier Equity    American Century VP Balanced
                                         ------------------------------  ---------------------------  -----------------------------
                                              2003           2002            2003           2002            2003           2002
                                         -------------   --------------  ------------   ------------  --------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                    $      (1,560)  $       (1,891) $     (2,927)  $     (3,131) $        3,989   $      5,505
Net realized gains (losses)                    (28,729)         (58,736)      (20,171)       (42,328)         (6,682)       (11,281)
Change in unrealized gains (losses)            152,047          (36,927)      136,371       (170,121)         46,177        (27,404)
                                         -------------   --------------  ------------   ------------  --------------   ------------

Increase (decrease) in net assets
  from operations                              121,758          (97,554)      113,273       (215,580)         43,484        (33,180)
                                         -------------   --------------  ------------   ------------  --------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                             -                -             -              -               -              -
Benefit payments                                     -          (25,258)       (9,248)       (24,893)         (6,310)        (6,560)
Payments on termination                         (7,284)               -        (3,714)             -          (7,953)             -
Policy administration charges                   (7,212)          (7,859)       (7,374)        (7,407)         (3,742)        (3,725)
Transfers among the sub-accounts
  and with the Fixed Account - net                (559)         (33,539)       43,369         76,541          16,110          8,044
                                         -------------   --------------  ------------   ------------  --------------   ------------

Increase (decrease) in net assets
  from policy transactions                     (15,055)         (66,656)       23,033         44,241          (1,895)        (2,241)
                                         -------------   --------------  ------------   ------------  --------------   ------------

INCREASE (DECREASE) IN NET ASSETS              106,703         (164,210)      136,306       (171,339)         41,589        (35,421)

NET ASSETS AT BEGINNING OF PERIOD              458,748          622,958       471,665        643,004         246,978        282,399
                                         -------------   --------------  ------------   ------------  --------------   ------------

NET ASSETS AT END OF PERIOD              $     565,451   $      458,748  $    607,971   $    471,665  $      288,567   $    246,978
                                         =============   ==============  ============   ============  ==============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
     period                                     69,407           78,766        66,423         62,585          23,388         23,970
    Units issued                                 1,716            1,689         7,083         20,996           2,370          6,074
    Units redeemed                              (4,237)         (11,048)       (4,437)       (17,158)         (2,676)        (6,656)
                                         -------------   --------------  ------------   ------------  --------------   ------------
  Units outstanding at end of period            66,886           69,407        69,069         66,423          23,082         23,388
                                         =============   ==============  ============   ============  ==============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                            American Century Variable     Dreyfus Socially Responsible          Dreyfus Stock
                                          Portfolios, Inc. Sub-Accounts  Growth Fund, Inc. Sub-Account     Index Fund Sub-Account
                                          -----------------------------  -----------------------------  ---------------------------
                                                American Century              Dreyfus Socially
                                                VP International            Responsible Growth Fund      Dreyfus Stock Index Fund
                                          -----------------------------  -----------------------------  ---------------------------
                                               2003           2002            2003           2002           2003           2002
                                          -------------   -------------  -------------   -------------  ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                     $        (364)  $        (316) $      (2,107) $       (2,177) $      9,032   $      6,968
Net realized gains (losses)                     (14,034)        (24,810)       (27,126)        (37,236)      (31,991)       (38,907)
Change in unrealized gains (losses)              68,336         (42,625)        89,975         (77,479)      388,183       (335,651)
                                          -------------   -------------  -------------  --------------  ------------   ------------

Increase (decrease) in net assets
  from operations                                53,938         (67,751)        60,742        (116,892)      365,224       (367,590)
                                          -------------   -------------  -------------  --------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                              -               -              -               -             -              -
Benefit payments                                 (2,976)        (15,936)       (11,658)         (8,801)       (6,069)       (10,579)
Payments on termination                          (1,274)         (2,914)        (8,151)         (5,913)      (27,633)       (14,988)
Policy administration charges                    (3,815)         (3,509)        (3,939)         (4,475)      (21,282)       (18,942)
Transfers among the sub-accounts
  and with the Fixed Account - net               (4,885)         (3,430)        12,036          (1,115)      109,189        314,432
                                          -------------   -------------  -------------  --------------  ------------   ------------

Increase (decrease) in net assets
  from policy transactions                      (12,950)        (25,789)       (11,712)        (20,304)       54,205        269,923
                                          -------------   -------------  -------------  --------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                40,988         (93,540)        49,030        (137,196)      419,429        (97,667)

NET ASSETS AT BEGINNING OF PERIOD               241,027         334,567        262,579         399,775     1,348,399      1,446,066
                                          -------------   -------------  -------------  --------------  ------------   ------------

NET ASSETS AT END OF PERIOD               $     282,015   $     241,027  $     311,609  $      262,579  $  1,767,828   $  1,348,399
                                          =============   =============  =============  ==============  ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
     period                                      28,308          31,008         36,293          38,910       173,455        143,124
    Units issued                                    120           2,872          2,666          15,887        16,649         59,551
    Units redeemed                               (1,586)         (5,572)        (4,468)        (18,504)      (11,344)       (29,220)
                                          -------------   -------------  -------------  --------------  ------------   ------------
  Units outstanding at end of period             26,842          28,308         34,491          36,293       178,760        173,455
                                          =============   =============  =============  ==============  ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                 Dreyfus Variable Investment Fund Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                                VIF Growth & Income            VIF Money Market           VIF Small Company Stock
                                            ---------------------------   ---------------------------   ---------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                       $       (212)  $     (1,091)  $     (5,893)  $     18,792   $     (1,119)  $       (775)
Net realized gains (losses)                      (11,740)       (20,528)             -              -           (486)        (4,495)
Change in unrealized gains (losses)               82,634        (91,599)             -              -         54,283        (23,215)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from operations                                 70,682       (113,218)        (5,893)        18,792         52,678        (28,485)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -              -      5,134,821      3,625,590              -              -
Benefit payments                                  (3,786)             -       (106,071)             -              -              -
Payments on termination                          (14,136)             -       (183,319)      (444,758)             -         (3,011)
Policy administration charges                     (4,826)        (4,688)       (46,576)       (39,976)        (2,312)        (1,693)
Transfers among the sub-accounts
  and with the Fixed Account - net                13,481        (20,172)    (4,806,045)    (3,304,623)        42,319         (6,999)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from policy transactions                        (9,267)       (24,860)        (7,190)      (163,767)        40,007        (11,703)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 61,415       (138,078)       (13,083)      (144,975)        92,685        (40,188)

NET ASSETS AT BEGINNING OF PERIOD                291,407        429,485      2,957,352      3,102,327         96,910        137,098
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    352,822   $    291,407   $  2,944,269   $  2,957,352   $    189,595   $     96,910
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period        32,966         35,955        246,580        260,103         10,556         11,883
    Units issued                                   1,751          5,169        513,349        705,998          4,717          3,136
    Units redeemed                                (2,897)        (8,158)      (513,939)      (719,521)          (694)        (4,463)
                                            ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period              31,820         32,966        245,990        246,580         14,579         10,556
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                       Fidelity Variable Insurance Products Fund Sub-Accounts
                                        ---------------------------------------------------------------------------------------
                                          VIP Asset Manager Growth          VIP Contrafund              VIP Equity-Income
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003         2002 (f)         2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income                   $      1,280   $        (82)  $     (5,013)  $       (808)  $      5,168   $      3,409
Net realized gains (losses)                      140          1,805        (21,731)       (32,573)        (5,297)         2,476
Change in unrealized gains (losses)           21,605          1,036        298,894        (80,339)       177,126       (103,781)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from operations                             23,025          2,759        272,150       (113,720)       176,997        (97,896)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -              -              -
Benefit payments                                   -              -        (10,849)       (12,804)        (1,714)       (27,365)
Payments on termination                            -              -        (35,849)             -        (10,613)       (12,114)
Policy administration charges                 (1,634)          (138)       (16,520)       (14,552)        (9,662)        (7,547)
Transfers among the sub-accounts
   and with the Fixed Account - net          134,220         51,737        248,684         29,602        206,355        259,393
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from policy transactions                   132,586         51,599        185,466          2,246        184,366        212,367
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS            155,611         54,358        457,616       (111,474)       361,363        114,471

NET ASSETS AT BEGINNING OF PERIOD             54,358              -        980,100      1,091,574        565,037        450,566
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $    209,969   $     54,358   $  1,437,716   $    980,100   $    926,400   $    565,037
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                     6,146              -         80,464         80,509         63,759         41,847
   Units issued                               13,443         11,825         19,875         22,477         21,654         39,486
   Units redeemed                               (166)        (5,679)        (7,628)       (22,522)        (4,480)       (17,574)
                                        ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period          19,423          6,146         92,711         80,464         80,933         63,759
                                        ============   ============   ============   ============   ============   ============

(f) For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Franklin Templeton Variable
                                                                                                         Insurance Products
                                          Fidelity Variable Insurance Products Fund Sub-Accounts         Trust Sub-Accounts
                                        ---------------------------------------------------------   ---------------------------
                                                VIP Growth                 VIP High Income               Franklin Small Cap
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $     (4,503)  $     (4,583)  $     12,875   $     14,305   $     (2,046)  $       (574)
Net realized gains (losses)                  (19,326)      (132,347)          (985)       (24,234)         1,440         (3,494)
Change in unrealized gains (losses)          217,748       (140,094)        47,661         15,436         73,761        (12,094)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                           193,919       (277,024)        59,551          5,507         73,155        (16,162)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS

Deposits                                           -              -              -              -              -              -
Benefit payments                              (1,225)        (9,695)             -              -         (3,913)             -
Payments on termination                         (918)             -              -              -         (3,689)             -
Policy administration charges                (10,624)        (9,765)        (4,604)        (2,325)        (3,547)        (1,200)
Transfers among the sub-accounts
   and with the Fixed Account - net          143,909        (68,846)       163,949         48,495        190,659        104,018
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                  131,142        (88,306)       159,345         46,170        179,510        102,818
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS            325,061       (365,330)       218,896         51,677        252,665         86,656

NET ASSETS AT BEGINNING OF PERIOD            547,802        913,132        189,232        137,555        142,174         55,518
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $    872,863   $    547,802   $    408,128   $    189,232   $    394,839   $    142,174
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
 Units outstanding at beginning of
    period                                    55,475         64,053         25,375         18,910         30,538          8,428
   Units issued                               13,998         21,953         20,855         20,200         35,433         32,630
   Units redeemed                             (2,335)       (30,531)        (2,838)       (13,735)        (3,619)       (10,520)
                                        ------------   ------------   ------------   ------------   ------------   ------------
 Units outstanding at end of period           67,138         55,475         43,392         25,375         62,352         30,538
                                        ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                  Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                      --------------------------------------------------------------------------------------------
                                                                     Templeton Developing Markets
                                          Mutual Shares Securities            Securities            Templeton Foreign Securities
                                        ---------------------------   ---------------------------   ----------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $         18   $        (71)  $         (2)  $          -   $       821   $        624
Net realized gains (losses)                   (1,742)         1,003              -              -        (1,099)        (6,085)
Change in unrealized gains (losses)          106,062        (39,045)           192              -        39,536        (14,494)
                                        ------------   ------------   ------------   ------------   -----------   ------------

Increase (decrease) in net assets
   from operations                           104,338        (38,113)           190              -        39,258        (19,955)
                                        ------------   ------------   ------------   ------------   -----------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -             -              -
Benefit payments                             (12,497)        (3,989)             -              -             -              -
Payments on termination                      (19,582)        (4,379)             -              -          (234)        (6,558)
Policy administration charges                 (6,508)        (3,807)             -              -        (1,842)        (1,300)
Transfers among the sub-accounts
   and with the Fixed Account - net          429,445         98,371          5,993              -       102,237         21,429
                                        ------------   ------------   ------------   ------------   -----------   ------------

Increase (decrease) in net assets
   from policy transactions                  390,858         86,196          5,993              -       100,161         13,571
                                        ------------   ------------   ------------   ------------   -----------   ------------
INCREASE (DECREASE) IN NET ASSETS            495,196         48,083          6,183              -       139,419         (6,384)

NET ASSETS AT BEGINNING OF PERIOD            298,068        249,985              -              -        97,260        103,644
                                        ------------   ------------   ------------   ------------   -----------   ------------

NET ASSETS AT END OF PERIOD             $    793,264   $    298,068   $      6,183   $          -   $   236,679   $     97,260
                                        ============   ============   ============   ============   ===========   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
   period                                     30,640         22,459              -              -        15,019         12,917
   Units issued                               41,550         22,912            545              -        14,266          4,557
   Units redeemed                             (6,444)       (14,731)             -              -        (1,392)        (2,455)
                                        ------------   ------------   ------------   ------------   -----------   ------------
  Units outstanding at end of period          65,746         30,640            545              -        27,893         15,019
                                        ============   ============   ============   ============   ===========   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                  Franklin
                                       Templeton Variable Insurance
                                        Products Trust Sub-Accounts      Goldman Sachs Variable Insurance Trust Sub-Accounts
                                        ---------------------------   ---------------------------------------------------------
                                                Templeton
                                            Growth Securities            VIT Capital Growth         VIT CORE Small Cap Equity
                                        ---------------------------   ---------------------------   ---------------------------
                                            2003           2002           2003           2002           2003           2002
                                        ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                   $        437   $        756   $       (117)  $       (324)  $       (495)  $       (222)
Net realized gains (losses)                     (495)           873           (142)       (16,775)         4,686           (475)
Change in unrealized gains (losses)           18,443        (14,055)         4,317          1,973         27,226         (5,175)
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                            18,385        (12,426)         4,058        (15,126)        31,417         (5,872)
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                           -              -              -              -              -              -
Benefit payments                                   -              -              -              -         (4,721)             -
Payments on termination                          (28)             -              -              -         (1,146)             -
Policy administration charges                 (1,056)          (867)          (277)          (511)        (1,243)          (656)
Transfers among the sub-accounts
   and with the Fixed Account - net              (23)        15,989          3,420        (32,353)        41,320         43,003
                                        ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                   (1,107)        15,122          3,143        (32,864)        34,210         42,347
                                        ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS             17,278          2,696          7,201        (47,990)        65,627         36,475

NET ASSETS AT BEGINNING OF PERIOD             59,989         57,293         16,606         64,596         57,562         21,087
                                        ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $     77,267   $     59,989   $     23,807   $     16,606   $    123,189   $     57,562
                                        ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
 Units outstanding at beginning of
   period                                      7,500          5,786          3,004          8,763          6,967          2,151
   Units issued                                   17          2,451            554          1,073          3,983          7,632
   Units redeemed                               (140)          (737)           (46)        (6,832)          (646)        (2,816)
                                        ------------   ------------   ------------   ------------   ------------   ------------
 Units outstanding at end of period            7,377          7,500          3,512          3,004         10,304          6,967
                                        ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                              Goldman Sachs Variable Insurance Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                                                  VIT Global
                                                     VIT CORE U.S. Equity           Income           VIT International Equity
                                               -------------------------------   --------------   -------------------------------
                                                    2003             2002           2002 (g)           2003             2002
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $          (14)  $           12   $          (19)  $           80   $           13
Net realized gains (losses)                            (3,008)             (75)            (380)            (490)             (26)
Change in unrealized gains (losses)                    13,190           (6,032)           1,091            1,603           (1,095)
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                     10,168           (6,095)             692            1,193           (1,108)
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                            -                -                -           (2,807)               -
Payments on termination                               (14,380)               -                -                -                -
Policy administration charges                            (684)            (475)              (3)             (61)             (77)
Transfers among the sub-accounts
   and with the Fixed Account - net                    16,731           23,993          (58,003)              35            2,997
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                             1,667           23,518          (58,006)          (2,833)           2,920
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      11,835           17,423          (57,314)          (1,640)           1,812

NET ASSETS AT BEGINNING OF PERIOD                      50,367           32,944           57,314            5,122            3,310
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       62,202   $       50,367   $            -   $        3,482   $        5,122
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period             8,583            4,346            5,298              905              473
     Units issued                                       2,539            6,004              247                -              888
     Units redeemed                                    (2,861)          (1,767)          (5,545)            (447)            (456)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   8,261            8,583                -              458              905
                                               ==============   ==============   ==============   ==============   ==============

(g)  For the period beginning January 1, 2002 and ended February 15, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    LSA Variable Series Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                                                                                     LSA Equity
                                                    LSA Capital Growth (b)           LSA Diversified Mid Cap           Growth
                                               -------------------------------   -------------------------------   --------------
                                                   2003             2002 (f)         2003            2002 (f)         2003 (a)
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $         (174)  $          (20)  $         (142)  $          (25)  $          (81)
Net realized gains (losses)                             1,075                2              407                7               18
Change in unrealized gains (losses)                     5,119             (205)           4,894              (50)           2,264
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                      6,020             (223)           5,159              (68)           2,201
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                       (7,725)               -                -                -                -
Payments on termination                                     -                -                -                -                -
Policy administration charges                            (392)             (41)            (304)             (72)            (123)
Transfers among the sub-accounts
   and with the Fixed Account - net                    20,228           13,392            8,992           12,237           13,218
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                            12,111           13,351            8,688           12,165           13,095
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      18,131           13,128           13,847           12,097           15,296

NET ASSETS AT BEGINNING OF PERIOD                      13,128                -           12,097                -                -
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       31,259   $       13,128   $       25,944   $       12,097   $       15,296
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period             1,601                -            1,549                -                -
     Units issued                                       2,514            2,242            1,265            1,559            1,629
     Units redeemed                                    (1,001)            (641)            (290)             (10)             (14)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   3,114            1,601            2,524            1,549            1,615
                                               ==============   ==============   ==============   ==============   ==============

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  MFS Variable Insurance Trust Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                               MFS Emerging Growth            MFS Investors Trust            MFS New Discovery
                                            ---------------------------   ---------------------------   ---------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     (7,876)  $     (8,856)  $       (179)  $       (124)  $       (659)  $       (566)
Net realized gains (losses)                      (67,669)      (139,560)          (395)          (153)          (594)          (396)
Change in unrealized gains (losses)              298,943       (289,570)        13,975         (8,044)        20,785        (24,042)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                               223,398       (437,986)        13,401         (8,321)        19,532        (25,004)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (10,203)       (38,362)             -              -              -              -
Payments on termination                          (17,470)        (3,841)             -              -           (256)             -
Policy administration charges                    (13,129)       (14,097)          (826)          (435)        (1,142)          (870)
Transfers among the sub-accounts
   and with the Fixed Account - net               12,047         (4,805)        51,095         17,056         53,992          3,996
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      (28,755)       (61,105)        50,269         16,621         52,594          3,126
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                194,643       (499,091)        63,670          8,300         72,126        (21,878)

NET ASSETS AT BEGINNING OF PERIOD                787,299      1,286,390         40,003         31,703         54,176         76,054
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    981,942   $    787,299   $    103,673   $     40,003   $    126,302   $     54,176
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       94,196        101,034          6,441          3,998          9,435          8,975
     Units issued                                  2,550         11,225          7,899          3,251          7,634            938
     Units redeemed                               (5,716)       (18,063)          (551)          (808)          (470)          (478)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             91,030         94,196         13,789          6,441         16,599          9,435
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Oppenheimer Variable Account
                                                    MFS Variable Insurance Trust Sub-Accounts               Funds Sub-Accounts
                                            ---------------------------------------------------------   ----------------------------
                                                                                                                Oppenheimer
                                                   MFS Research                  MFS Utilities               Aggressive Growth
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $       (344)  $       (564)  $        762   $         (6)  $       (570)  $        (94)
Net realized gains (losses)                       (3,895)          (483)           537              1           (239)          (286)
Change in unrealized gains (losses)               34,255        (16,061)        21,937            169         13,954        (13,386)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                30,016        (17,108)        23,236            164         13,145        (13,766)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -              -              -              -              -
Payments on termination                          (10,453)             -         (1,129)             -              -              -
Policy administration charges                     (2,216)        (1,120)        (1,023)            (4)          (890)          (525)
Transfers among the sub-accounts
   and with the Fixed Account - net               22,302         85,762         88,690         12,582         47,814          2,050
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                        9,633         84,642         86,538         12,578         46,924          1,525
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 39,649         67,534        109,774         12,742         60,069        (12,241)

NET ASSETS AT BEGINNING OF PERIOD                123,900         56,366         12,742              -         35,392         47,633
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    163,549   $    123,900   $    122,516   $     12,742   $     95,461   $     35,392
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       25,390          8,638          1,515              -         11,004         10,599
     Units issued                                  4,442         16,965          9,739          1,516         13,083            781
     Units redeemed                               (2,713)          (213)          (436)            (1)          (240)          (376)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             27,119         25,390         10,818          1,515         23,847         11,004
                                            ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                                Oppenheimer Variable Account Funds Sub-Accounts
                                            ----------------------------------------------------------------------------------------
                                                     Oppenheimer                 Oppenheimer
                                                Capital Appreciation          Global Securities         Oppenheimer Main Street (c)
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     (2,047)  $       (678)  $       (898)  $       (607)  $       (387)  $       (902)
Net realized gains (losses)                       (1,223)       (22,574)           299         (3,800)        (2,014)        (3,585)
Change in unrealized gains (losses)               99,351        (52,766)       108,130        (34,543)       135,422        (76,441)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                96,081        (76,018)       107,531        (38,950)       133,021        (80,928)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                  (6,402)        (6,090)             -              -         (9,486)             -
Payments on termination                           (1,664)             -              -              -         (2,943)       (15,189)
Policy administration charges                     (5,057)        (3,144)        (3,771)        (2,156)        (8,205)        (5,354)
Transfers among the sub-accounts
   and with the Fixed Account - net              229,542         38,560        167,849         46,907        218,395        215,233
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      216,419         29,326        164,078         44,751        197,761        194,690
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                312,500        (46,692)       271,609          5,801        330,782        113,762

NET ASSETS AT BEGINNING OF PERIOD                207,718        254,410        153,266        147,465        408,700        294,938
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    520,218   $    207,718   $    424,875   $    153,266   $    739,482   $    408,700
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       37,962         33,702         24,709         18,346         66,883         38,842
     Units issued                                 38,427         24,041         25,050         18,173         32,982         44,387
     Units redeemed                               (3,127)       (19,781)        (1,433)       (11,810)        (3,503)       (16,346)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             73,262         37,962         48,326         24,709         96,362         66,883
                                            ============   ============   ============   ============   ============   ============

(c)  Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------

                                            Oppenheimer Variable Account
                                                Funds Sub-Accounts                     Putnam Variable Trust Sub-Accounts
                                            ----------------------------  ----------------------------------------------------------
                                                   Oppenheimer
                                                  Strategic Bond              VT Growth and Income         VT Growth Opportunities
                                            ---------------------------   ---------------------------   ----------------------------
                                                2003           2002           2003         2002 (f)         2003         2002 (f)
                                            ------------   ------------   ------------   ------------   ------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $     23,164   $     13,002   $        140   $        (39)  $       (491)  $       (143)
Net realized gains (losses)                        1,551         (1,856)           697              6              9            (36)
Change in unrealized gains (losses)               73,635          8,590         16,186            988         12,199         (3,765)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                98,350         19,736         17,023            955         11,717         (3,944)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                 (13,032)             -              -              -              -              -
Payments on termination                           (2,032)             -              -              -              -              -
Policy administration charges                     (9,118)        (3,671)          (852)           (90)          (803)          (218)
Transfers among the sub-accounts
   and with the Fixed Account - net              418,736        295,006         87,906         26,959         58,938         35,368
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                      394,554        291,335         87,054         26,869         58,135         35,150
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                492,904        311,071        104,077         27,824         69,852         31,206

NET ASSETS AT BEGINNING OF PERIOD                428,737        117,666         27,824              -         31,206              -
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $    921,641   $    428,737   $    131,901   $     27,824   $    101,058   $     31,206
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period       39,121         11,433          3,403              -          3,897              -
     Units issued                                 35,050         42,131         10,846          3,414          6,892          3,924
     Units redeemed                               (2,302)       (14,443)        (1,470)           (11)          (441)           (27)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period             71,869         39,121         12,779          3,403         10,348          3,897
                                            ============   ============   ============   ============   ============   ============

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                               ----------------------------------------------------------------------------------
                                                 VT Health
                                                  Sciences        VT International Equity (d)             VT New Value
                                               --------------   -------------------------------   -------------------------------
                                                   2003 (a)         2003            2002 (f)          2003            2002 (f)
                                               --------------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                          $         (148)  $          (81)  $          (23)  $           96   $          (55)
Net realized gains (losses)                                 7               27              152              842                6
Change in unrealized gains (losses)                     4,200            5,940              219           10,747            1,652
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from operations                                      4,059            5,886              348           11,685            1,603
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                    -                -                -                -                -
Benefit payments                                            -                -                -           (4,164)               -
Payments on termination                                     -                -                -                -                -
Policy administration charges                            (264)            (275)             (45)            (634)            (119)
Transfers among the sub-accounts
   and with the Fixed Account - net                    61,424           25,021            7,926           20,841           24,344
                                               --------------   --------------   --------------   --------------   --------------

Increase (decrease) in net assets
   from policy transactions                            61,160           24,746            7,881           16,043           24,225
                                               --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS                      65,219           30,632            8,229           27,728           25,828

NET ASSETS AT BEGINNING OF PERIOD                           -            8,229                -           25,828                -
                                               --------------   --------------   --------------   --------------   --------------

NET ASSETS AT END OF PERIOD                    $       65,219   $       38,861   $        8,229   $       53,556   $       25,828
                                               ==============   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period                 -            1,013                -            3,091                -
     Units issued                                       6,731            3,117            1,910            2,697            3,743
     Units redeemed                                       (29)            (374)            (897)            (907)            (652)
                                               --------------   --------------   --------------   --------------   --------------
   Units outstanding at end of period                   6,702            3,756            1,013            4,881            3,091
                                               ==============   ==============   ==============   ==============   ==============

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(d)  Previously known as VT International Growth

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Putnam Variable
                                                 Trust Sub-Accounts          The Universal Institutional Funds, Inc. Sub-Accounts
                                            ---------------------------   ---------------------------------------------------------
                                                                                 Van Kampen                    Van Kampen
                                                    VT Research               UIF Equity Growth             UIF Fixed Income
                                            ---------------------------   ----------------------------  ---------------------------
                                                2003         2002 (f)         2003           2002           2003           2002
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $        (23)  $          -   $       (141)  $        (30)  $     (6,188)  $     18,449
Net realized gains (losses)                            1              -            (50)           (62)         5,803          3,424
Change in unrealized gains (losses)                  741              -          3,599         (2,141)        27,578         (5,377)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                   719              -          3,408         (2,233)        27,193         16,496
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -              -              -        (21,686)             -
Payments on termination                                -              -              -              -           (742)             -
Policy administration charges                        (50)             -           (254)           (89)       (11,152)        (1,880)
Transfers among the sub-accounts
   and with the Fixed Account - net                9,000              -             (1)         9,287        297,002        464,616
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                        8,950              -           (255)         9,198        263,422        462,736
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                  9,669              -          3,153          6,965        290,615        479,232

NET ASSETS AT BEGINNING OF PERIOD                      -              -         14,452          7,487        594,362        115,130
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $      9,669   $          -   $     17,605   $     14,452   $    884,977   $    594,362
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period            -              -          3,053          1,131         49,173         10,131
     Units issued                                    960              -              -          1,939         25,089         45,810
     Units redeemed                                   (6)             -            (49)           (17)        (3,658)        (6,768)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period                954              -          3,004          3,053         70,604         49,173
                                            ============   ============   ============   ============   ============   ============

(f)  For the Period Beginning May 1, 2002 and Ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                              The Universal Institutional Funds, Inc. Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                                     Van Kampen                    Van Kampen                    Van Kampen
                                              UIF Global Value Equity        UIF Mid Cap Value (e)         UIF U.S. Real Estate
                                            ---------------------------   ---------------------------   ---------------------------
                                                 2003          2002           2003           2002           2003         2002 (f)
                                            ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                       $       (358)  $        120   $       (874)  $       (431)  $        (86)  $         70
Net realized gains (losses)                          157            228            811         (4,557)           207             24
Change in unrealized gains (losses)               10,561         (3,783)        36,058         (7,152)         2,988           (201)
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from operations                                10,360         (3,435)        35,995        (12,140)         3,109           (107)
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                               -              -              -              -              -              -
Benefit payments                                       -              -         (6,213)        (2,034)             -              -
Payments on termination                                -              -              -         (6,941)             -              -
Policy administration charges                       (630)          (254)        (1,452)          (649)          (137)           (17)
Transfers among the sub-accounts
   and with the Fixed Account - net               18,342         16,586         95,626         30,467         44,144          2,569
                                            ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
   from policy transactions                       17,712         16,332         87,961         20,843         44,007          2,552
                                            ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                 28,072         12,897        123,956          8,703         47,116          2,445

NET ASSETS AT BEGINNING OF PERIOD                 24,955         12,058         63,525         54,822          2,445              -
                                            ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $     53,027   $     24,955   $    187,481   $     63,525   $     49,561   $      2,445
                                            ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning of period        3,110          1,238          9,486          5,839            271              -
     Units issued                                  2,980          3,273         12,523         13,038          3,917            273
     Units redeemed                                 (920)        (1,401)        (2,047)        (9,391)          (180)            (2)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Units outstanding at end of period              5,170          3,110         19,962          9,486          4,008            271
                                            ============   ============   ============   ============   ============   ============

(e)  Previously known as Van Kampen UIF Mid Cap Core

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------

                                               The Universal Institutional
                                                Funds, Inc. Sub-Accounts
                                              ------------------------------
                                                   Van Kampen UIF Value
                                              ------------------------------
                                                   2003           2002
                                              --------------  --------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income                         $       (1,420) $          420
Net realized gains (losses)                              682          (4,489)
Change in unrealized gains (losses)                   52,920         (10,257)
                                              --------------  --------------

Increase (decrease) in net assets
   from operations                                    52,182         (14,326)
                                              --------------  --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM POLICY TRANSACTIONS
Deposits                                                   -               -
Benefit payments                                           -          (4,025)
Payments on termination                                    -               -
Policy administration charges                         (2,514)           (993)
Transfers among the sub-accounts
   and with the Fixed Account - net                  121,574          53,483
                                              --------------  --------------

Increase (decrease) in net assets
   from policy transactions                          119,060          48,465
                                              --------------  --------------

INCREASE (DECREASE) IN NET ASSETS                    171,242          34,139

NET ASSETS AT BEGINNING OF PERIOD                     93,823          59,684
                                              --------------  --------------

NET ASSETS AT END OF PERIOD                   $      265,065  $       93,823
                                              ==============  ==============

UNITS OUTSTANDING
   Units outstanding at beginning of period           10,153           4,982
     Units issued                                     12,111           7,634
     Units redeemed                                     (679)         (2,463)
                                              --------------  --------------
   Units outstanding at end of period                 21,585          10,153
                                              ==============  ==============

See notes to financial statements.

GLENBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1.   ORGANIZATION

     Glenbrook Life Variable Life Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company ("Allstate"), a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issues the Glenbrook Provider Variable Life policy, the deposits of which are invested at the direction of the policyholders in the sub-accounts that comprise the Account. Absent any policy provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death, variable life policyholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

      AIM VARIABLE INSURANCE FUNDS
         AIM V.I. Aggressive Growth
         AIM V.I. Balanced
         AIM V.I. Capital Appreciation
         AIM V.I. Core Equity
         AIM V.I. Dent Demographics
         AIM V.I. Diversified Income
         AIM V.I. Global Utilities
         AIM V.I. Government Securities
         AIM V.I. Growth
         AIM V.I. International Growth
         AIM V.I. Premier Equity
      AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
         American Century VP Balanced
         American Century VP International
      DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
         Dreyfus Socially Responsible Growth Fund
      DREYFUS STOCK INDEX FUND
         Dreyfus Stock Index Fund
      DREYFUS VARIABLE INVESTMENT FUND
         VIF Growth & Income
         VIF Money Market
         VIF Small Company Stock
      FIDELITY VARIABLE INSURANCE PRODUCTS FUND
         VIP Asset Manager Growth
         VIP Contrafund
         VIP Equity-Income
         VIP Growth
         VIP High Income
      FRANKLIN TEMPLETON VARIABLE INSURANCE
        PRODUCTS TRUST
         Franklin Small Cap
         Mutual Shares Securities
         Templeton Developing Markets Securities
         Templeton Foreign Securities
         Templeton Growth Securities
      GOLDMAN SACHS VARIABLE INSURANCE TRUST
         VIT Capital Growth
         VIT CORE Small Cap Equity
         VIT CORE U.S. Equity
         VIT Global Income (Closed February 15, 2002)
         VIT International Equity
      LSA VARIABLE SERIES TRUST
         LSA Capital Growth (Previously known as
            LSA Growth Equity)
         LSA Diversified Mid Cap
         LSA Equity Growth
      MFS VARIABLE INSURANCE TRUST
         MFS Emerging Growth
         MFS Investors Trust
         MFS New Discovery
         MFS Research
         MFS Utilities
      OPPENHEIMER VARIABLE ACCOUNT FUNDS
         Oppenheimer Aggressive Growth
         Oppenheimer Capital Appreciation
         Oppenheimer Global Securities
         Oppenheimer Main Street (Previously known as
            Oppenheimer Main Street Growth & Income)
         Oppenheimer Strategic Bond
      PUTNAM VARIABLE TRUST
         VT Growth and Income
         VT Growth Opportunities
         VT Health Sciences

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      PUTNAM VARIABLE TRUST (CONTINUED)
         VT International Equity (Previously known as
            VT International Growth)
         VT New Value
         VT Research
      THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
         Van Kampen UIF Equity Growth
         Van Kampen UIF Fixed Income
         Van Kampen UIF Global Value Equity
         Van Kampen UIF Mid Cap Value (Previously
            known as Van Kampen UIF Mid Cap Core)
         Van Kampen UIF U.S. Real Estate
         Van Kampen UIF Value

     The net assets are affected by the investment results of each fund, transactions by policyholders and certain contract expenses (see Note 4). The accompanying financial statements include only policyholders' purchase payments applicable to the variable portions of their policies and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A policyholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the policyholders for a fee.

     The LSA Variable Series Trust ("Trust") is managed by LSA Asset Management, LLC (the "Manager"), a wholly owned subsidiary of Allstate, pursuant to an investment management agreement with the Trust. The Manager is entitled to receive a management fee from the Trust. Fees are payable monthly at an annual rate as a percentage of average daily net assets ranging from 0.85% to 0.95%.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub-account is required to satisfy the diversification requirements of
     Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the policyholders are excluded in the determination of federal income tax liability of Glenbrook Life.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of the Glenbrook Life AIM Variable Life Separate Account A ("AIM Account") into the Account (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. Collectively, the Account and the AIM Account are referred to as the "Separate Accounts".

     At December 31, 2003, the AIM Account and the Account offered 18 and 56 variable sub-accounts, respectively. Eleven of the sub-accounts offered by the AIM Account were invested in the same underlying funds as 11 of the sub-accounts offered by the Account. Upon completion of the merger on May 1, 2004, the Account will offer 63 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit fair values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
      AIM V. I. Aggressive Growth                        $             40,246    $          1,082,144    $          1,122,390
      AIM V. I. Balanced                                              917,628               6,758,636               7,676,264
      AIM V. I. Basic Value                                                 -               1,622,570               1,622,570
      AIM V. I. Blue Chip                                                   -               2,439,652               2,439,652
      AIM V. I. Capital Appreciation                                  285,616               2,204,960               2,490,576
      AIM V. I. Capital Development                                         -                 406,967                 406,967
      AIM V. I. Core Equity                                           514,473               2,714,456               3,228,929
      AIM V. I. Dent Demographics                                      19,127                 298,144                 317,271
      AIM V. I. Diversified Income                                    567,826               2,862,244               3,430,070
      AIM V. I. Global Utilities                                      109,506                 581,091                 690,597
      AIM V. I. Government Securities                               1,008,342               4,926,461               5,934,803
      AIM V. I. Growth                                                332,219               1,724,312               2,056,531
      AIM V. I. High Yield                                                  -               1,141,147               1,141,147
      AIM V. I. International Growth                                  565,451                 527,253               1,092,704
      AIM V. I. Mid Cap Core Equity                                         -                 642,351                 642,351
      AIM V. I. Money Market                                                -               6,012,369               6,012,369
      AIM V. I. New Technology                                              -                 175,497                 175,497
      AIM V. I. Premier Equity                                        607,971               2,921,457               3,529,428

American Century Variable Portfolios, Inc.
      American Century VP Balanced                                    288,567                       -                 288,567
      American Century VP International                               282,015                       -                 282,015

Dreyfus Socially Responsible Growth Fund, Inc.
      Dreyfus Socially Responsible Growth Fund                        311,609                       -                 311,609

Dreyfus Stock Index Fund
      Dreyfus Stock Index Fund                                      1,767,828                       -               1,767,828

Dreyfus Variable Investment Fund
      VIF Growth & Income                                             352,822                       -                 352,822
      VIF Money Market                                              2,944,269                       -               2,944,269
      VIF Small Company Stock                                         189,595                       -                 189,595

Fidelity Variable Insurance Products Fund
      VIP Asset Manager Growth                                        209,969                       -                 209,969
      VIP Contrafund                                                1,437,716                       -               1,437,716
      VIP Equity-Income                                               926,400                       -                 926,400
      VIP Growth                                                      872,863                       -                 872,863
      VIP High Income                                                 408,128                       -                 408,128

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
Franklin Templeton Variable Insurance Products Trust
      Franklin Small Cap                                              394,839                       -                 394,839
      Mutual Shares Securities                                        793,264                       -                 793,264
      Templeton Developing Markets Securities                           6,183                       -                   6,183
      Templeton Foreign Securities                                    236,679                       -                 236,679
      Templeton Growth Securities                                      77,267                       -                  77,267

Goldman Sachs Variable Insurance Trust
      VIT Capital Growth                                               23,807                       -                  23,807
      VIT CORE Small Cap Equity                                       123,189                       -                 123,189
      VIT CORE U.S. Equity                                             62,202                       -                  62,202
      VIT International Equity                                          3,482                       -                   3,482

LSA Variable Series Trust
      LSA Capital Growth Fund                                          31,259                       -                  31,259
      LSA Diversified Mid Cap                                          25,944                       -                  25,944
      LSA Equity Growth                                                15,296                       -                  15,296

MFS Variable Insurance Trust
      MFS Emerging Growth                                             981,942                       -                 981,942
      MFS Investors Trust                                             103,673                       -                 103,673
      MFS New Discovery                                               126,302                       -                 126,302
      MFS Research                                                    163,549                       -                 163,549
      MFS Utilities                                                   122,516                       -                 122,516

Oppenheimer Variable Account Funds
      Oppenheimer Aggressive Growth                                    95,461                       -                  95,461
      Oppenheimer Capital Appreciation                                520,218                       -                 520,218
      Oppenheimer Global Securities                                   424,875                       -                 424,875
      Oppenheimer Main Street                                         739,482                       -                 739,482
      Oppenheimer Strategic Bond                                      921,641                       -                 921,641

Putnam Variable Trust
      VT Growth and Income                                            131,901                       -                 131,901
      VT Growth Opportunities                                         101,058                       -                 101,058
      VT Health Sciences                                               65,219                       -                  65,219
      VT International Equity                                          38,861                       -                  38,861
      VT New Value                                                     53,556                       -                  53,556
      VT Research                                                       9,669                       -                   9,669

--------------------------------------------------------------------------------

3.  MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                          Pre-Merger                        Post-Merger
-----------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life          Glenbrook Life         Glenbrook Life
                                                            Variable Life         AIM Variable Life        Variable Life
SUB-ACCOUNT                                               Separate Account A      Separate Account A      Separate Account A
-----------------------------------------------------------------------------------------------------------------------------
The Universal Institutional Funds, Inc.
      Van Kampen UIF Equity Growth                                     17,605                       -                  17,605
      Van Kampen UIF Fixed Income                                     884,977                       -                 884,977
      Van Kampen UIF Global Value Equity                               53,027                       -                  53,027
      Van Kampen UIF Mid Cap Value                                    187,481                       -                 187,481
      Van Kampen UIF U.S. Real Estate                                  49,561                       -                  49,561
      Van Kampen UIF Value                                            265,065                       -                 265,065
                                                         --------------------    --------------------    --------------------

         TOTAL NET ASSETS                                $         22,811,236    $         39,041,711    $         61,852,947
                                                         ====================    ====================    ====================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate equal to .90% per annum of the daily net assets of the Account. The mortality and expense risk charge is recognized as a reduction in accumulation unit fair values. The mortality and expense risk charge covers insurance benefits available with the policy and certain expenses of the policy. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the policy.

     POLICY ADMINISTRATION CHARGES -

          - MONTHLY DEDUCTIONS - Glenbrook Life charges each policyholder monthly for the cost of insurance, tax expense and administrative expense. The cost of insurance is based upon several variables, including the policyholder's death benefit and the Account value. Tax expense is charged at an annual rate equal to .40% of the Account value for the first ten policy years. Glenbrook Life deducts a monthly administration fee equal to .25% per annum of Account value. These charges are recognized as redemption of units.

          - ANNUAL MAINTENANCE FEE - Glenbrook Life deducts an annual maintenance fee of $35 on each policy anniversary. This charge will be waived on policies with an aggregate premium amount of $50,000. The annual maintenance fee is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value, a withdrawal charge may be imposed. The withdrawal charge is 7.75% of the amount withdrawn if a withdrawal is made during the first three years. The charge declines to 7.25% in year 4 and declines annually thereafter to 0.0% in year 10. These amounts are included in payments on terminations but are remitted to Glenbrook Life.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                                  Purchases
                                                                               --------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
      AIM V. I. Aggressive Growth (a)                                          $       37,559
      AIM V. I. Balanced                                                              452,692
      AIM V. I. Capital Appreciation                                                   31,571
      AIM V. I. Core Equity                                                            67,497
      AIM V. I. Dent Demographics                                                      13,458
      AIM V. I. Diversified Income                                                    258,075
      AIM V. I. Global Utilities                                                        4,948
      AIM V. I. Government Securities                                                  53,309
      AIM V. I. Growth                                                                 30,922
      AIM V. I. International Growth                                                   15,138
      AIM V. I. Premier Equity                                                         58,033

Investments in the American Century Variable Portfolios, Inc.
   Sub-Accounts:
      American Century VP Balanced                                                     33,286
      American Century VP International                                                 2,688

Investments in the Dreyfus Socially Responsible Growth Fund, Inc.
   Sub-Account:
      Dreyfus Socially Responsible Growth Fund                                         21,851

Investments in the Dreyfus Stock Index Fund Sub-Account:
      Dreyfus Stock Index Fund                                                        157,724

Investments in the Dreyfus Variable Investment Fund Sub-Accounts:
      VIF Growth & Income                                                              18,689
      VIF Money Market                                                                863,665
      VIF Small Company Stock                                                          46,919

Investments in the Fidelity Variable Insurance Products Fund
   Sub-Accounts:
      VIP Asset Manager Growth                                                        136,220
      VIP Contrafund                                                                  271,990
      VIP Equity-Income                                                               218,176
      VIP Growth                                                                      156,073
      VIP High Income                                                                 181,060

(a)  For period beginning May 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                  Purchases
                                                                               --------------
Investments in the Franklin Templeton Variable Insurance Products Trust
   Sub-Accounts:
      Franklin Small Cap                                                       $      198,660
      Mutual Shares Securities                                                        435,748
      Templeton Developing Markets Securities                                           5,993
      Templeton Foreign Securities                                                    104,067
      Templeton Growth Securities                                                       1,117

Investments in the Goldman Sachs Variable Insurance Trust
   Sub-Accounts:
      VIT Capital Growth                                                                3,470
      VIT CORE Small Cap Equity                                                        44,911
      VIT CORE U.S. Equity                                                             17,131
      VIT International Equity                                                            408

Investments in the LSA Variable Series Trust Sub-Accounts:
      LSA Capital Growth (b)                                                           20,254
      LSA Diversified Mid Cap                                                          11,498
      LSA Equity Growth                                                                13,201

Investments in the MFS Variable Insurance Trust Sub-Accounts:
      MFS Emerging Growth                                                              18,484
      MFS Investors Trust                                                              54,338
      MFS New Discovery                                                                55,809
      MFS Research                                                                     22,828
      MFS Utilities                                                                    92,215

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
      Oppenheimer Aggressive Growth                                                    47,778
      Oppenheimer Capital Appreciation                                                223,048
      Oppenheimer Global Securities                                                   175,402
      Oppenheimer Main Street (c)                                                     224,526
      Oppenheimer Strategic Bond                                                      445,857

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(c)  Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                                  Purchases
                                                                               --------------
Investments in the Putnam Variable Trust Sub-Accounts:
      VT Growth and Income                                                     $       96,540
      VT Growth Opportunities                                                          58,909
      VT Health Sciences                                                               61,376
      VT International Equity (d)                                                      25,065
      VT New Value                                                                     21,251
      VT Research                                                                       8,987

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
      Van Kampen UIF Fixed Income                                                     304,556
      Van Kampen UIF Global Value Equity                                               26,248
      Van Kampen UIF Mid Cap Value (e)                                                 95,016
      Van Kampen UIF U.S. Real Estate                                                  46,148
      Van Kampen UIF Value                                                            126,325
                                                                               --------------
                                                                               $    6,218,707
                                                                               ==============

(d) Previously known as VT International Growth

(e) Previously known as Van Kampen UIF Mid Cap Core

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents the mortality and expense risk charge which is assessed as a percentage of daily net assets.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

        * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

        ** EXPENSE RATIO - These amounts represent the annualized policy expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

        *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the AIM
    Variable Insurance
    Funds Sub-Accounts:
      AIM V. I. Aggressive
        Growth
          2003 (a)                             4  $         9.64   $          40            0.00%           0.90%          -3.58%
      AIM V. I. Balanced
          2003                               116            7.91             918            2.40            0.90           15.32
          2002                                59            6.86             405            3.39            0.90          -17.84
          2001                                27            8.35             226            0.00            0.90          -12.22
      AIM V. I. Capital
        Appreciation
          2003                                29            9.79             286            0.00            0.90           28.36
          2002                                29            7.63             225            0.00            0.90          -25.03
          2001                                33           10.18             335            0.00            0.90          -23.97

(a)  For period beginning May 1, 2003 and ended December 31, 2003

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the AIM Variable
   Insurance Funds
   Sub Accounts (continued):
      AIM V. I. Core Equity
          2003                                53  $         9.68   $         514            1.03%           0.90%          23.31%
          2002                                50            7.85             394            0.34            0.90          -16.34
          2001                                48            9.39             452            0.05            0.90          -23.53
      AIM V. I. Dent
        Demographics
          2003                                 2           10.08              19            0.00            0.90           36.24
          2002 (f)                            <1            7.40               4            0.00            0.90          -25.99
      AIM V. I. Diversified
        Income
          2003                                53           10.74             568            7.21            0.90            8.26
          2002                                34            9.92             333            8.17            0.90            1.38
          2001                                30            9.79             296            9.35            0.90            2.66
      AIM V. I. Global Utilities
          2003                                13            8.29             110            3.63            0.90           17.97
          2002                                14            7.02             101            2.98            0.90          -26.20
          2001                                15            9.52             139            1.01            0.90          -28.58
      AIM V. I. Government
        Securities
          2003                                80           12.63           1,008            2.21            0.90            0.16
          2002                                92           12.61           1,163            2.45            0.90            8.61
          2001                                51           11.61             590            4.46            0.90            5.45
      AIM V. I. Growth
          2003                                49            6.81             332            0.00            0.90           30.06
          2002                                47            5.24             246            0.00            0.90          -31.59
          2001                                48            7.65             369            0.21            0.90          -34.48
      AIM V. I. International
        Growth
          2003                                67            8.45             565            0.53            0.90           27.91
          2002                                69            6.61             459            0.55            0.90          -16.43
          2001                                79            7.91             623            0.30            0.90          -24.22
      AIM V. I. Premier Equity
          2003                                69            8.80             608            0.31            0.90           23.96
          2002                                66            7.10             472            0.34            0.90          -30.88
          2001                                63           10.27             643            0.14            0.90          -13.35

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the American
   Century Variable Portfolios,
   Inc. Sub-Accounts:
      American Century VP
        Balanced
          2003                                23  $        12.50   $         289            2.35%           0.90%          18.39%
          2002                                23           10.56             247            3.02            0.90          -10.37
          2001                                24           11.78             282            2.94            0.90           -4.41
      American Century VP
        International
          2003                                27           10.51             282            0.70            0.90           23.40
          2002                                28            8.51             241            0.77            0.90          -21.09
          2001                                31           10.79             335            0.09            0.90          -29.81

Investments in the Dreyfus
   Socially Responsible Growth
   Fund, Inc. Sub-Account:
      Dreyfus Socially
        Responsible Growth
        Fund
          2003                                34            9.03             312            0.11            0.90           24.88
          2002                                36            7.23             263            0.21            0.90          -29.58
          2001                                39           10.27             400            0.07            0.90          -23.27

Investments in the Dreyfus
   Stock Index Fund
   Sub-Account:
      Dreyfus Stock Index Fund
          2003                               179            9.89           1,768            1.43            0.90           27.21
          2002                               173            7.77           1,348            1.39            0.90          -23.06
          2001                               143           10.10           1,446            1.07            0.90          -12.97

Investments in the Dreyfus
   Variable Investment Fund
   Sub-Accounts:
      VIF Growth & Income
          2003                                32           11.09             353            0.80            0.90           25.44
          2002                                33            8.84             291            0.60            0.90          -26.00
          2001                                36           11.95             429            0.51            0.90           -6.69
      VIF Money Market
          2003                               246           11.97           2,944            0.67            0.90           -0.20
          2002                               247           11.99           2,957            1.59            0.90            0.56
          2001                               260           11.93           3,102            3.45            0.90            3.00
      VIF Small Company Stock
          2003                                15           13.00             190            0.10            0.90           41.66
          2002                                11            9.18              97            0.23            0.90          -20.43
          2001                                12           11.54             137            0.07            0.90           -2.42

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Fidelity
   Variable Insurance Products
   Fund Sub-Accounts:
      VIP Asset Manager Growth
          2003                                19  $        10.81   $         210            1.68%           0.90%          22.23%
          2002 (f)                             6            8.84              54            0.00            0.90          -11.56
      VIP Contrafund
          2003                                93           15.51           1,438            0.40            0.90           27.31
          2002                                80           12.18             980            0.85            0.90          -10.16
          2001                                81           13.56           1,092            0.67            0.90          -13.04
      VIP Equity-Income
          2003                                81           11.45             926            1.46            0.90           29.16
          2002                                64            8.86             565            1.61            0.90          -17.69
          2001                                42           10.77             451            1.44            0.90           -5.81
      VIP Growth
          2003                                67           13.00             873            0.23            0.90           31.66
          2002                                55            9.87             548            0.26            0.90          -30.73
          2001                                64           14.26             913            0.08            0.90          -18.39
      VIP High Income
          2003                                43            9.41             408            5.12            0.90           26.13
          2002                                25            7.46             189            9.64            0.90            2.52
          2001                                19            7.27             138           13.21            0.90          -12.53

Investments in the Franklin
   Templeton Variable Insurance
   Products Trust Sub-Accounts:
      Franklin Small Cap
          2003                                62            6.33             395            0.00            0.90           36.02
          2002                                31            4.66             142            0.15            0.90          -29.32
          2001                                 8            6.59              56            0.36            0.90          -16.01
      Mutual Share Securities
          2003                                66           12.07             793            0.71            0.90           24.03
          2002                                31            9.73             298            0.88            0.90          -12.60
          2001                                22           11.13             250            2.24            0.90            6.08
      Templeton Developing
        Markets Securities
          2003                                 1           11.34               6            0.00            0.90           13.43
          2002 (g)                             -               -               -            0.00            0.90            0.00
          2001 (g)                             -               -               -            0.00            0.90            0.00

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(g)  Although available in 2001 and 2002, there was no activity until 2003

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Franklin
   Templeton Variable
   Insurance Products Trust
   Sub-Accounts (continued):
      Templeton Foreign
        Securities
          2003                                28  $         8.49   $         237            1.17%           0.90%          31.03%
          2002                                15            6.48              97            1.49            0.90          -19.29
          2001                                13            8.02             104            5.42            0.90          -16.75
      Templeton Growth
        Securities
          2003                                 7           10.47              77            1.49            0.90           30.95
          2002                                 8            8.00              60            2.18            0.90          -19.22
          2001                                 6            9.90              57            3.19            0.90           -0.98

Investments in the Goldman
   Sachs Variable Insurance
   Trust Sub-Accounts:
      VIT Capital Growth
          2003                                 4            6.78              24            0.29            0.90           22.63
          2002                                 3            5.53              17            0.09            0.90          -25.01
          2001                                 9            7.37              65            0.85            0.90          -15.23
      VIT CORE Small Cap Equity
          2003                                10           11.96             123            0.26            0.90           44.70
          2002                                 7            8.26              58            0.44            0.90          -15.73
          2001                                 2            9.80              21            0.36            0.90            3.59
      VIT CORE U.S. Equity
          2003                                 8            7.53              62            0.70            0.90           28.32
          2002                                 9            5.87              50            0.78            0.90          -22.60
          2001                                 4            7.58              33            0.90            0.90          -24.19
      VIT Global Income
          2002 (h)                             -             N/A               -            0.00            0.90             N/A
          2001                                 5           10.82              57            8.00            0.90            8.18
      VIT International Equity
          2003                                <1            7.60               3            2.77            0.90           34.28
          2002                                 1            5.66               5            1.49            0.90          -19.07
          2001                                <1            7.00               3            2.17            0.90          -22.96

(h)  For the period beginning January 1, 2002 and ended February 15, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the LSA Variable
   Series Trust Sub-Accounts:
      LSA Capital Growth (b)
         2003                                  3  $        10.04   $          31            0.28%           0.90%          22.43%
         2002 (f)                              2            8.20              12            0.00            0.90          -18.01
      LSA Diversified Mid Cap
         2003                                  3           10.28              26            0.11            0.90           31.61
         2002 (f)                              2            7.81              13            0.13            0.90          -21.91
      LSA Equity Growth
         2003 (a)                              2            9.47              15            0.00            0.90           -5.29

Investments in the MFS Variable
   Insurance Trust Sub-Accounts:
      MFS Emerging Growth
         2003                                 91           10.79             982            0.00            0.90           29.06
         2002                                 94            8.36             787            0.00            0.90          -34.35
         2001                                101           12.73           1,286            0.00            0.90          -34.09
      MFS Investors Trust
         2003                                 14            7.52             104            0.50            0.90           21.05
         2002                                  6            6.21              40            0.50            0.90          -21.67
         2001                                  4            7.93              32            0.21            0.90          -16.71
      MFS New Discovery
         2003                                 17            7.61             126            0.00            0.90           32.52
         2002                                  9            5.74              54            0.00            0.90          -32.24
         2001                                  9            8.47              76            1.31            0.90           -5.88
      MFS Research
         2003                                 27            6.03             164            0.63            0.90           23.59
         2002                                 25            4.88             124            0.14            0.90          -25.21
         2001                                  9            6.53              56            0.76            0.90          -21.96
      MFS Utilities
         2003                                 11           11.33             123            2.04            0.90           34.68
         2002                                  2            8.41              13            0.00            0.90          -15.91
         2001 (i)                              -               -               -            0.00            0.90            0.00

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(b)  Previously known as LSA Growth Equity

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(i)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
     Oppenheimer Aggressive
        Growth
          2003                                24  $         4.00   $          95            0.00%           0.90%          24.47%
          2002                                11            3.22              35            0.64            0.90          -28.44
          2001                                11            4.49              48            0.19            0.90          -31.89
     Oppenheimer Capital
        Appreciation
          2003                                73            7.10             520            0.27            0.90           29.77
          2002                                38            5.47             208            0.59            0.90          -27.52
          2001                                34            7.55             254            0.13            0.90          -13.36
     Oppenheimer Global
        Securities
          2003                                48            8.79             425            0.48            0.90           41.74
          2002                                25            6.20             153            0.52            0.90          -22.83
          2001                                18            8.04             147            0.12            0.90          -12.83
     Oppenheimer Main
        Street (c)
          2003                                96            7.67             739            0.78            0.90           25.58
          2002                                67            6.11             409            0.72            0.90          -19.53
          2001                                39            7.59             295            0.28            0.90          -10.97
     Oppenheimer Strategic
        Bond
          2003                                72           12.82             922            4.23            0.90           17.01
          2002                                39           10.96             429            5.56            0.90            6.48
          2001                                11           10.29             118            1.77            0.90            3.90
Investments in the Putnam
   Variable Trust Sub-Accounts:
     VT Growth and Income
          2003                                13           10.32             132            0.83            0.90           26.24
          2002 (f)                             3            8.18              28            0.00            0.90          -18.23
     VT Growth Opportunities
          2003                                10            9.77             101            0.00            0.90           21.96
          2002 (f)                             4            8.01              31            0.00            0.90          -19.92

(c)  Previously known as Oppenheimer Main Street Growth & Income

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in the Putnam
   Variable Trust
   Sub-Accounts (continued):
      VT Health Sciences
          2003 (a)                             7  $         9.73   $          65            0.00%           0.90%          -2.69%
      VT International Equity (d)
          2003                                 4           10.35              39            0.33            0.90           27.38
          2002 (f)                             1            8.12               8            0.00            0.90          -18.78
      VT New Value
          2003                                 5           10.97              54            1.14            0.90           31.29
          2002 (f)                             3            8.36              26            0.00            0.90          -16.43
      VT Research
          2003                                 1           10.13              10            0.00            0.90            1.33
          2002 (f) (i)                         -               -               -            0.00            0.00            0.00

Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts:
      Van Kampen UIF Equity
        Growth
          2003                                 3            5.86              18            0.00            0.90           23.81
          2002                                 3            4.73              14            0.26            0.90          -28.51
          2001                                 1            6.62               7            0.00            0.90          -15.88
      Van Kampen UIF Fixed
        Income
          2003                                71           12.53             885            0.06            0.90            3.70
          2002                                49           12.09             594            5.86            0.90            6.37
          2001                                10           11.36             115            8.01            0.90           13.64
      Van Kampen UIF Global
        Value Equity
          2003                                 5           10.26              53            0.00            0.90           27.81
          2002                                 3            8.03              25            1.46            0.90          -17.61
          2001                                 1            9.74              12            1.02            0.90           -7.88

(a)  For period beginning May 1, 2003 and ended December 31, 2003

(d)  Previously known as VT International Growth

(f)  For the period beginning May 1, 2002 and ended December 31, 2002

(i)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                 At December 31,                          For the year ended December 31,
                                   ---------------------------------------------   ---------------------------------------------
                                       Units        Accumulation    Net Assets      Investment        Expense           Total
                                      (000s)      Unit Fair Value     (000s)       Income Ratio*      Ratio**         Return***
                                   -------------  ---------------  -------------   -------------   -------------   -------------
Investments in The Universal
   Institutional Funds, Inc.
   Sub-Accounts (continued):
      Van Kampen UIF Mid Cap
        Value
          2003                                20  $         9.39   $         187            0.00%           0.90%          40.24%
          2002                                 9            6.70              64            0.00            0.90          -28.67
          2001                                 6            9.39              55            0.00            0.90           -4.02
      Van Kampen UIF U.S.
        Real Estate
          2003                                 4           12.36              50            0.00            0.90           37.22
          2002 (f)                            <1            9.01               2            6.38            0.90           -9.89
      Van Kampen UIF Value
          2003                                22           12.28             265            0.00            0.90           32.88
          2002                                10            9.24              94            1.35            0.90          -22.85
          2001                                 5           11.98              60            1.54            0.90           19.79

(f) For the period beginning May 1, 2002 and ended December 31, 2002

                         -------------------------------------------------------
                         GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                         AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                         AND DECEMBER 31, 2002, AND INDEPENDENT
                         AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life AIM Variable Life Separate Account A (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life AIM Variable Life Separate Account A as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 31, 2004

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                   AIM V. I.
                                  Aggressive           AIM V. I.           AIM V. I.           AIM V. I.       AIM V. I. Capital
                                    Growth             Balanced           Basic Value          Blue Chip          Appreciation
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $       1,082,144   $       6,758,636   $       1,622,570   $       2,439,652   $       2,204,960
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $       1,082,144   $       6,758,636   $       1,622,570   $       2,439,652   $       2,204,960
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $       1,082,144   $       6,758,636   $       1,622,570   $       2,439,652   $       2,204,960
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $       1,082,144   $       6,758,636   $       1,622,570   $       2,439,652   $       2,204,960
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                      102,185             676,540             152,211             371,332             103,617
                               =================   =================   =================   =================   =================
   Cost of Investments         $       1,268,497   $       7,011,401   $       1,364,110   $       2,551,270   $       2,540,072
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $            6.87   $            7.91   $           11.46   $            6.18   $           10.32
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                                                                               AIM V. I.
                               AIM V. I. Capital       AIM V. I.         AIM V. I. Dent       Diversified      AIM V. I. Global
                                  Development         Core Equity         Demographics          Income            Utilities
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $         406,967   $       2,714,456   $         298,144   $       2,862,244   $         581,091
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $         406,967   $       2,714,456   $         298,144   $       2,862,244   $         581,091
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $         406,967   $       2,714,456   $         298,144   $       2,862,244   $         581,091
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $         406,967   $       2,714,456   $         298,144   $       2,862,244   $         581,091
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                       32,019             129,630              57,225             324,517              52,069
                               =================   =================   =================   =================   =================
   Cost of Investments         $         388,636   $       2,905,485   $         295,817   $       3,025,206   $         896,853
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           10.03   $           11.17   $            4.90   $           11.38   $            9.79
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                           AIM Variable Insurance Funds Sub-Accounts
                               -------------------------------------------------------------------------------------------------
                                    AIM V. I.                                                  AIM V. I.
                                   Government          AIM V. I.            AIM V. I.        International       AIM V. I. Mid
                                   Securities           Growth             High Yield           Growth          Cap Core Equity
                               -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value      $       4,926,461   $       1,724,312   $       1,141,147   $         527,253   $         642,351
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                $       4,926,461   $       1,724,312   $       1,141,147   $         527,253   $         642,351
                               =================   =================   =================   =================   =================

NET ASSETS
Accumulation units             $       4,926,461   $       1,724,312   $       1,141,147   $         527,253   $         642,351
                               -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets            $       4,926,461   $       1,724,312   $       1,141,147   $         527,253   $         642,351
                               =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                      402,818             116,272             191,147              32,871              53,263
                               =================   =================   =================   =================   =================
   Cost of Investments         $       4,855,561   $       2,558,460   $       1,112,866   $         611,985   $         553,543
                               =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE   $           13.27   $            8.17   $            8.87   $           10.26   $           12.64
                               =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------

                                            AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------
                                      AIM V. I. Money      AIM V. I. New         AIM V. I.
                                          Market            Technology        Premier Equity
                                     -----------------   -----------------   -----------------
ASSETS
Investments at fair value            $       6,012,369   $         175,497   $       2,921,457
                                     -----------------   -----------------   -----------------
   Total assets                      $       6,012,369   $         175,497   $       2,921,457
                                     =================   =================   =================

NET ASSETS
Accumulation units                   $       6,012,369   $         175,497   $       2,921,457
                                     -----------------   -----------------   -----------------
   Total net assets                  $       6,012,369   $         175,497   $       2,921,457
                                     =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          6,012,369              49,857             144,412
                                     =================   =================   =================
   Cost of Investments               $       6,012,369   $         241,875   $       3,797,985
                                     =================   =================   =================

ACCUMULATION UNIT FAIR VALUE         $           11.71   $            8.68   $           10.54
                                     =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                                   ------------------------------------------------------------------------
                                                     AIM V. I.                                                  AIM V. I.
                                                    Aggressive      AIM V. I.      AIM V. I.      AIM V. I.      Capital
                                                      Growth        Balanced      Basic Value     Blue Chip    Appreciation
                                                   ------------   ------------   ------------   ------------   ------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $          -   $    121,044   $        478   $          -   $          -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                            (8,260)       (43,516)        (9,802)       (16,197)       (16,480)
                                                   ------------   ------------   ------------   ------------   ------------

      Net investment income (loss)                       (8,260)        77,528         (9,324)       (16,197)       (16,480)
                                                   ------------   ------------   ------------   ------------   ------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                  110,996        281,431        143,398         82,222        187,647
   Cost of investments sold                             164,382        320,242        140,891        102,992        263,403
                                                   ------------   ------------   ------------   ------------   ------------

      Realized gains (losses) on fund shares            (53,386)       (38,811)         2,507        (20,770)       (75,756)

Realized gain distributions                                   -              -              -              -              -
                                                   ------------   ------------   ------------   ------------   ------------

      Net realized gains (losses)                       (53,386)       (38,811)         2,507        (20,770)       (75,756)

Change in unrealized gains (losses)                     274,770        699,132        335,204        442,409        556,296
                                                   ------------   ------------   ------------   ------------   ------------
      Net realized and unrealized gains
         (losses) on investments                        221,384        650,321        337,711        421,639        480,540
                                                   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $    213,124   $    737,849   $    328,387   $    405,442   $    464,060
                                                   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------------------

                                                                    AIM Variable Insurance Funds Sub-Accounts
                                                   ----------------------------------------------------------------------------
                                                     AIM V. I.                       AIM V. I.       AIM V. I.      AIM V. I.
                                                      Capital       AIM V. I.          Dent         Diversified      Global
                                                    Development    Core Equity     Demographics        Income       Utilities
                                                   ------------    ------------    ------------    ------------    ------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $          -    $     24,631    $          -    $    173,987    $     20,299
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                            (3,057)        (20,925)         (2,333)        (20,690)         (4,555)
                                                   ------------    ------------    ------------    ------------    ------------

      Net investment income (loss)                       (3,057)          3,706          (2,333)        153,297          15,744
                                                   ------------    ------------    ------------    ------------    ------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                   37,303         140,185          37,484         145,441          47,034
   Cost of investments sold                              43,861         178,928          47,832         147,528          84,889
                                                   ------------    ------------    ------------    ------------    ------------

      Realized gains (losses) on fund shares             (6,558)        (38,743)        (10,348)         (2,087)        (37,855)

Realized gain distributions                                   -               -               -               -               -
                                                   ------------    ------------    ------------    ------------    ------------

      Net realized gains (losses)                        (6,558)        (38,743)        (10,348)         (2,087)        (37,855)

Change in unrealized gains (losses)                     112,304         538,633          90,723          25,671         110,571
                                                   ------------    ------------    ------------    ------------    ------------
      Net realized and unrealized gains
         (losses) on investments                        105,746         499,890          80,375          23,584          72,716
                                                   ------------    ------------    ------------    ------------    ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $    102,689    $    503,596    $     78,042    $    176,881    $     88,460
                                                   ============    ============    ============    ============    ============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                                 ----------------------------------------------------------------------------------
                                                    AIM V. I.                                          AIM V. I.        AIM V. I.
                                                   Government        AIM V. I.        AIM V. I.     International     Mid Cap Core
                                                   Securities         Growth         High Yield         Growth           Equity
                                                 --------------   --------------   --------------   --------------   --------------
NET INVESTMENT INCOME (LOSS)
Dividends                                        $      117,070   $            -   $       76,057   $        2,512   $            -
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                           (41,488)         (12,924)          (8,087)          (3,701)          (3,912)
                                                 --------------   --------------   --------------   --------------   --------------

      Net investment income (loss)                       75,582          (12,924)          67,970           (1,189)          (3,912)
                                                 --------------   --------------   --------------   --------------   --------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on
   fund shares:
   Proceeds from sales                                  540,469          124,912           77,133           21,500           43,550
   Cost of investments sold                             523,101          225,373           78,736           31,590           41,214
                                                 --------------   --------------   --------------   --------------   --------------

      Realized gains (losses) on fund shares             17,368         (100,461)          (1,603)         (10,090)           2,336

Realized gain distributions                               1,770                -                -                -            3,770
                                                 --------------   --------------   --------------   --------------   --------------

      Net realized gains (losses)                        19,138         (100,461)          (1,603)         (10,090)           6,106

Change in unrealized gains (losses)                     (91,952)         497,514          147,771          122,354          107,509
                                                 --------------   --------------   --------------   --------------   --------------
      Net realized and unrealized gains
        (losses) on investments                         (72,814)         397,053          146,168          112,264          113,615
                                                 --------------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                               $       (2,768)  $      384,129   $      214,138   $      111,075   $      109,703
                                                 ==============   ==============   ==============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Sub-Accounts
                                                   --------------------------------------------------------
                                                                                              AIM V. I.
                                                    AIM V. I. Money      AIM V. I. New         Premier
                                                        Market            Technology           Equity
                                                   ----------------    ----------------    ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                          $         37,643    $              -    $          8,060
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                               (58,075)             (1,313)            (23,626)
                                                   ----------------    ----------------    ----------------

      Net investment income (loss)                          (20,432)             (1,313)            (15,566)
                                                   ----------------    ----------------    ----------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                    1,511,546              24,248             245,492
   Cost of investments sold                               1,511,546              41,180             368,749
                                                   ----------------    ----------------    ----------------

      Realized gains (losses) on fund shares                      -             (16,932)           (123,257)

Realized gain distributions                                       -                   -                   -
                                                   ----------------    ----------------    ----------------

      Net realized gains (losses)                                 -             (16,932)           (123,257)

Change in unrealized gains (losses)                               -              79,055             713,364
                                                   ----------------    ----------------    ----------------
      Net realized and unrealized gains
         (losses) on investments                                  -              62,123             590,107
                                                   ----------------    ----------------    ----------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                 $        (20,432)   $         60,810    $        574,541
                                                   ================    ================    ================

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------

                                                               AIM Variable Insurance Funds Sub-Accounts
                                            ------------------------------------------------------------------------------------
                                            AIM V. I. Aggressive Growth       AIM V. I. Balanced        AIM V. I. Basic Value
                                            ---------------------------   -------------------------   --------------------------
                                                2003           2002           2003          2002          2003          2002
                                            ------------   ------------   -----------   -----------   ------------   -----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                $     (8,260)  $     (8,264)  $    77,528   $    66,375   $     (9,324)  $    (3,855)
Net realized gains (losses)                      (53,386)       (51,755)      (38,811)      (87,009)         2,507        (5,428)
Change in unrealized gains (losses)              274,770       (194,526)      699,132      (672,355)       335,204       (83,504)
                                            ------------   ------------   -----------   -----------   ------------   -----------
Increase (decrease) in net assets
  from operations                                213,124       (254,545)      737,849      (692,989)       328,387       (92,787)
                                            ------------   ------------   -----------   -----------   ------------   -----------
INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                           3,300              -             -             -              -             -
Benefit payments                                 (28,253)       (13,159)      (65,592)     (106,532)       (15,923)            -
Payments on termination                          (23,435)        (4,279)      (57,309)      (60,959)        (5,319)      (32,767)
Policy administration charges                    (13,275)       (12,160)      (67,062)      (44,751)       (16,524)       (6,332)
Transfers among the sub-accounts
  and with the Fixed Account - net                76,443        176,594     2,626,748     1,204,907        551,286       813,446
                                            ------------   ------------   -----------   -----------   ------------   -----------
Increase (decrease) in net assets
  from policy transactions                        14,780        146,996     2,436,785       992,665        513,520       774,347
                                            ------------   ------------   -----------   -----------   ------------   -----------
INCREASE (DECREASE) IN NET ASSETS                227,904       (107,549)    3,174,634       299,676        841,907       681,560

NET ASSETS AT BEGINNING OF PERIOD                854,240        961,789     3,584,002     3,284,326        780,663        99,103
                                            ------------   ------------   -----------   -----------   ------------   -----------
NET ASSETS AT END OF PERIOD                 $  1,082,144   $    854,240   $ 6,758,636   $ 3,584,002   $  1,622,570   $   780,663
                                            ============   ============   ===========   ===========   ============   ===========

UNITS OUTSTANDING
  Units outstanding at beginning of period       156,012        134,623       522,291       393,219         90,219         8,837
    Units issued                                  23,205         55,119       383,732       241,335         71,664        96,189
    Units redeemed                               (21,791)       (33,730)      (51,942)     (112,263)       (20,287)      (14,807)
                                            ------------   ------------   -----------   -----------   ------------   -----------
  Units outstanding at end of period             157,426        156,012       854,081       522,291        141,596        90,219
                                            ============   ============   ===========   ===========   ============   ===========

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                     ---------------------------------------------------------------------------------------------
                                         AIM V. I. Blue Chip      AIM V. I. Capital Appreciation    AIM V. I. Capital Development
                                     -------------------------   -------------------------------   -------------------------------
                                         2003          2002           2003             2002             2003            2002
                                     -----------   -----------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)         $   (16,197)  $   (13,277)  $      (16,480)  $      (15,468)  $       (3,057)  $       (2,926)
Net realized gains (losses)              (20,770)      (60,701)         (75,756)         (73,565)          (6,558)          (2,733)
Change in unrealized gains (losses)      442,409      (396,667)         556,296         (419,395)         112,304          (81,722)
                                     -----------   -----------   --------------   --------------   --------------   --------------
Increase (decrease) in net assets
  from operations                        405,442      (470,645)         464,060         (508,428)         102,689          (87,381)
                                     -----------   -----------   --------------   --------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                  22,058             -                -                -                -                -
Benefit payments                         (45,115)      (25,498)         (56,484)         (65,798)         (17,588)               -
Payments on termination                  (37,655)      (35,531)         (46,350)         (38,823)         (10,667)          (4,007)
Policy administration charges            (26,278)      (20,035)         (26,482)         (22,711)          (4,756)          (4,260)
Transfers among the sub-accounts
  and with the Fixed Account - net       688,851       617,791          239,154          610,187           32,358          115,927
                                     -----------   -----------   --------------   --------------   --------------   --------------
Increase (decrease) in net assets
  from policy transactions               601,861       536,727          109,838          482,855             (653)         107,660
                                     -----------   -----------   --------------   --------------   --------------   --------------

INCREASE (DECREASE) IN NET ASSETS      1,007,303        66,082          573,898          (25,573)         102,036           20,279

NET ASSETS AT BEGINNING OF PERIOD      1,432,349     1,366,267        1,631,062        1,656,635          304,931          284,652
                                     -----------   -----------   --------------   --------------   --------------   --------------
NET ASSETS AT END OF PERIOD          $ 2,439,652   $ 1,432,349   $    2,204,960   $    1,631,062   $      406,967   $      304,931
                                     ===========   ===========   ==============   ==============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                            287,338       200,564          202,793          154,408           40,778           29,668
    Units issued                         147,171       174,944           33,496           78,164            4,377           13,133
    Units redeemed                       (39,896)      (88,170)         (22,713)         (29,779)          (4,585)          (2,023)
                                     -----------   -----------   --------------   --------------   --------------   --------------
  Units outstanding at end
    of period                            394,613       287,338          213,576          202,793           40,570           40,778
                                     ===========   ===========   ==============   ==============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                              AIM V. I. Core Equity      AIM V. I. Dent Demographics   AIM V. I. Diversified Income
                                            --------------------------   ---------------------------   ----------------------------
                                                2003          2002           2003           2002           2003           2002
                                            ------------  ------------   ------------   ------------   -------------  -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                $      3,706  $    (11,628)  $     (2,333)  $     (1,894)  $     153,297  $     125,381
Net realized gains (losses)                      (38,743)      (71,284)       (10,348)        (8,623)         (2,087)       (18,827)
Change in unrealized gains (losses)              538,633      (309,145)        90,723        (69,659)         25,671        (77,855)
                                            ------------  ------------   ------------   ------------   -------------  -------------
Increase (decrease) in net assets
  from operations                                503,596      (392,057)        78,042        (80,176)        176,881         28,699
                                            ------------  ------------   ------------   ------------   -------------  -------------

INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -             -              -              -               -              -
Benefit payments                                 (17,725)      (77,756)        (1,018)        (9,173)        (10,721)       (31,101)
Payments on termination                          (32,255)      (16,384)        (6,924)       (10,419)       (150,599)       (37,762)
Policy administration charges                    (33,538)      (28,410)        (3,850)        (2,931)        (33,197)       (21,680)
Transfers among the sub-accounts
  and with the Fixed Account - net               163,313       536,974           (293)       165,692       1,093,704        386,516
                                            ------------  ------------   ------------   ------------   -------------  -------------

Increase (decrease) in net assets
  from policy transactions                        79,795       414,424        (12,085)       143,169         899,187        295,973
                                            ------------  ------------   ------------   ------------   -------------  -------------

INCREASE (DECREASE) IN NET ASSETS                583,391        22,367         65,957         62,993       1,076,068        324,672

NET ASSETS AT BEGINNING OF PERIOD              2,131,065     2,108,698        232,187        169,194       1,786,176      1,461,504
                                            ------------  ------------   ------------   ------------   -------------  -------------

NET ASSETS AT END OF PERIOD                 $  2,714,456  $  2,131,065   $    298,144   $    232,187   $   2,862,244  $   1,786,176
                                            ============  ============   ============   ============   =============  =============

UNITS OUTSTANDING
  Units outstanding at beginning of period       235,263       194,756         64,544         31,602         169,993        141,017
    Units issued                                  25,704        80,736          9,118         40,051         107,223         73,383
    Units redeemed                               (17,940)      (40,229)       (12,828)        (7,109)        (25,600)       (44,407)
                                            ------------  ------------   ------------   ------------   -------------  -------------
  Units outstanding at end of period             243,027       235,263         60,834         64,544         251,616        169,993
                                            ============  ============   ============   ============   =============  =============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                            AIM V. I. Global Utilities  AIM V. I. Government Securities       AIM V. I. Growth
                                            --------------------------  -------------------------------  --------------------------
                                                2003          2002           2003            2002            2003          2002
                                            ------------  ------------  --------------  ---------------  ------------   -----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                $     15,744  $     11,690  $       75,582  $        46,363  $    (12,924)  $   (13,497)
Net realized gains (losses)                      (37,855)      (36,017)         19,138            5,564      (100,461)     (142,276)
Change in unrealized gains (losses)              110,571      (150,570)        (91,952)         172,521       497,514      (430,312)
                                            ------------  ------------  --------------  ---------------  ------------   -----------
Increase (decrease) in net assets
  from operations                                 88,460      (174,897)          2,768          224,448       384,129      (586,085)
                                            ------------  ------------  --------------  ---------------  ------------   -----------
INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                               -             -               -                -         6,009             -
Benefit payments                                 (21,208)      (10,642)        (50,554)         (64,578)      (29,180)      (24,284)
Payments on termination                           (3,782)       (6,689)       (131,076)         (63,306)      (24,510)      (14,371)
Policy administration charges                     (7,185)       (7,265)        (68,662)         (38,131)      (21,392)      (20,068)
Transfers among the sub-accounts
  and with the Fixed Account - net                51,801        31,988       1,277,339        2,063,239       132,862       129,344
                                            ------------  ------------  --------------  ---------------  ------------   -----------
Increase (decrease) in net assets
    from policy transactions                      19,626         7,392       1,027,047        1,897,224        63,789        70,621
                                            ------------  ------------  --------------  ---------------  ------------   -----------

INCREASE (DECREASE) IN NET ASSETS                108,086      (167,505)      1,029,815        2,121,672       447,918      (515,464)

NET ASSETS AT BEGINNING OF PERIOD                473,005       640,510       3,896,646        1,774,974     1,276,394     1,791,858
                                            ------------  ------------  --------------  ---------------  ------------   -----------

NET ASSETS AT END OF PERIOD                 $    581,091  $    473,005  $    4,926,461  $     3,896,646  $  1,724,312   $ 1,276,394
                                            ============  ============  ==============  ===============  ============   ===========

UNITS OUTSTANDING
  Units outstanding at beginning of period        57,003        56,965         294,044          145,476       203,281       195,221
    Units issued                                   8,125         7,311         133,217          207,645        31,577        38,111
    Units redeemed                                (5,765)       (7,273)        (56,116)         (59,077)      (23,719)      (30,051)
                                            ------------  ------------  --------------  ---------------  ------------   -----------
  Units outstanding at end of period              59,363        57,003         371,145          294,044       211,139       203,281
                                            ============  ============  ==============  ===============  ============   ===========

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                            ---------------------------------------------------------------------------------------
                                             AIM V. I. High Yield    AIM V. I. International Growth   AIM V. I. Mid Cap Core Equity
                                            ----------------------   ------------------------------   -----------------------------
                                               2003        2002          2003             2002            2003            2002
                                            -----------  ---------   -------------   --------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)                $    67,970  $  (5,566)  $      (1,189)  $       (1,428)  $      (3,912)  $      (1,689)
Net realized gains (losses)                      (1,603)   (11,848)        (10,090)         (34,626)          6,106          (2,527)
Change in unrealized gains (losses)             147,771    (24,075)        122,354          (37,131)        107,509         (21,925)
                                            -----------  ---------   -------------   --------------   -------------   -------------
Increase (decrease) in net assets
  from operations                               214,138    (41,489)        111,075          (73,185)        109,703         (26,141)
                                            -----------  ---------   -------------   --------------   -------------   -------------
INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                              -          -               -                -               -               -
Benefit payments                                (15,442)   (12,671)              -          (31,591)              -               -
Payments on termination                         (77,472)    (4,100)              -          (12,618)              -         (15,213)
Policy administration charges                   (12,993)    (8,358)         (6,000)          (5,345)         (6,680)         (2,765)
Transfers among the sub-accounts
  and with the Fixed Account - net              347,476    210,339          74,596           31,682         239,762         288,972
                                            -----------  ---------   -------------   --------------   -------------   -------------
Increase (decrease) in net assets
  from policy transactions                      241,569    185,210          68,596          (17,872)        233,082         270,994
                                            -----------  ---------   -------------   --------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS               455,707    143,721         179,671          (91,057)        342,785         244,853

NET ASSETS AT BEGINNING OF PERIOD               685,440    541,719         347,582          438,639         299,566          54,713
                                            -----------  ---------   -------------   --------------   -------------   -------------

NET ASSETS AT END OF PERIOD                 $ 1,141,147  $ 685,440   $     527,253   $      347,582   $     642,351   $     299,566
                                            ===========  =========   =============   ==============   =============   =============

UNITS OUTSTANDING
  Units outstanding at beginning of period       98,101     72,351          43,325           45,692          29,900           4,811
    Units issued                                 43,996     38,215          11,934            8,733          28,032          32,943
    Units redeemed                              (13,388)   (12,465)         (3,877)         (11,100)         (7,118)         (7,854)
                                            -----------  ---------   -------------   --------------   -------------   -------------
  Units outstanding at end of period            128,709     98,101          51,382           43,325          50,814          29,900
                                            ===========  =========   =============   ==============   =============   =============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                            --------------------------------------------------------------------------------------
                                              AIM V. I. Money Market      AIM V. I. New Technology      AIM V. I. Premier Equity
                                            ---------------------------  ---------------------------   ---------------------------
                                                2003           2002          2003           2002           2003           2002
                                            ------------   ------------  ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                $    (20,432)  $     14,552  $     (1,313)  $     (1,101)  $    (15,566)  $    (16,156)
Net realized gains (losses)                            -              -       (16,932)       (14,272)      (123,257)      (154,659)
Change in unrealized gains (losses)                    -              -        79,055        (62,041)       713,364       (950,210)
                                            ------------   ------------  ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                                (20,432)        14,552        60,810        (77,414)       574,541     (1,121,025)
                                            ------------   ------------  ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM POLICY TRANSACTIONS
Deposits                                       8,106,628      9,415,681         3,300              -          6,600              -
Benefit payments                                 (17,610)       (51,123)      (12,450)        (1,697)       (57,246)      (108,367)
Payments on termination                         (379,336)      (187,864)       (2,686)        (2,321)       (59,889)       (43,921)
Policy administration charges                   (101,738)       (86,949)       (2,153)        (1,651)       (38,915)       (38,586)
Transfers among the sub-accounts
  and with the Fixed Account - net            (7,984,166)    (7,865,058)       14,478         51,479         65,891        389,044
                                            ------------   ------------  ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from policy transactions                      (376,222)     1,224,687           489         45,810        (83,559)       198,170
                                            ------------   ------------  ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               (396,654)     1,239,239        61,299        (31,604)       490,982       (922,855)

NET ASSETS AT BEGINNING OF PERIOD              6,409,023      5,169,784       114,198        145,802      2,430,475      3,353,330
                                            ------------   ------------  ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                 $  6,012,369   $  6,409,023  $    175,497   $    114,198   $  2,921,457   $  2,430,475
                                            ============   ============  ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period       545,552        441,290        19,878         13,800        285,975        272,702
    Units issued                                 827,697      1,581,199         3,682          7,568         21,828         64,609
    Units redeemed                              (859,800)    (1,476,937)       (3,332)        (1,490)       (30,500)       (51,336)
                                            ------------   ------------  ------------   ------------   ------------   ------------
  Units outstanding at end of period             513,449        545,552        20,228         19,878        277,303        285,975
                                            ============   ============  ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE AIM VARIABLE LIFE SEPARATE ACCOUNT A

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Glenbrook Life AIM Variable Life Separate Account A (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issues the AIM Lifetime Plus(SM) Variable Life policy, a modified single premium variable life insurance policy, the deposits of which are invested at the direction of the policyholders in the sub-accounts that comprise the Account. Absent any policy provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death, variable life policyholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios of the AIM Variable Insurance Funds (collectively the "Funds"):

       AIM V.I. Aggressive Growth
       AIM V.I. Balanced
       AIM V.I. Basic Value
       AIM V.I. Blue Chip
       AIM V.I. Capital Appreciation
       AIM V.I. Capital Development
       AIM V.I. Core Equity
       AIM V.I. Dent Demographics
       AIM V.I. Diversified Income
       AIM V.I. Global Utilities
       AIM V.I. Government Securities
       AIM V.I. Growth
       AIM V.I. High Yield
       AIM V.I. International Growth
       AIM V.I. Mid Cap Core Equity
       AIM V.I. Money Market
       AIM V.I. New Technology
       AIM V.I. Premier Equity

     The net assets are affected by the investment results of each fund, transactions by policyholders and certain policy expenses (see Note 4). The accompanying financial statements include only policyholders' purchase payments applicable to the variable portions of their policies and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A policyholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the policyholders for a fee.

--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the policyholders are excluded in the determination of federal income tax liability of Glenbrook Life.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 10, 2004, the Board of Directors of approved the merger of the Account into the Glenbrook Life Variable Life Separate Account A ("Variable Life Account") (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. Collectively, the Account, and the Variable Life Account are referred to as the "Separate Accounts".

     At December 31, 2003, the Variable Life Account and the Account offered 56 and 18 variable sub-accounts, respectively. Eleven of the sub-accounts offered by the Account were invested in the same underlying funds as 11 of the sub-accounts offered by the Variable Life Account. Upon completion of the merger on May 1, 2004, the Variable Life Account will offer 63 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the policyholders' interests in the sub-accounts. Additionally, the policies and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                Pre-Merger                    Post-Merger
-------------------------------------------------------------------------------------------------------------
                                                   Glenbrook Life       Glenbrook Life       Glenbrook Life
                                                 AIM Variable Life      Variable Life        Variable Life
SUB-ACCOUNT                                      Separate Account A   Separate Account A   Separate Account A
-------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Aggressive Growth                 $        1,082,144   $           40,246   $        1,122,390
     AIM V. I. Balanced                                   6,758,636              917,628            7,676,264
     AIM V. I. Basic Value                                1,622,570                    -            1,622,570
     AIM V. I. Blue Chip                                  2,439,652                    -            2,439,652
     AIM V. I. Capital Appreciation                       2,204,960              285,616            2,490,576
     AIM V. I. Capital Development                          406,967                    -              406,967
     AIM V. I. Core Equity                                2,714,456              514,473            3,228,929
     AIM V. I. Dent Demographics                            298,144               19,127              317,271
     AIM V. I. Diversified Income                         2,862,244              567,826            3,430,070
     AIM V. I. Global Utilities                             581,091              109,506              690,597
     AIM V. I. Government Securities                      4,926,461            1,008,342            5,934,803
     AIM V. I. Growth                                     1,724,312              332,219            2,056,531
     AIM V. I. High Yield                                 1,141,147                    -            1,141,147
     AIM V. I. International Growth                         527,253              565,451            1,092,704
     AIM V. I. Mid Cap Core Equity                          642,351                    -              642,351
     AIM V. I. Money Market                               6,012,369                    -            6,012,369
     AIM V. I. New Technology                               175,497                    -              175,497
     AIM V. I. Premier Equity                             2,921,457              607,971            3,529,428

The remaining Sub-Accounts                                        -           17,842,831           17,842,831
                                                 ------------------   ------------------   ------------------

        TOTAL NET ASSETS                         $       39,041,711   $       22,811,236   $       61,852,947
                                                 ==================   ==================   ==================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate equal to .90% per annum of the daily net assets of the Account. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the policy and certain expenses of the policy. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the policy.

     POLICY ADMINISTRATION CHARGES -

          - MONTHLY DEDUCTIONS - Glenbrook Life charges each policyholder monthly for cost of insurance, tax expense and administrative expense. The cost of insurance is determined based upon several variables, including the policyholder's death benefit amount and Account value. Tax expense is charged at an annual rate equal to .40% of the Account value for the first ten policy years. Glenbrook Life deducts a monthly administrative fee of .25% of the Account value. These deductions are recognized as redemption of units.

          - ANNUAL MAINTENANCE FEE - Glenbrook Life deducts an annual maintenance fee of $35 on each policy anniversary. This charge will be waived on policies with aggregate premiums that exceed $50,000. The annual maintenance fee is recognized as redemption of units.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                          Purchases
                                                                         ------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
     AIM V. I. Aggressive Growth                                         $    117,515
     AIM V. I. Balanced                                                     2,795,745
     AIM V. I. Basic Value                                                    647,594
     AIM V. I. Blue Chip                                                      667,887
     AIM V. I. Capital Appreciation                                           281,005
     AIM V. I. Capital Development                                             33,592
     AIM V. I. Core Equity                                                    223,686
     AIM V. I. Dent Demographics                                               23,066
     AIM V. I. Diversified Income                                           1,197,924
     AIM V. I. Global Utilities                                                82,404
     AIM V. I. Government Securities                                        1,644,868
     AIM V. I. Growth                                                         175,776
     AIM V. I. High Yield                                                     386,672
     AIM V. I. International Growth                                            88,907
     AIM V. I. Mid Cap Core Equity                                            276,490
     AIM V. I. Money Market                                                 1,114,892
     AIM V. I. New Technology                                                  23,423
     AIM V. I. Premier Equity                                                 146,367
                                                                         ------------

                                                                         $  9,927,813
                                                                         ============

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents the mortality and expense risk charge which is assessed as a percentage of daily net assets.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

        * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

        ** EXPENSE RATIO - These amounts represent the annualized policy expenses of the sub-account, consisting of mortality and expense risk charges for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to policyholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

        *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                At December 31,                  For the year ended December 31,
                                    ---------------------------------------   -------------------------------------
                                      Units     Accumulation     Net Assets    Investment      Expense      Total
                                      (000s)   Unit Fair Value     (000s)     Income Ratio*    Ratio**    Return***
                                    ---------  ---------------   ----------   -------------   ---------   ---------
Investments in the AIM
  Variable Insurance
  Funds Sub-Accounts:
    AIM V. I. Aggressive
      Growth
      2003                             157     $          6.87   $    1,082            0.00%       0.90%      25.54%
      2002                             156                5.48          854            0.00        0.90      -23.36
      2001                             135                7.14          962            0.00        0.90      -26.73
    AIM V. I. Balanced
      2003                             854                7.91        6,759            2.34        0.90       15.32
      2002                             522                6.86        3,584            2.85        0.90      -17.84
      2001                             393                8.35        3,284            2.73        0.90      -12.22
    AIM V. I. Basic Value
      2003                             142               11.46        1,623            0.04        0.90       32.43
      2002                              90                8.65          781            0.00        0.90      -22.84
      2001 (a)                           9               11.21           99            0.24        0.90       12.15

(a) For the Period Beginning October 1, 2001 and Ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                   For the year ended December 31,
                                    ----------------------------------------   -------------------------------------
                                      Units      Accumulation     Net Assets    Investment      Expense      Total
                                      (000s)    Unit Fair Value     (000s)     Income Ratio*    Ratio**    Return***
                                    ---------   ---------------   ----------   -------------   ---------   ---------
   Investments in the AIM Variable
     Insurance Funds
     Sub-Accounts (continued):
       AIM V. I. Blue Chip
           2003                        395      $        6.18     $    2,440            0.00%       0.90%      24.02%
           2002                        287               4.98          1,432            0.00        0.90      -26.82
           2001                        201               6.81          1,366            0.02        0.90      -23.24
       AIM V. I. Capital
         Appreciation
           2003                        214              10.32          2,205            0.00        0.90       28.36
           2002                        203               8.04          1,631            0.00        0.90      -25.03
           2001                        154              10.73          1,657            0.00        0.90      -23.97
       AIM V. I. Capital
         Development
           2003                         41              10.03            407            0.00        0.90       34.15
           2002                         41               7.48            305            0.00        0.90      -22.06
           2001                         30               9.59            285            0.00        0.90       -8.91
       AIM V. I. Core Equity
           2003                        243              11.17          2,714            1.02        0.90       23.31
           2002                        235               9.06          2,131            0.37        0.90      -16.34
           2001                        195              10.83          2,109            0.06        0.90      -23.53
       AIM V. I. Dent
         Demographics
           2003                         61               4.90            298            0.00        0.90       36.24
           2002                         65               3.60            232            0.00        0.90      -32.81
           2001                         32               5.35            169            0.00        0.90      -32.53
       AIM V. I. Diversified
         Income
           2003                        252              11.38          2,862            7.49        0.90        8.26
           2002                        170              10.51          1,786            8.63        0.90        1.38
           2001                        141              10.36          1,462            9.62        0.90        2.66
       AIM V. I. Global Utilities
           2003                         59               9.79            581            3.85        0.90       17.97
           2002                         57               8.30            473            2.98        0.90      -26.20
           2001                         57              11.24            641            1.80        0.90      -28.58
       AIM V. I. Government
         Securities
           2003                        371              13.27          4,926            2.65        0.90        0.16
           2002                        294              13.25          3,897            2.49        0.90        8.61
           2001                        145              12.20          1,775            4.95        0.90        5.45
       AIM V. I. Growth
           2003                        211               8.17          1,724            0.00        0.90       30.07
           2002                        203               6.28          1,276            0.00        0.90      -31.59
           2001                        195               9.18          1,792            0.25        0.90      -34.48

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                At December 31,                  For the year ended December 31,
                                    ---------------------------------------   -------------------------------------
                                      Units     Accumulation     Net Assets    Investment      Expense      Total
                                      (000s)   Unit Fair Value     (000s)     Income Ratio*    Ratio**    Return***
                                    ---------  ---------------   ----------   -------------   ---------   ---------
   Investments in the AIM Variable
     Insurance Funds
     Sub-Accounts (continued):
       AIM V. I. High Yield
           2003                        129     $        8.87     $    1,141            8.33%       0.90%      26.89%
           2002                         98              6.99            685            0.00        0.90       -6.68
           2001                         72              7.49            542           21.43        0.90       -5.85
       AIM V. I. International
         Growth
           2003                         51             10.26            527            0.57        0.90       27.91
           2002                         43              8.02            348            0.58        0.90      -16.43
           2001                         46              9.60            439            0.37        0.90      -24.22
       AIM V. I. Mid Cap Core
         Equity
           2003                         51             12.64            642            0.00        0.90       26.17
           2002                         30             10.02            300            0.00        0.90      -11.90
           2001 (a)                      5             11.37             55            0.30        0.90       13.72
       AIM V. I. Money Market
           2003                        513             11.71          6,012            0.61        0.90       -0.32
           2002                        546             11.75          6,409            1.19        0.90        0.28
           2001                        441             11.72          5,170            3.31        0.90        2.69
       AIM V. I. New Technology
           2003                         20              8.68            175            0.00        0.90       51.02
           2002                         20              5.75            114            0.00        0.90      -45.62
           2001                         14             10.57            146            3.67        0.90      -47.94
       AIM V. I. Premier
         Equity
           2003                        277             10.54          2,921            0.30        0.90       23.96
           2002                        286              8.50          2,430            0.34        0.90      -30.88
           2001                        273             12.30          3,353            0.16        0.90      -13.35

   (a) For the Period Beginning October 1, 2001 and Ended December 31, 2001

                                     PART C

OTHER INFORMATION

Item 26. EXHIBITS

(a)(i) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing establishment of the Glenbrook Life Variable Life Separate Account A. Previously filed in Form S-6 Registration Statement (File No. 333-02581 dated April 16, 1996.)


(ii) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing establishment of the Glenbrook Life AIM Variable Life Separate Account A. Previously Filed in Form S-6 Registration Statement (File No. 333-25045) dated April 11, 1997.)

(iii) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing the consolidation of Glenbrook Life AIM Variable Life Separate Account A into Glenbrook Life Variable Life Separate Account A filed herewith.


(b) Not applicable.

(c)(i) Form of Principal Underwriting Agreement (Previously filed in Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(ii) Form of Selling Agreement (Incorporated herein by reference in Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(d) Specimen Contract. (Previously filed in Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)


(e) Form of Application for the Contract (Previously filed in Form S-6 Registration Statement (File No. 333-25045) dated April 11, 1997.)

(f) (i) Amended and Restated Articles of Incorporation and Article of Redomestication of Glenbrook Life and Annuity Company (Incorporated herein by reference to Depositor's Form 10-K Annual Report filed March 30, 1999.)


         (ii) Amended and Restated By-laws of Glenbrook Life and Annuity Company (Incorporated herein by reference to Depositor's Form 10-K Annual Report filed March 30, 1999.)


(g) Not applicable.

(h) Form of Participation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 1 to Depositor's Form N-4 Registration Statement (File No. 033-62203) dated April 22, 1996.

(i) Administrative Contracts (not applicable)

(j) Other Material Contracts (not applicable)

(k) Opinion and Consent of Counsel as to legality of securities to be issued by Glenbrook Life and Annuity Company.

            (i) Illinois (Previously filed in Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

            (ii) Arizona (Previously filed in Post-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated April 30, 1999.)

            (iii) Arizona (New Sub-Accounts) (Previously filed in Post-Effective Amendment No. 5 to form S-6 Registration Statement (File No. 333-25045) dated September 28, 2001.

            (iv) Arizona (Separate Account Consolidation) filed herewith.


(l) Actuarial Opinion and Consent. (Incorporated herein by reference to Previously filed in Post-Effective Amendment No. 9 to form N-6 Registration Statement (File No. 333-25045) dated April 22, 2003.)


(m) Calculation of Hypothetical Illustration values. (Incorporated herein by reference to Previously filed in Post-Effective Amendment No. 9 to form N-6Registration Statement (File No. 333-25045) dated April 22, 2003.)

(n) Other Consents

             (i) Independent Auditor's Consent. filed herewith.

(o) Omitted financial statements (not applicable)

(p) Initial Capital Arrangements (not applicable)

(q) Procedures Memorandum pursuant to Rule 6e-3(T)(b)(12)(iii) (Incorporated herein by reference in Pre-Effective Amendment No. 1 to Form S-6 Registration Statement (File No. 333-25045) dated July 25, 1997.)

(r) (i) Powers of Attorney for Michael J. Velotta and Samuel H. Pilch. (Previously filed in Post-Effective Amendment No. 3 to form S-6 Registration Statement (File No. 333-25045) dated May 1, 2000.)

     (ii) Powers of Attorney for Margaret Dyer, Marla Friedman,  John C. Lounds,
J. Kevin McCarthy (Previously filed in Post-Effective Amendment No. 4 to form S-6Registration Statement (File No. 333-25045) dated April 16, 2001.)

     (iii)Power of Attorney for Steven E. Shebik. (Incorporated herein by reference to Previously filed in Post-Effective Amendment No. 5 to form S-6Registration Statement (File No. 333-25045) dated September 28, 2001.)

     (iv) Power of Attorney for Casey J. Sylla. (Incorporated herein by reference to Previously filed in Post-Effective Amendment No. 9 to form N-6Registration Statement (File No. 333-25045) dated April 22, 2003.)



Item 27.

DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME AND PRINCIPAL                POSITION AND OFFICE WITH
BUSINESS ADDRESS                  DEPOSITOR OF THE ACCOUNT

John C. Lounds                    Director
J. Kevin McCarthy                 Director
Steven E. Shebik                  Director, Vice President and Chief
                                  Financial Officer
Kevin R. Slawin                   Director and Vice President
John E. Smith                     Vice President
Casey J. Sylla                    Director, President and Chief Executive
                                  Officer
Michael J. Velotta                Director, Vice President, General Counsel
                                  and Secretary
Eric A. Simonson                  Senior Vice President and Chief
                                  Investment Officer
Samuel H. Pilch                   Group Vice President and Controller
Karen C. Gardner                  Vice President
Marla G. Friedman                 Vice President
Anson J. Glacy, Jr.               Vice President
John R. Hunter                    Vice President
James P. Zils                     Treasurer
Joanne M. Derrig                  Assistant Vice President and Chief
                                  Privacy Officer
Lisa J. Flanary                   Assistant Vice President
Robert L. Park                    Assistant Vice President and Chief
                                  Compliance Officer
Barry S. Paul                     Assistant Vice President and Assistant
                                  Treasurer
Joseph P. Rath                    Assistant Vice President, Assistant
                                  General Counsel and Assistant Secretary
Timothy N. Vander Pas             Assistant Vice President
William F. Emmons                 Assistant Secretary
Emma M. Kalaidijian               Assistant Secretary
Paul N. Kierig                    Assistant Secretary
Mary J. McGinn                    Assistant Secretary
Patricia W. Wilson                Assistant Treasurer
Errol Cramer                      Appointed Actuary
Robert E. Transon                 Illustration Actuary


The principal business address for the above officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.


Item 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Incorporated herein by reference to Annual Report on Form 10-K, filed by the Allstate Corporation on March 11, 2004(File No. 1-11840).


Item 29.  INDEMNIFICATION

The By-Laws of Glenbrook Life and Annuity Company ("Depositor"), provide that it will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Depositor. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application. Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 30. PRINCIPAL UNDERWRITERS

         (a) ALFS, Inc., ("ALFS") serves as principal underwriter and distributor of the Contracts. ALFS is a wholly-owned subsidiary of Allstate Life Insurance Company. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and is a member of the National Association of Securities Dealers, Inc.

ALFS serves as the principal underwriter of certain annuity and insurance products issued by the following companies and separate accounts, all of which are affiliates of ALFS:


        Allstate Assurance Company Separate Account B
        Allstate Financial Advisors Separate Account I
        Allstate Life Variable Life Separate Account A
        Allstate Life of New York Separate Account A
        Allstate Life of New York Variable Life Separate Account A Charter National Variable Annuity Account
        Charter National Variable Account
        Glenbrook Life and Annuity Company Separate Account A
        Glenbrook Life and Annuity Variable Anuity Account
        Glenbrook Life Variable Life Separate Account A
        Glenbrook Life Multi-Manager Variable Account
        Intramerica Variable Annuity Account
        Lincoln Benefit Life Variable Annuity Account
        Lincoln Benefit Life Variable Account

The following are the directors and officers of ALFS. The principal business address of each of the officers and directors listed below is 3100 Sanders Road, Northbrook, IL 60062.

Name and                              Position and Officer with
Principal Business Address            Depositor of the Account

John R. Hunter                        Director, President and Chief
                                      Executive Officer
Casey J. Sylla                        Director
Michael J. Velotta                    Director and Secretary
Marion Goll                           Vice President, Treasurer and
                                      Financial Operations Principal
Brent H. Hamann                       Vice President
Andrea J. Schur                       Vice President
Lisa A. Burnell                       Assistant Vice President and
                                      Compliance Officer
Joanne M. Derrig                      Assistant Vice President and
                                      Chief Privacy Officer
Joseph P. Rath                        Assistant Vice President, Assistant
                                      General Counsel and Assistant Secretary
William F. Emmons                     Assistant Secretary
Susan L. Lees                         Assistant Secretary
Barry S. Paul                         Assistant Treasurer
James P. Zils                         Assistant Treasurer
Mary Claire Sheehy                    Chief Operations Officer


(c) Compensation of ALFS.

Glenbrook Life does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for any liability to Contract owners arising out of services rendered or Contracts issued.

Item 31.  LOCATION OF ACCOUNTS AND RECORDS

The Depositor, Glenbrook Life and Annuity Company, is located at 3100 Sanders Road, Northbrook, Illinois 60062. The Principal Underwriter, Allstate Life Financial Services, Inc., is located at 3100 Sanders Road, Northbrook, Illinois 60062. Each company maintains those accounts and records required to be maintained pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder.

Item 32. MANAGEMENT SERVICES

None

Item 33. REPRESENTATION REGARDING CONTRACT EXPENSES

Glenbrook Life and Annuity Company represents that the fees and charges deducted under the Contracts described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Glenbrook Life and Annuity Company under the Contracts. Glenbrook Life and Annuity Company bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks; the need for Glenbrook Life and Annuity Company to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all Contracts sold pursuant to this Registration Statement, including those sold under the terms specifically described in the prospectus(es) contained herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus(es), or otherwise.





                                   Signatures

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this regulation statement under rule 485(b) under the Securities Act and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the Township of Northfield, State of Illinois, on the 1st day of April, 2004.

                 Glenbrook Life Variable Life Separate Account A
                                  (Registrant)

                     By: Glenbrook Life and Annuity Company
                                   (Depositor)

                            By: /s/Michael J. Velotta
                           --------------------------
                               Michael J. Velotta
                          Vice President, Secretary and
                                 General Counsel


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 1st day of April, 2004.


*/JOHN C. LOUNDS                             Director
-----------------------
John C. Lounds

*/J. KEVIN MCCARTHY                          Director
-----------------------
J. Kevin McCarthy

*/SAMUEL H. PILCH                            Controller and Group Vice
----------------------                       President
Samuel H. Pilch                              (Principal Accounting Officer)

*/STEVEN E. SHEBIK                           Director, Vice President and
------------------------                     Chief Financial Officer
Steven E. Shebik                             (Principal Financial Officer)

*/KEVIN R. SLAWIN                            Director and Vice President
-----------------------
Kevin R. Slawin

*/CASEY J. SYLLA                             Director, President and Chief
-----------------------                      Executive Officer
Casey J. Sylla                               (Principal Executive Officer)

/s/MICHAEL J. VELOTTA                        Director, Vice President, General
----------------------                       Counsel and Secretary
Michael J. Velotta



*/ By Michael J. Velotta, pursuant to Power of Attorney, filed herewith or previously filed.



                                  EXHIBIT INDEX

Exhibit Number              Description

(a)(iii) Resolution of the Board of Directors of Glenbrook Life and Annuity Company authorizing the consolidation of Glenbrook Life AIM Variable Life Separate Account A into Glenbrook Life Variable Life Separate Account A

(k)(iv) Opinion and Consent of General Counsel

(n)(ii) Independent Auditors' Consent